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Exhibit 10.16

CREDIT SUISSE FIRST BOSTON (USA), INC.
Landlord
TO
MARSH INC.
Tenant
Lease
Dated as of April 26, 2002

i

EXHIBITS

A	Description of Land
B	Premises Floor Space Plan
C	Rules and Regulations
D	HVAC Specifications
E	Form of Non-Disturbance Agreement
F	Overlandlord Consent
G	Cleaning Specifications
H	Delivery Condition

INDEX OF DEFINED TERMS

Definition	Where Defined
5% Fee	Section 3.07
AAA Rules	Section 9.19
Additional Charges	Section 3.03
Additional Rent for Electricity	Section 3.07
Affiliate	Section 6.01
Alteration Plans	Section 5.02
Arbitrator	Section 9.19
Auditorium	Section 1
Assignment Consideration	Section 6.05
Base Operating Years	Section 3.09
Base Rate	Section 3.08
Base Tax Amount	Section 3.04
Bid Taxes	Section 3.04
Broker	Section 9.13
Building	Recitals
Building Rate	Section 4.01
Business Days	Section 4.01
Business Hours	Section 4.01
Cafeteria	Section 1
Casualty	Section 8.05
Commencement Date	Section 2.02
Contractor(s)	Section 5.01
Control	Section 6.01
Cost Savings	Section 3.09
Curing Party	Section 5.08
Cut-Off Date	Section 3.09
Delivery Condition	Section 1
Electing Party	Section 9.19
Electric Capacity	Section 3.07
Expiration Date	Section 2.02
Fixed Rent	Section 3.02
Fixtures	Section 5.03
Force Majeure	Section 4.01(b)
Hazardous Materials	Section 5.06
HLW Report	Section 1
HVAC	Section 4.01
Improvements and Betterments	Section 5.03
Indemnified Party	Section 7.12
Interest Rate	Section 5.08
Land	Recitals
Landlord	Introduction
Landlord Lease Termination Date	Section 2.04
Landlord Lease Termination Notice	Section 2.04
Landlord Services	Section 4.01
Laws	Section 5.06
Lease	Introduction
Lease Procurement Costs	Section 2.04
Material Alteration	Section 5.02

Minor Alterations	Section 5.02
New Tenant	Section 7.10
Non-Retail Space	Section 2.05
Operating Expenses	Section 3.09
Operating Payment	Section 3.09
Operating Statement	Section 3.09
Operating Year	Section 3.09
Optional Location	Section 2.01
Other Sublease Consideration	Section 6.05
Overlandlord	Section 1
Overlease	Section 1
Overtime Periods	Section 4.01
PASNY	Section 3.07
Possession Date	Section 2.03
Premises	Section 2.01
Project	Recitals
Recapture Space	Section 6.02
Rent	Section 3.01
Repair Estimate Notice	Section 8.05
Required Substantial Completion Date	Section 8.05
Rules and Regulations	Section 4.01(e)
South Building	Section 1
Standard	Section 5.05
Subsequent Landlord Lease Termination Date	Section 2.04
Subsequent Notice	Section 2.04
Successor Entity	Section 6.01
Successor Landlord	Section 7.01
Superior Lease	Section 7.01
Superior Lessor	Section 7.01
Superior Mortgage	Section 7.01
Superior Mortgagee	Section 7.01
Tax Payment	Section 3.04
Tax Year	Section 3.04
Taxes	Section 3.04
Tenant	Introduction
Tenant Assignor	Section 6.06
Tenant Assignee	Section 6.06
Tenant Casualty Repair Obligations	Section 8.05
Tenant Lease Termination Date	Section 2.04
Tenant Termination Notice	Section 2.04
Tenant's Basic Cost	Section 6.05
Tenant's Initial Improvements	Section 5.01
Tenant's Offer Notice	Section 6.02
Tenant's Plans	Section 5.01
Tenant's Property	Section 5.03
Tenant's Share	Section 3.04
Term	Section 2.02
Tower	Section 1
Transfer Notice	Section 6.03

v

        LEASE (this "Lease"), dated as of April 26, 2002, between CREDIT SUISSE FIRST BOSTON (USA), INC. ("Landlord"), a New York corporation whose address is Eleven Madison Avenue, New York, New York 10010-3629 and MARSH INC. ("Tenant"), a Delaware corporation, whose address is 1166 Avenue of the Americas, New York, New York 10036.

W I T N E S S E T H

        WHEREAS, Landlord is willing to lease to Tenant and Tenant is willing to hire from Landlord, on the terms hereinafter set forth, certain space in the office building commonly known as One Madison Avenue, New York, New York (the "Building") on the land more particularly described in Exhibit A (the "Land"; the Land and the Building and all plazas, sidewalks and curbs adjacent thereto are collectively called the "Project").

        NOW, THEREFORE, Landlord and Tenant agree as follows:

ARTICLE 1

Definitions

        As used in this Lease, the following terms shall have the following respective meanings:

          (a)  "Auditorium" means the auditorium located in the South Building Lobby.

          (b)  "Cafeteria" means the cafeteria located on the B-2 floor of the Building.

          (c)  "Delivery Condition" means that the premises shall be delivered with the work specified on Exhibit H having been substantially completed.

          (d)  "HLW Report" means that certain report, dated December 6, 2000 and prepared by HLW and designated as Area Calculations, Project 3785.

          (e)  "Overlandlord" means the Metropolitan Life Insurance Company, a New York corporation, or any successor or assign of its interest under the Overlease.

          (f)    "Overlease" means that certain Lease by and between Landlord and Overlandlord, dated as of February 22, 2001, as amended by that certain First Amendment to Lease dated as of January 3, 2002, as the same may be further amended, modified or supplemented from time to time.

          (g)  "South Building" means the portions of the Building shown on the floor plans included in the HLW Report as "Area Calculations—South Building."

          (h)  "Tower" means the portions of the Building shown on the floor plans included in the HLW Report as "Area Calculations—Tower."

ARTICLE 2

Premises; Term; Use

        Section 2.01.    Demise.    (a) Landlord hereby leases to Tenant and Tenant hereby hires from Landlord, subject to the terms and conditions of this Lease, the entire 4th floor of the South Building and 3rd and 4th floors of the Tower (collectively, the "Premises") substantially as shown on the plans annexed as Exhibit B, together with the non-exclusive right to use and to permit its permitted subtenants, assignees and invitees to use, in common with other tenants and occupants of the Project, the lobbies, loading dock and other public portions and common facilities of the Project including, without limitation, any fire stairwells located between adjacent floors of the Premises for customary convenience stairs purposes between such floors only, subject to, and in accordance with the terms of this Lease, including without limitation the Rules and Regulations and, with respect to such fire stairwells, Section 4.01(f) below. Landlord and Tenant agree for the purposes of this Lease only that the Premises is conclusively deemed to contain 105,255 rentable square feet. Subject to the terms and conditions of this Lease, Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week.

        Section 2.02.    Term.    Subject to the rights of Landlord and Tenant set forth in Section 10.01(g) to terminate this Lease in the event of Overlandlord's failure to deliver the documents described in clause (b) below, the term of this Lease (the "Term") shall commence on the date (the "Commencement Date") that is the later to occur of (a) delivery of the Premises to 7/8/02 Tenant in Delivery Condition and, (b) the date that Overlandlord's Consent to this Lease has 4/26/02 been obtained by Landlord in the form attached hereto as Exhibit F and Overlandlord shall have executed a Subordination and Non-Disturbance Agreement substantially in the form attached hereto as Exhibit E and shall end, unless sooner terminated as herein provided, or renewed pursuant to Section 2.05, on the last day of the calendar month in which occurs the tenth (10th) anniversary of the Rent Commencement Date (as hereinafter defined) (the "Expiration Date").

        Section 2.03.    Possession Date.    (a) "Possession Date" shall mean the date possession of the Premises is delivered to Landlord by Overlandlord pursuant to the Overlease. Landlord anticipates that the Premises shall be delivered by Overlandlord to Landlord on or about June 1, 2002 and has been advised that it should not expect to receive the Premises any later than July 31, 2002. Landlord shall keep Tenant reasonably apprised of the delivery schedule of the Premises as Landlord receives such information from Overlandlord. Landlord shall deliver possession of the Premises to Tenant in Delivery Condition within four (4) weeks of the Possession Date, provided that (i) Landlord has received Overlandlord's consent to this Lease, (ii) Tenant shall not be required to accept the Premises prior to July 1, 2002 and (iii) if Landlord is unable to deliver the Premises to Tenant within such 4-week period on account of Force Majeure, then such period shall be extended by one day for each such day of Force Majeure. Landlord shall provide two (2) Business Days prior written notice of the date the Premises will be so delivered. In the event that Landlord is unable to deliver possession of the Premises to Tenant in Delivery Condition on or before August 1, 2002 for any reason other than Force Majeure, the Rent Commencement Date shall be deemed extended for one (1) additional day for each day after August 1, 2002 the Premises are not so delivered (e.g, if there are two days of delay, the Rent Commencement Date will occur 182 days after the Commencement Date). In the event the Premises are not delivered to Tenant in Delivery Condition on or prior to February 28, 2003 for any reason including Force Majeure, Tenant shall have the right to terminate this Lease by written notice to Landlord made during the first five (5) days in March, June, September or December, 2003, but on all other days Tenant shall not have the right to terminate this Lease and Landlord shall have the right to deliver the space to Tenant in accordance with this Lease. Upon Landlord's receipt of any notice of termination provided by Tenant in accordance with the foregoing sentence, this Lease shall be deemed terminated and of no further force and effect.

        (b)  Subject to Landlord's obligation to deliver the Premises in Delivery Condition, Landlord shall deliver the Premises to Tenant in the condition Overlandlord delivers the Premises to Landlord and Tenant shall accept the Premises "as is". Tenant waives any right to rescind this Lease under Section 223-a of the New York Real Property Law or any successor statute of similar nature and purpose then in force and further waives the right to recover any damages which may result from Landlord's failure for any reason to deliver possession of the Premises for the commencement of the Term. The provisions of this Article are intended to constitute an "express provision to the contrary" within the meaning of Section 223-a of the New York Real Property Law.

        Section 2.04.    Intentionally Omitted

        Section 2.05.    Option to Renew.    (a) Provided that Tenant is not in default hereunder beyond any applicable notice and cure period on the date of the Notice to Renew (as hereinafter defined) or on the Expiration Date and on such date of the Notice to Renew Tenant shall have sublet no more than thirty-five (35%) of the portion of the Premises located in the South Building (it being agreed that space sublet to Affiliates shall be deemed not to have been sublet for these purposes), Tenant shall have the right to extend the Term of the Lease for a renewal term ("Renewal Term") commencing on the day immediately succeeding the Expiration Date and ending on December 30, 2020, upon the same terms and conditions as are herein provided, except that (i) Rent during the Renewal Term shall equal the greater of (x) the sum of the Fixed Rent and Additional Charges payable by Tenant on the last day of the initial Term and (y) the Fair Market Rent (as hereinafter defined), (ii) Tenant shall have no option to renew this Lease beyond the expiration of the Renewal Term, (iii) the Premises shall be delivered in their existing condition (on an "as is" basis) at the time the Renewal Term commences and (iv) no tenant improvement allowance or rent free period shall be granted. Such right shall be exercised by Tenant by giving written notice (the "Notice to Renew") to Landlord at least eighteen (18) months prior to the Expiration Date of the Term. Time shall be of the essence for the exercise of such option. Tenant shall have no further right to extend or renew this Lease. The renewal option set forth in this Section 2.05 is personal to Marsh Inc. and its Affiliates and shall not inure to the benefit of any third party. For the avoidance of doubt and without limiting any other provision of this Lease, the Premises subject to renewal pursuant to this Section 2.05 shall include any space added to the Premises in accordance with Article 12 hereof.

        (b)  For the purposes of this Article, "Fair Market Rent" shall mean the rental rate then being charged by landlords (including Landlord) in Manhattan on new leases for a ten (10) year term of space of similar quality and size as the Premises, assuming the Landlord has had sufficient time to locate a suitable, unaffiliated third-party tenant in the market place, and adjusting upward or downward for all relevant factors, including without limitation, age, extent and quality of tenant improvements, length of term, amenities, location and/or floor height, the time value of money, Tenant's credit rating, the costs that Landlord would not incur if Tenant renews, such as, without limitation, the fact that Landlord is not obligated to contribute to any build out or renovation of the Premises, and allowances or concessions that have been granted such as leasehold improvements, moving allowances, rent abatements and lease assumptions. Landlord and Tenant shall meet and shall cooperate in good faith to reach a mutually acceptable determination of Fair Market Rent. In the event that Landlord and Tenant shall be unable to agree on the determination of Fair Market Rent by the date that is sex (6) months prior to the commencement of the Renewal Term, either party shall have the right at any time thereafter to submit the determination of Fair Market Rent to arbitration in accordance with the procedures set forth in Section 2.05(d) below.

        (c)  If the parties have submitted the determination of Fair Market Rent to arbitration in accordance with the provisions hereof and such arbitration shall not be concluded prior to the commencement of the Renewal Term, Tenant shall nevertheless pay all Fixed Rent and Additional Charges to Landlord with respect thereto from and after the commencement of the applicable Renewal Term, which shall include Fixed Rent as specified in Landlord's Determination (defined in Section 2.05(d)(ii)(3) below) or, if no such Determination has been rendered, the Fixed Rent and the Additional Charges payable with respect to the last day of the initial Term (such payment amounts, as applicable, being referred to herein as the "Provisional Rent"). If the applicable Fair Market Rent as determined by arbitration is greater than the Provisional Rent, then such adjustment as shall be needed to correct the amount previously paid by Tenant on such underpaid amount, computed from the date of such underpayment to the date of payment, shall be made in a payment by Tenant to Landlord within thirty (30) days after the arbitration determination. If the applicable Fair Market Rent is less than the Provisional Rent, then Tenant shall be entitled to a rent credit against the next installment of Fixed Rent sufficient to correct any amounts previously overpaid by Tenant, computed from the date of such overpayment to the date of the rent credit.

        (d)  (i) If either party hereto desires to invoke the arbitration procedure referenced above, the party invoking the arbitration procedure shall give a notice (the "Arbitration Notice") to the other party stating that the party sending the Arbitration Notice desires to meet within 10 days to attempt to agree on a single arbitrator (the "Arbitrator") to determine the Fair Market Rent. The Arbitrator appointed shall be competent, qualified by training and experience in New York, disinterested and independent, shall hold an MAI designation and have a minimum of 10 years' experience in appraising first class office buildings (and rentals thereof) located in Manhattan. If the parties hereto have not agreed on the Arbitrator within 10 days after the giving of the Arbitration Notice, then either party hereto, on behalf of both, may apply to the New York City office of the American Arbitration Association or any organization which is the successor thereof (the "AAA") for appointment of the Arbitrator or, if the AAA shall not then exist or shall fail, refuse or be unable to act such that the Arbitrator is not appointed by the AAA within 30 days after application therefore, then either party may apply to the presiding Justice of the Appellate Division of the Supreme Court of the State of New York, First Department (the "Court") for the appointment of the Arbitrator and the other party shall not raise any question as to the Court's full power and jurisdiction to entertain the application and make the appointment. The date on which the Arbitrator is appointed by the agreement of the parties, by appointment by the AAA or by appointment by such court, is referred to herein as the "Appointment Date". If any Arbitrator appointed hereunder shall be unwilling or unable, for any reason, to serve, or continue to serve, a replacement Arbitrator shall be appointed in the same manner as the original Arbitrator.

          (ii)  The arbitration shall be conducted in accordance with the then prevailing rules of the AAA, modified as follows:

            (1)  To the extent that the New York State Civil Practice and Law Rules (the "CPLR"), or any successor statute, imposes requirements different from those of the AAA in order for the decision of the Arbitrator to be enforceable in the courts of the State of New York, such requirements shall be complied with in the arbitration.

            (2)  Before hearing any testimony or receiving any evidence, the Arbitrator shall be sworn by an officer authorized to administer an oath to hear and decide the controversy faithfully and fairly and a written copy thereof shall be delivered to Landlord and Tenant.

            (3)  Within 20 days after the Appointment Date, the parties hereto shall deliver to the Arbitrator two copies of their respective written determinations of the Fair Market Rent (each, a "Determination"), together with such affidavits, appraisals, reports and other written evidence relating thereto as the submitting party deems appropriate. After the submission of any Determination, the submitting party may not make any additions to or deletions from, or otherwise change, such Determination or the affidavits, appraisals, reports and other written evidence delivered therewith. If either party fails to so deliver its Determination within such time period, such party shall be deemed to have irrevocably waived its right to deliver a Determination and the Arbitrator, without holding a hearing, shall accept the Determination of the submitting party as the Fair Market Rent. If each party submits a Determination with respect to the Fair Market Rent, within the 20-day period described above, the Arbitrator shall, promptly after its receipt of the second Determination, deliver a copy of each party's Determination to the other party.

            (4)  Not less than 15 days nor more than 30 days after the earlier to occur of (A) the expiration of the 20-day period provided for in clause 3 of this subsection or (B) the Arbitrator's receipt of both of the Determinations from the parties (such earlier date is referred to here as the "Submission Date"), and upon not less than 10 days' notice to the parties, the Arbitrator shall hold one or more hearings with respect to the determination of the Fair Market Rent. The hearings shall be held in the Borough of Manhattan at such location and time as shall be specified by the Arbitrator. Each of the parties shall be entitled to present all relevant evidence and to cross-examine witnesses at the hearings. The Arbitrator shall have the authority to adjourn any hearing to such later date as the Arbitrator shall specify, provided that in all events all hearings with respect to the determination of the Fair Market Rent shall be concluded not later than 60 days after the Submission Date.

            (5)  The Arbitrator shall be instructed, and shall be empowered only, to select as the Fair Market Rent one of the Determinations which the Arbitrator believes is the more accurate determination of such Fair Market Rent. Without limiting the generality of the foregoing, in rendering his or her decision, the Arbitrator shall not add to, subtract from or otherwise modify the provisions of this Lease or either of the Determinations.

            (6)  The Arbitrator shall render his or her determination as to the selection of a Determination in a signed and acknowledged written instrument, original counterparts of which shall be sent simultaneously to the parties hereto, within 10 days after the earlier to occur of (A) his or her determination of the Fair Market Rent pursuant to clause (3) of this subsection or (B) the conclusion of the hearing(s) required by clause (4) of this subsection.

          (iii)  This Section 2.05(d) shall constitute a written agreement to submit any dispute regarding the determination of the Fair Market Rent to arbitration.

          (iv)  The arbitration decision, determined as provided in this Section, shall be conclusive and binding on the parties, shall constitute an "award" by the Arbitrator within the meaning of the AAA rules and applicable law and judgment may be entered thereon in any court of competent jurisdiction.

          (v)  Each party shall pay its own fees and expenses relating to the arbitration (including, without limitation, the fees and expenses of its counsel and of experts and witnesses retained or called by it). Each party shall pay one-half of the fees and expenses of the AAA and of the Arbitrator.

        Section 2.06    Use.    Tenant shall use the Premises only for such uses as are permitted pursuant to Section 6.1 and 6.2 of the Overlease, the terms and provisions of which are incorporated herein by reference as if fully set forth herein, except that the term "Non-Retail Space" therein shall be deemed to refer to the term "Premises" herein and Section 6.1(b) shall not be so incorporated.

ARTICLE 3

Rent

        Section 3.01.    Rent.    "Rent" shall consist of Fixed Rent and Additional Charges.

        Section 3.02.    Fixed Rent.    (a) The fixed rent ("Fixed Rent") for the Premises shall be: (i) for the period commencing on the date which is 180 days after the Commencement Date (the "Rent Commencement Date") and ending on the day before the 5th anniversary of the Rent Commencement Date, Four Million Eight Hundred Forty-One Thousand Seven Hundred Thirty Dollars and 00/100 ($4,841,730.00), payable in equal monthly installments of Four Hundred Three Thousand Four Hundred Seventy-Seven Dollars and 50/100 ($403,477.50); and (ii) for the period commencing on the 5th anniversary of the Rent Commencement Date and ending on the Expiration Date of the initial Term, Five Million Three Hundred Sixty-Eight Thousand and Five Dollars and 00/100 ($5,368,005.00) payable in equal monthly installments of Four Hundred Forty-Seven Thousand Three Hundred Thirty-Three Dollars and 75/100 ($447,333.75).

        Fixed Rent shall be payable by Tenant in equal monthly installments in advance on the first day of each calendar month during the Term and the Renewal Term, provided, that, if the Rent Commencement Date is not the first day of the month, the amount of Fixed Rent due Landlord for the period commencing on such Rent Commencement Date and ending on the last day of such month shall be equal to the amount of Fixed Rent due on a daily basis multiplied by the number of days in such period and shall be paid on the Rent Commencement Date.

        Section 3.03.    Additional Charges.    "Additional Charges" means Tax Payments, Operating Payments and all other sums of money, other than Fixed Rent, at any time payable by Tenant under this Lease, all of which Additional Charges shall be deemed to be rent.

        Section 3.04.    Tax Payments.    (a) "Base Tax Amount" means the Taxes (excluding any amounts described in Section 3.04(b)(iii)) for the period commencing on July 1, 2002 and ending on June 30, 2003. Landlord represents and warrants that the Base Tax Amount will not include, and shall not be reduced by, any As-of-Right Benefits (defined below).

        (b)  "Taxes" means (i) the real estate taxes, vault taxes, assessments and special assessments levied, assessed or imposed upon or with respect to the Land and the Building by any federal, state, municipal or other government or governmental body or authority (including, without limitation, any taxes, assessments or charges imposed upon or against Project, Landlord or the owner of the Project with respect to any business improvement district (collectively, "Bid Taxes")) but only if and to the extent that the same shall be reflected in any tax bill with respect to the Project and after giving effect to any and all abatements, refunds, reductions and credits which are not made expressly for the benefit of another tenant by the Building, but expressly excluding any benefit accruing to Landlord under any discretionary municipal incentive program (as opposed to benefits granted by the applicable governmental entity on a Building-wide basis "as of right" ("As-of-Right Benefits"), including any Building-wide benefits which may be granted pursuant to the Industrial and Commercial Incentive Program), (ii) all taxes assessed or imposed with respect to the rentals payable under this Lease other than general income and gross receipts taxes; provided, that any such tax shall exclude Commercial Rent or Occupancy Taxes imposed pursuant to Title 11, Chapter 7 of the New York City Administrative Code so long as such tax is required to be paid by tenants directly to the taxing authority and (iii) any expenses incurred by Landlord in contesting such taxes or assessments and/or the assessed value of the Project, which expenses shall be allocated to the Tax Year to which such expenses relate. If at any time the method of taxation shall be altered so that in lieu of or as an addition to (but only to the extent imposed on the ownership or operation of interests in real property and not on commercial interests generally) or as a substitute for, the whole or any part of such real estate taxes, assessments and special assessments now imposed on real estate, there shall be levied, assessed or imposed (x) a tax, assessment, levy, imposition, fee or charge wholly or partially as a capital levy or otherwise on the rents received therefrom, or (y) any other additional or substitute tax, assessment, levy, imposition, fee or charge, including, without limitation, business improvement district and transportation taxes, fees and assessments, then all such taxes assessments, levies, impositions, fees or charges or the part thereof so measured or based shall be included in "Taxes," computed as if Landlord's sole asset were the Project. If the owner, or lessee under a Superior Lease, of all or any part of the Project is an entity exempt from the payment of taxes described in clauses (i) and (ii), there shall be included in "Taxes" the taxes described in clauses (i) and (ii) which would be so levied, assessed or imposed if such owner or lessee were not so exempt and such taxes shall be deemed to have been paid by Landlord on the dates on which such taxes otherwise would have been payable if such owner or lessee were not so exempt. Except as permitted in this Section 3.04(b), "Taxes" shall not include (x) any municipal, state or federal taxes on Landlord's income, franchise taxes, taxes on gross receipts or revenue, estate or inheritance taxes value added, transfer, transfer gains, succession, capital stock excise, excess profits, gift, foreign ownership or control, corporate franchise, corporate, unincorporated association, payroll or stamp tax, or any similar taxes or charges imposed or assessed against Landlord, including any other tax, assessment, charge or levy on the rent reserved under leases, including this Lease or (y) unless due to default in Tenant timely paying Tenant's Tax Share hereunder, any penalties, late charges or fines imposed against Landlord with respect to real estate taxes, assessments and the like that are otherwise includable within the term "Taxes." If the Bid Taxes are eliminated or reduced after the date hereof, then, as of the date of such elimination or reduction, the Base Tax Amount shall be recalculated to take into account the elimination or reduction of the Bid Taxes.

        (c)  "Tax Year" means each period of 12 months, commencing on the first day of July of each such period, in which occurs any part of the Term, or such other period of 12 months occurring during the Term as hereafter may be adopted as the fiscal year for real estate tax purposes of the City of New York.

        (d)  "Tenant's Share" means 7.461%, as the same may be increased or decreased in accordance with the terms of this Lease. The parties hereto agree that the rentable square foot area, as of the date hereof, of (i) the Premises shall be deemed to be 105,255 rentable square feet, and (ii) the rentable square foot area of the Building shall be deemed to be 1,410,765 rentable square feet. Tenant's Share has been determined and/or redetermined by dividing the rentable square foot area of the Premises by the rentable square foot area of the Building.

        (e)  If Taxes for any Tax Year, shall exceed the Base Tax Amount, Tenant shall pay to Landlord (each, a "Tax Payment") Tenant's Share of the amount by which Taxes for such Tax Year are greater than the Base Tax Amount. Landlord shall give Tenant a statement showing the computation of Tenant's Share of Taxes, which statement shall cover only those Taxes which Landlord is then required to pay pursuant to the Overlease and such statement shall be accompanied by copies of the applicable tax bills or other evidence showing the Taxes or tax assessments. The Tax Payment for each Tax Year shall be due and payable in installments in the same manner that Taxes for such Tax Year are due and payable to the City of New York, except that Tenant shall pay each such installment to Landlord on or before the later of (A) twenty (20) days after the rendering by Landlord to Tenant of the above-referenced statement or (B) thirty (30) days prior to the date such installment first becomes due and payable to the City of New York. If there shall be any increase or decrease in the Taxes for any Tax Year, the Tax Payment for such Tax Year shall be appropriately adjusted and paid or refunded, as the case may be, in accordance herewith. In no event, however, shall Tenant be entitled to a refund or credit against any sums payable under this Lease if Taxes are reduced below the Base Tax Amount. Except as heretofore provided, Tenant shall receive an equitable share of any and all real estate tax incentives, abatements and credits granted to the Building and Land during the Term of this Lease, provided that such real estate tax incentives, abatements and credits may be attributed, at least in part, to Tenant's use and occupancy of the Premises (or any portion thereof located in the Building). Similarly, if any such incentives, abatements or credits are directly attributed to space in the Building not leased to Tenant in no event shall Tenant be entitled to share in any such benefits. Landlord, at Tenant's sole cost and expense, shall reasonably cooperate with Tenant in Tenant's efforts to obtain municipal tax rebates, credits or other incentives with respect to the Premises; it being acknowledged that any such incentives shall be the sole property of Tenant.

        (f)    If Landlord shall receive a refund of Taxes for any Tax Year, Landlord shall pay to Tenant Tenant's Share of the net refund (after deducting from such refund the costs and expenses of obtaining the same, including, without limitation, appraisal, accounting and legal fees, to the extent that such costs and expenses were not included in the Taxes for such Tax Year); provided, that (i) Tenant shall not be eligible to receive such payment if, at the time such payment is required to be refunded to Tenant, Tenant is in default under the Lease beyond any notice and grace period, if applicable, until such time as such default is cured, at which time such payment shall be made to Tenant, provided, that Landlord shall be entitled to deduct any costs and expenses arising from such default (including, without limitation, any payments made to cure such default) from any such payment to be made to Tenant and (ii) such payment to Tenant shall in no event exceed Tenant's Tax Payment paid for such Tax Year. Such refund shall be made to Tenant within sixty (60) days of Landlord's receipt thereof.

        (g)  If the Taxes comprising the Base Tax Amount are reduced as a result of an appropriate proceeding or otherwise, the Taxes as so reduced shall for all purposes be deemed to be the Base Tax Amount and Landlord shall notify Tenant of the amount by which the Tax Payments previously made were less than the Tax Payments required to be made under this Section 3.04; and Tenant shall pay the deficiency within twenty (20) days after demand therefor.

        Section 3.05.    Tenant Tax Incentives.    Subject to the terms of the Overlease, in the event that Tenant becomes eligible for any tax incentives or governmental awards from the City of New York or the State of New York or otherwise arising out of or related to Tenant's agreement to remain in New York City or any similar incentive or credit program available to companies affected by the World Trade Center events, Landlord shall, at Tenant's sole cost and expense and without liability to Landlord, reasonably cooperate to the extent necessary or appropriate to secure the maximum benefits available to Tenant. Landlord shall, upon Tenant's reasonable request, request that Overlandlord reasonably cooperate with Tenant in securing such benefits and, if Overlandlord shall fail to so cooperate, Tenant shall have the right to take whatever action may available at law or under the Overlease to obtain such cooperation in its own name, and for that purpose and only to such extent, all of the rights of Landlord under Section 14.15 of the Overlease are hereby conferred upon and assigned to Tenant and Tenant is subrogated hereby to such rights to the extent that the same shall apply to the matter for which cooperation is sought. If any such action against Overlandlord in Tenant's name shall be barred by reason of lack of privity, nonassignability or otherwise, Tenant may take such action in Landlord's name provided Tenant has obtained the prior written consent of Landlord, which consent shall not be unreasonably withheld, provided, and Tenant hereby agrees, that Tenant shall indemnify and hold Landlord harmless from and against all liability, loss, damage or expense, including, without being limited to, reasonable attorneys' fees and expenses, which Landlord shall suffer or incur by reason of such action.

        Section 3.06.    Tax Provisions.    (a) Landlord's failure to render or delay in rendering any statement with respect to any Tax Payment or installment thereof shall not prejudice Landlord's right to thereafter render such a statement, nor shall the rendering of an incorrect statement for any Tax Payment or installment thereof prejudice Landlord's right to thereafter render a corrected statement therefor. If Landlord fails to render a statement with respect to any particular Tax Payment or installment thereof within two (2) years after the Expiration of this Lease, Landlord shall be deemed to have waived its right to claim any deficiency.

        (b)  Landlord and Tenant confirm that the computations under this Article 3 are intended to constitute a formula for agreed rental escalation and may or may not constitute an actual reimbursement to Landlord for the Taxes. If the Building has been or shall be condominiumized, then Tenant's Tax Payments shall, if necessary, be equitably adjusted such that Tenant shall thereafter continue to pay the same share of the Taxes of the condominiumized Building as Tenant would pay in the absence of such condominimization.

        (c)  Each Tax Payment in respect of a Tax Year, which ends after the expiration or earlier termination of this Lease, and any tax refund pursuant to Section 3.04(f), shall be prorated to correspond to that portion of such Tax Year occurring within the Term.

        (d)  Landlord shall have no obligation to bring any application or proceeding seeking a reduction in Taxes or the assessed valuation of the Building. Tenant hereby waives to the fullest extent permitted by law any right Tenant may now or in the future have to protest or contest any Taxes or to bring any application or proceeding seeking a reduction in Taxes or the assessed valuation of the Building or otherwise challenging the determination thereof.

        Section 3.07.    Electric Charges.    (a) Landlord shall supply the Premises with electrical service equal to six (6) watts, demand load, exclusive of the HVAC System serving the Premises, per usable square foot contained in the Premises ("Electric Capacity"), and shall cause Tenant's electric energy usage to be measured on a submetering basis. If the electric service supplied to the Premises is supplied by more than one (1) submeter, then the readings will be aggregated through a totalizing meter and billed on a coincident demand basis as if billed through a single meter. Landlord shall, as soon as practicable and at Landlord's expense, purchase and install the submeter(s). Tenant shall pay Landlord, as additional rent within thirty (30) days of receipt of its next rent bill, for the kw hours and kw demand used by Tenant at Landlord's average cost per kilowatt hour for the Building, plus five (5%) percent thereof for providing, maintaining, repairing, reading and billing the submetering service (the "5% Fee"). Landlord shall have the sole right to select the provider of electricity for the Building; provided, however, that Landlord shall not select a provider of electricity for the Buildings in which Landlord has an economic interest other than the ownership of publicly-traded common stock Tenant, from time to time, shall have the right to review the readings of Tenant's submeter(s) and Landlord's calculation of the Additional Charges for electricity, at reasonable times and on reasonable prior notice, on or prior to the one hundred twentieth (120th) day after the date on which Tenant receives the rent bill or statement which includes such Additional Charges. Tenant shall be entitled in its discretion to allocate within the Premises the 6 watts of electrical service delivered by Landlord to the Premises, but no such allocation by Tenant within the Premises shall obligate Landlord to increase the electrical service provided to the Premises or change the manner in which such electrical service is delivered to the Premises.

        (b)  Prior to the date that Landlord shall install submeter(s) at the Premises, Tenant shall pay in monthly installments in advance, as additional rent for its consumption of electricity at the Premises, at a rate per annum equal to the product of (A) $2.50 and (B) the rentable square feet of the Premises, provided, however, that until the earlier of (x) 180 days after the Commencement Date or (y) Tenant's occupancy of the Premises for the conduct of Tenant's business, Tenant shall pay for its consumption of electricity at a rate per annum equal to the product of (A) $1.50 and (B) the rentable square feet of the Premises. Landlord shall install submeter(s) at the Premises no later than six months from the Possession Date.

        (c)  If it shall become unlawful for Landlord to submeter Tenant's electric energy usage, such usage shall thereafter be paid for and measured as follows:

          (i)    Tenant agrees to pay for its electric usage as Additional Charges (hereinafter referred to as the "Additional Rent for Electricity"). The Additional Rent for Electricity for the period commencing on the date Landlord no longer submeters Tenant's electric usage shall equal the average Additional Charges paid by Tenant in respect of Tenant's kw hours and kw demand during the prior 12-month period, plus the 5% Fee. Landlord shall have the right to have an electric rate consultant or electrical engineer chosen by Landlord survey the Premises if Landlord believes that the Additional Rent for Electricity determined in accordance with the foregoing sentence is less than the actual cost of Tenant's electric usage in the Premises, plus the 5% Fee. The survey so made will determine the number of kw hours and kw demand based on the electrical equipment and fixtures in the Premises and the period of use thereof, and based thereon will determine the value, expressed in dollars per year, of Tenant's electric energy usage. The rate Tenant shall pay will be the service classification under which the public utility bills Landlord commensurate with the rate of usage as shown by the survey, plus five (5%) percent of such amount for Landlord's administrative costs. The Additional Rent for Electricity so determined, as adjusted from time to time pursuant to subparagraphs (ii), (iii) and (iv), shall be paid by Tenant in equal monthly installments in advance on the first day of each month during the Term, without any set off or deduction of any kind.

          (ii)  If the public utility rate schedule for the supply of electric current to the Building shall be increased or decreased subsequent to the determination of the Additional Rent for Electricity as described above, or if there shall be an increase or decrease in the fuel adjustment or taxes, or if additional taxes, surcharges, or charges of any kind shall be imposed upon the sale or furnishing of such electric current, the Additional Rent for Electricity shall be increased or decreased by applying the changed rate, fuel adjustment and taxes to the kw hours and kw demand applicable to the Premises whether pursuant to an electric survey or otherwise.

          (iii)  If there shall be a change subsequent to any survey in the Premises made under this Section 3.07(c), or in the number of hours during which the Premises is used, or if Tenant's failure to maintain its installations in good order and repair causes greater consumption of electric current, or if Tenant uses electricity for purposes other than the use permitted hereunder, or if Tenant adds any fixtures, machinery or equipment which significantly increases its electricity usage, the Additional Rent for Electricity, theretofore adjusted, shall be increased by applying to the additional kw hours and kw demand furnished by Landlord the Service Classification Rate under which the public utility bills Landlord commensurate with the rate for the usage as shown by the survey, plus five (5%) percent of such amount for Landlord's administrative costs. If Tenant's electricity usage shall decrease due to the use of its electric fixtures or equipment for lesser periods of time, or due to less or more efficient fixtures or equipment, the Additional Rent for Electricity, theretofore adjusted, shall be decreased by applying the Service Classification Rate aforesaid to the lesser kw hours and kw demand.

          (iv)  Landlord and Tenant shall each have the right from time to time during the Term to have an electric rate consultant or electrical engineer survey the electric current consumed by Tenant in the Premises. If such consultant determines that the value of the electric current furnished Tenant is more or less than the Additional Rent for Electricity, as most recently adjusted, such annual amount shall be further adjusted to equal the amount determined by said consultant. The cost of the survey shall be borne by the party ordering the same.

          (v)  Landlord and Tenant shall each deliver a copy of any surveys made pursuant to this Section 3.07(c) to the other party, and the party receiving any such survey shall have ninety (90) days within which it may protest the findings contained therein. If such party fails to protest within the ninety (90) day period, the findings contained in the survey shall be final. If such party protests within the ninety (90) day period (by sending the party delivering such survey a notice in the manner herein provided for the giving of notices), such party shall have a second survey made by an electric engineer or electric rate consultant of its choice, and deliver a copy thereof to the other party within ninety (90) days of the date of the protest. If the parties' surveyors are unable to agree upon the amount of electric energy consumed by Tenant, or the amount of any increase or decrease, or an any other matter contained in the surveys, the determination of the same shall be submitted to arbitration under the rules of the American Arbitration Association then obtaining. The determination of the electric rate consultant or engineer, or the American Arbitration Association if there is disagreement and the determination is submitted to arbitration made pursuant to this subparagraph, shall be binding on Landlord and Tenant. The parties hereto shall, within ten (10) days from the date of any such determination, execute, acknowledge and deliver to each other an agreement setting forth the adjusted Additional Rent for Electricity, but such increase or decrease shall be effective from the date of the increase or decrease (subparagraph (ii)), or change (subparagraph (iii)), or new survey (subparagraph (iv)), whether or not such agreement is executed, and notwithstanding the date of execution thereof.

        (d)  Landlord shall not in any way be liable or responsible to Tenant, except where due to Landlord's gross negligence or willful misconduct, for any loss, damage or expense which Tenant may sustain or incur if, during the Term, by reason of the act or inaction of the public utility servicing the Project, either the quantity or character of electrical energy is changed or is no longer available or suitable for Tenant's requirements. Landlord shall not be obligated to increase the existing electrical capacity of any portion of the Buildings' systems, nor to provide any additional wiring or capacity to meet Tenant's requirements, other than as set forth in Section 3.07 (a). Tenant shall make no substantial alteration or addition to the electrical equipment in the Premises as of the commencement of the Term, nor increase the use of electricity in the Premises (except to a de minimis extent) without the prior written consent of the Landlord in each instance, which consent Landlord agrees not to unreasonably withhold or delay. Subject to Tenant's Electric Capacity right under Subsection 3.07 (a)  herein, Tenant covenants and agrees that at all times its use of electric current shall never exceed the capacity of the then existing feeders of the Building or the risers or wiring installations, and further agrees, subject to its Electric Capacity right under Subsection 3.07(a) herein, that Tenant may not use any electrical equipment which, in Landlord's opinion, reasonably exercised, will overload such installations or interfere with the use thereof by any other tenants of the Building.

        Section 3.08.    Manner of Payment.    Tenant shall pay all Rent as the same shall become due and payable under this Lease (a) in the case of Fixed Rent and recurring Additional Charges, by wire transfer of immediately available federal funds as directed by Landlord, and (b) in the case of all other sums, either by wire transfer as aforesaid or by check (subject to collection) drawn on a New York Clearing House Association member bank, in each case at the times provided herein without notice or demand and without setoff or counterclaim. If Landlord shall direct Tenant to pay Fixed Rent by wire transfer, then Tenant shall not be in default of Tenant's obligation to pay any such Fixed Rent if and for so long as Tenant shall timely comply with Landlord's wire instructions in connection with such payments. If Tenant shall have timely complied with Landlord's instructions pertaining to a wire transfer, but the funds shall thereafter have been misdirected or not accounted for properly by the recipient bank designated by Landlord, then the same shall not relieve Tenant's obligation to make the payment so wired, but shall toll the due date for such payment until the wired funds shall have been located. All Rent shall be paid in lawful money of the United States to Landlord at its office or such other place as Landlord may from time to time designate. If Tenant fails timely to pay any Rent, Tenant shall pay interest thereon from the date when such Rent became due to the date of Landlord's receipt thereof at the lesser of (i) the base rate from time to time announced by Citibank, N.A. (or if Citibank, N.A. shall not exist, such other major bank in New York, New York as shall be designated by Landlord in a notice to Tenant) to be in effect at its principal office in New York, New York (the "Base Rate") plus 2% per annum or (ii) the maximum rate permitted by law. Any Additional Charges for which no due date is specified in this Lease shall be due and payable on the 30th day after the date of Landlord's invoice therefor. All bills, invoices and statements rendered to Tenant with respect to this Lease shall be binding and conclusive on Tenant subject to Section 7.13 hereof. Notwithstanding anything to the contrary contained in this Lease, Fixed Rent shall be due and payable on the first day of the month and failure to pay such Rent on or prior to the first day of any month shall be considered a default under this Lease and interest shall accrue as provided in the Section 3.08 from and after the first day the Rent becomes due and payable. Notwithstanding the foregoing, no interest shall be due and payable for failure to pay Fixed Rent on the first day of a calender month on the first of such failures to occur in any twelve month period, provided that such Fixed Rent is paid within five days after the first day of such month.

        Section 3.09.    Operating Expenses.    (a) Subject to Section 3.09(e) below, the term "Operating Expenses" shall mean all expenses of each and every type and nature, foreseen and unforeseen, ordinary and extraordinary paid or incurred (without duplication of an included item) by Landlord in respect of the operation, repair, safety, management, security and maintenance (including deferred maintenance) of the Premises which are necessary or appropriate for the operation of the Building as a First-Class Office Building (as defined in the Overlease), but specifically excluding (or deducting as appropriate) expenses incurred in connection with or arising from:

          (i)    Taxes;

          (ii)    Fees paid or payable for managing and/or operating the Building in excess of the amount customarily charged by highly reputable managing and/or operating firms that provide such services in First-Class Office Buildings and are separately compensated for leasing activities;

          (iii)    Any capital expenditure made by Landlord unless such capital expenditure results in a savings of, or reduction in, operating Expenses ("Cost Savings"); provided, however, (i) the costs of such capital expenditure shall only be included in Operating Expenses in any Operating Year to the extent of the annual amortization thereon calculated on a straight-line basis over the useful life of such capital improvement (as reasonably determined in accordance with generally accepted accounting principles), together with interest thereon at the Interest Rate and (ii) in no event shall there be included in Operating Expenses for any Operating Year an amount greater than the amount by which Operating Expenses are reduced in such Operating Year due to such capital expenditure;

          (iv)    Any other capital improvement or replacement not described in clause (iii) above made by Landlord unless such capital improvement is required by a Law enacted after the Commencement Date other than a Law which affects only leaseable space other than the Premises; provided, however, the costs of such capital improvement shall only be included in Operating Expenses in any Operating Year to the extent of the annual amortization thereon calculated on a straight-line basis over the useful life of such capital improvement (as reasonably determined in accordance with generally accepted accounting principles), together with interest thereon at the Interest Rate;

          (v)    Any repairs (whether or not pursuant to Laws) made solely for the benefit of leaseable space other than the Premises;

          (vi)    Any machinery, equipment or tools used (A) solely within, or solely for the benefit of leaseable areas (other than the Premises) or (B) in connection with any alteration or other capital improvement or replacement which is excluded from Operating Expenses;

          (vii)    Premiums for any insurance carried by Landlord other than (A) the insurance specified in Section 7.1(a), (b), (c), (d), (e), (f), (g) and (i) of the Overlease and (B) the insurance specified in Section 7.1(h) of the Overlease to the extent that such insurance relates to a capital expenditure which is not excluded from Operating Expenses pursuant hereto;

          (viii)    Professional and consulting fees, including legal and accounting fees, not directly related to the operation of the Premises;

          (ix)    [intentionally omitted];

          (x)    Security within any leaseable space;

          (xi)    Leasing or procuring subtenants for the Building, including leasing commissions and advertising expenses, and all legal, accounting and consultants, fees, disbursements and expenses incurred in disputes with subtenants or enforcement of subleases or entering into subleases or preparing space for any subtenant;

          (xii)    Any items which are reimbursable to Landlord by insurance, warranties or otherwise other than pursuant to operating expense clauses similar to those in this Article 3;

          (xiii)    Charges for which Landlord is entitled to reimbursement from any subtenant, including services rendered or performed directly for the account of subtenants at such subtenants' cost or for which a separate charge is made (other than pursuant to operating expense clauses similar to those in this Article 3);

          (xiv)    Depreciation (provided, however, that such exclusion of depreciation shall not affect the inclusion in Operating Expenses of the amortized items required to be amortized pursuant to the provisions of clauses (iii) and (iv) of this Section 3.09(a));

          (xv)    Any debt incurred by Landlord, including, without limitation, installments of principal and interest and any other sum due and payable under any mortgage (provided that the foregoing shall not exclude the costs of performing any obligations under such mortgage if such costs are not otherwise excluded under this Section 3.09), and any expenses incurred in connection therewith;

          (xvi)    Rent and other charges due and payable under the Overlease (provided that the foregoing shall not exclude the costs of performing any obligations under the Overlease if such costs are not otherwise excluded under this Section 3.09);

          (xvii)    The cost of installing, operating and maintaining any specialty service or facility, such as the Auditorium, an observatory, broadcasting facilities, athletic or recreational club, other than the net costs of operating the Cafeteria during any period in which the Cafeteria is in operation;

          (xviii)    The portion of any costs paid to a party related to Landlord and included in Operating Expenses which is in excess of the amount which would have been paid in the absence of such relationship;

          (xix)    The costs of acquiring, maintaining, displaying and insuring all sculptures, paintings and other works of art in the Building (other than the costs of maintaining and insuring the Works of Art (as defined in the Overlease);

          (xx)    Lease payments for rented equipment, the cost of which equipment if purchased would not be includable in Operating Expenses;

          (xxi)    Income, franchise, capital stock, transfer, inheritance, estate or gift taxes of Landlord;

          (xxii)    Investigation, removal, enclosure or encapsulation of asbestos or other Hazardous Materials;

          (xxiii)    All employee wages, salaries and other labor costs for personnel above the grade of building manager and the portion of employee wages, salaries and other labor costs attributable to time not spent in connection with the Building or for items excludable from Operating Expenses (it being agreed that items such as vacation time, sick days and such other time off included in other labor costs shall not be deemed to be "time not spent in connection with the Building" but shall be apportioned in the same manner as wages and salaries);

          (xxiv)    The gross negligence, willful misconduct or other tortious conduct of Landlord or any of Landlord's subtenants (other than Tenant and any person (other than Landlord) rightfully claiming by, through or under Tenant in its capacity as subtenant under this Lease);

          (xxv)    Fines or penalties, interest or late fees imposed upon Landlord;

          (xxvi)    Advertising and other promotional expenditures or any signage installed by Landlord in or on the Building;

          (xxvii)    Landlord's Roof Installations (as defined in the Overlease);

          (xxviii)    The contest of any Law in respect of an Operating Expense excludable under this Section 3.09(a);

          (xxix)    Any special events (e.g., receptions, concerts);

          (xxx)    Any violation by Landlord or any of Landlord's subtenants (other than Tenant and any person (other than Landlord) rightfully claiming by, through or under Tenant in its capacity as subtenant under this Lease) of any other sublease of space in the Building (provided that the foregoing shall not exclude the costs incurred by Landlord in performing any of Landlord's obligations (such as repairs) under such sublease if such costs are not otherwise excluded under this Section 3.09);

          (xxxi)    Landlord's general corporate overhead and general and administrative expenses;

          (xxxii)    All charitable or political contributions (other than any reasonable fees, dues and other contributions paid by or on behalf of Landlord to real estate organizations such as the Real Estate Board of New York and BOMA (and their successors) to the extent generally that landlords of First-Class Office Buildings are members thereof or make contributions thereto);

          (xxxiii)    The incremental additional cost of providing services to another occupant of the Building in excess of the services which Landlord is obligated to provide to Tenant under this Lease at Landlord's expense;

          (xxxiv)    Any takeover lease obligations or lease or sublease obligations assumed by Landlord; and

          (xxxv)    The costs associated with any material increase in the level of a service provided at the Building or the addition of any new service, except to the extent that such increase in service or additional service is generally consistent with the practice of other owners of First Class Office Buildings.

        (b)  The term "Operating Year" shall mean each of the Base Operating Years (as defined below), as applicable, and each calendar year after the 2002 calendar year.

        (c)  The term "Operating Statement" shall mean a written statement prepared by Landlord or its agent, setting forth Landlord's computation of the sum payable by Tenant under this Section 3.09 for a specified Operating Year.

        (d)  In determining the amount of Operating Expenses for any Operating Year (including either of the Base Operating Years), if less than all of the Building leasable area shall have been occupied by Landlord and/or subtenant(s) (including Tenant) at any time during any such Operating Year, Operating Expenses shall be determined for such Operating Year to be an amount equal to the like expenses which would normally be expected to be incurred had all such areas (to the extent of ninety-five percent (95%) of the leasable area of the Building, excluding all Mechanical Space (as defined in the Overlease) and areas used to provide services to which Tenant is not granted access) been occupied throughout such Operating Year.

        (e)  For each Operating Year, Tenant shall pay to Landlord as Additional Charges, an amount (herein called the "Operating Payment") equal to Tenant's Share of the Operating Expenses for such Operating Year to the extent such Operating Expenses are in excess of the average of Operating Expenses for the calendar years 2002 and 2003 (the "Base Operating Years"); provided that "Operating Expenses" for the purposes of determining Operating Expenses for the Base Operating Years shall include the cost (as reasonably determined by Landlord) of all maintenance work normally includable within Operating Expenses that (i) is performed at the Building by third parties without charge to Landlord pursuant to a warranty agreement during the first year thereof, or (ii) should have been completed within any Base Operating Year in order to comply with the Standard (as defined in Section 5.05(b)), and was completed and charged to Tenant as an Operating Expense in an Operating Year other than a Base Operating Year. If Tenant's Share for an applicable Operating Year is redetermined in a particular Operating Year, Tenant's Operating Payment for that Operating Year shall be adjusted accordingly to reflect the applicable redetermination of Tenant's Share.

        (f)    Landlord shall furnish to Tenant, prior to the commencement of each Operating Year after the calendar year 2002, a written statement setting forth in reasonable detail Landlord's reasonable estimate of the Operating Payment for such Operating Year, based upon the method set forth in the preceding sections for computing the Operating Payment. Tenant shall pay to Landlord on the first day of each month during such Operating Year an amount equal to one-twelfth (1/12th) of Landlord's reasonable estimate of the Operating Payment for such Operating Year (or the amount necessary to pay the estimate in full in equal monthly installments prior to the expiration of the then Operating Year). If, however, Landlord shall furnish any such estimate for an Operating Year subsequent to the thirtieth (30th) day prior to the commencement thereof, then (a) until the first day of the month following the month in which such estimate is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 3.09 in respect of the last month of the preceding Operating Year; (b) promptly after such estimate is furnished to Tenant, Landlord shall give notice to Tenant stating whether the installments of the Operating Payment previously made for such Operating Year were greater or less than the installments of the Operating Payment to be made for such Operating Year in accordance with such estimate, and (i) if there shall be a deficiency, Tenant shall pay the amount thereof within thirty (30) days after demand therefor, and (ii) if there shall have been an overpayment, Landlord shall, within thirty (30) days of providing Tenant with such estimate, at Tenant's election either refund to Tenant the amount thereof or permit Tenant to credit the amount thereof against the Rent payable hereunder; and (c) on the first day of the month commencing at least thirty (30) days subsequent to date on which such estimate is furnished to Tenant, and monthly thereafter throughout the remainder of such Operating Year, Tenant shall pay to Landlord an amount equal to one-twelfth (1/12th) of the Operating Payment shown on such estimate. Landlord may, not more than twice during each Operating Year, furnish to Tenant a revised statement of Landlord's estimate of the Operating Payment for such Operating Year, based upon the method set forth in the preceding sections for computing the Operating Payment; and in such case, the Operating Payment for such Operating Year shall be adjusted and paid or refunded, as the case may be, substantially in the same manner as provided in the preceding sentence.

        (g)  Within one hundred twenty (120) days after the end of each Operating Year occurring after calendar year 2002, Landlord shall furnish to Tenant an Operating Statement for such Operating Year, based on the method set forth in the preceding sections for computing the Operating Payment setting forth in reasonable detail the actual Operating Expenses incurred by Landlord during such Operating Year. If the Operating Statement shall show that the sums paid by Tenant exceeded the Operating Payment to be paid by Tenant for such Operating Year, Landlord shall promptly at Tenant's election either refund to Tenant the amount of such excess or permit Tenant to credit the amount of such excess against subsequent payments of Rent payable under this Lease; and if the Operating Statement for such Operating Year shall show that the sums so paid by Tenant were less than the Operating Payment to be paid by Tenant for such Operating Year, Tenant shall pay the amount of such deficiency within thirty (30) days after demand therefor. If the Operating Statements shall show that the estimated sums theretofore estimated by Landlord and paid by Tenant for such Operating Year exceeded the Operating Payment for such Operating Year by more than ten (10%) percent, Landlord shall pay to Tenant interest on the excess over ten (10%) percent at the Interest Rate from the end of the applicable Operating Year to which the overpayment relates to the date such overpayment is refunded or credited.

        (h)  Each Operating Statement for any Operating Year (including any Base Operating Year) given by Landlord shall be conclusive and binding upon Tenant (i) unless within one hundred twenty (120) days after the receipt of the Operating Statement for the succeeding Operating Year, Tenant shall notify Landlord that it disputes the correctness of the Operating Statement specifying the particular respects in which the Operating Statement is claimed to be incorrect, and (ii) if such disputes shall not have been settled by agreement within three (3) months after such notice of dispute, either party may submit the dispute to arbitration in accordance with the provisions of Section 9.19 hereof. Pending the determination of such dispute by agreement or arbitration as aforesaid, Tenant shall within thirty (30) days after the receipt of such Operating Statement pay the Operating Payment in accordance with Landlord's statement, without prejudice to Tenant's position. If the dispute shall be determined in Tenant's favor, Landlord shall forthwith pay to Tenant the amount of Tenant's overpayment resulting from compliance with Landlord's Operating Statement and interest, if applicable, in accordance with Section 3.09(g) hereof.

        (i)    If an Operating Year ends after the expiration or termination of this Lease, the Operating Payment in respect thereof shall be appropriately prorated.

        (j)    The failure of Landlord to render an Operating Statement for any Operating Year shall not prejudice Landlord's right, or relieve Landlord of the obligation, to thereafter render such Operating Statement or relieve or release Tenant from any obligation to pay Tenant's Share of Operating Expenses for any Operating Year, but, if Landlord shall fail to render an Operating Statement for any year by June 30 of the succeeding calendar year, Tenant may cease to pay, until such Operating Statement is rendered, estimated installments of Tenant's Operating Payment. Further, Landlord shall be precluded from adjusting any Operating Statement to increase the costs included within Tenant's Share of Operating Expenses subsequent to the date (the "Cut-Off Date") that is thirty-six (36) months subsequent to the expiration of the Operating Year to which the applicable Operating Statement relates, but nothing shall preclude or prevent Landlord from furnishing Tenant with corrections or adjustments to any Operating Statement for any applicable Operating Year prior to the applicable Cut-Off Date.

        (k)  Tenant, upon reasonable notice, may (but only with its authorized employees, a firm of reputable attorneys or independent certified public accountants selected by Tenant and not paid on a contingency basis) elect to examine such of Landlord's books and records with respect to an Operating Statement for any Operating Year (including any Base Operating Year) (collectively, "Records") as are directly relevant to any disputed amount included in the Operating Statement in question. In making such examination, Tenant shall, and shall cause its officers, employees and accountants to, keep confidential any and all information contained in the Records.

        (l)    Subject to the foregoing clause (j) of this Section, the provisions of this Article 3 shall survive the expiration or earlier termination of this Lease as to all Additional Charges due Landlord or credit owed Tenant accruing on or before the date of such expiration or termination, including all disputed items as well as the Additional Charges due for the last Operating Year, or portion thereof, falling within the Term. Within one hundred fifty (150) days following such expiration or earlier termination, Landlord shall render to Tenant a preliminary uncertified Operating Statement, and Landlord and Tenant shall, subject to year-end adjustments, preliminarily adjust the amount due Landlord or Tenant, as the case may be, for such last year or portion thereof, subject to year-end adjustments, and the party owing any portion of the same to the other shall promptly pay the same. Landlord shall issue a final Operating Statement for such last year or portion thereof on or before April 30 of the succeeding calendar year, and all amounts due Landlord or Tenant based thereon shall be adjusted between the parties.

ARTICLE 4

Landlord Services

        Section 4.01.    Landlord Services.    (a) From and after the date that Tenant first occupies any portion of the Premises for the conduct of Tenant's business, Landlord shall continue to operate the Building in the same manner as it is being operated as of the date hereof and Landlord shall furnish Tenant with the following services (collectively, "Landlord Services"):

          (i)    Landlord shall furnish air conditioning, ventilation and heat ("HVAC") (i) to the common areas of the Building, including, without limitation, the Building lobby to the extent such areas would customarily be provided with such services and (ii) to the Premises, during the hours between 8:00 A.M. and 6:00 P.M. on Business Days throughout the year, subject to all Laws and in accordance with the Specifications for HVAC, which are attached hereto as Exhibit D. Landlord, throughout the Term, shall have free access to any and all mechanical installations of Landlord, including, but not limited to, air-cooling, fan, ventilating and machine rooms and electrical closets; Tenant shall not construct partitions or other obstructions which may unreasonably interfere with Landlord's free access thereto, or unreasonably interfere with the moving of Landlord's equipment to and from the enclosures containing said installations. Neither Tenant, nor its agents, employees or contractors shall at any time enter the said enclosures or tamper with, adjust or touch or otherwise in any manner affect said mechanical installations.

          (ii)  Tenant acknowledges that, during hours other than Business Hours ("Overtime Periods"), the Premises will likely require overtime or alternative HVAC for comfortable occupancy. Tenant further acknowledges that the normal operation of the HVAC System is not designed to provide sufficient cooling of portions of the Premises which shall have an electrical load in excess of 4 watts per square foot of area for all purposes (including lighting and power) or which shall have a human occupancy factor in excess of one person per 150 square feet of usable area. Tenant shall be responsible for the proper distribution of HVAC throughout each floor of the Premises based upon its design criteria, occupancy, equipment and lighting and other factors which affect the effective cooling or heating of each floor.

          (iii)  The Fixed Rent does not reflect or include any charge to Tenant for the furnishing of any HVAC to the Premises during Overtime Periods. Accordingly, if Landlord furnishes HVAC to the Premises at the request of Tenant during Overtime Periods, then Tenant shall pay Landlord additional rent for such services at the Building Rate as determined from time to time, which Building Rate is currently $242.50 per hour. As used herein, the term "Building Rate" shall mean Landlord's cost (not to include any amounts attributable to the depreciation or amortization of HVAC equipment) of providing HVAC services, as reasonably determined by Landlord (without additional charge), computed on the basis of (a) the cost of labor and (b) charges for electricity and other utilities. If any HVAC system providing service to the Demised Premises is at any time providing service simultaneously to other tenants in the Building outside of the Demised Premises (including Landlord), Landlord agrees to charge Tenant for its overtime HVAC service on a pro rata basis. Landlord shall not be required to furnish any such services during any Overtime Periods unless Landlord has received advance written notice delivered to Landlord's designated building manager from Tenant requesting such services prior to 3:00 P.M. of the day upon which such services are requested or by 3:00 PM. of the last preceding Business Day if such Overtime Periods are to occur on a day other than a Business Day. If Tenant fails to give Landlord such advance notice, then failure by Landlord to furnish or distribute any such services during such Overtime Periods shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant's business or otherwise. If more than one tenant utilizing the same system as Tenant requests the same Overtime Periods for the same services as Tenant, the charge to Tenant shall be adjusted pro rata.

          (iv)  Tenant shall be entitled to up to 55 tons of condenser water in the Building and Landlord agrees to reserve such amount for the operation of Tenant's supplemental air conditioning units servicing the Premises on a 24-hour/365-day basis. Landlord shall provide such condenser water to Tenant at a flow rate of 2 gallons per minute per ton and, so long as the outdoor wet bulb temperature does not exceed 78 degrees Fahrenheit, at a temperature not to exceed 87 degrees Fahrenheit. Landlord shall provide a valved outlet to Tenant for access to Tenant's condenser water to the extent such outlet has not already been installed in the Premises. Tenant shall advise Landlord by no later than September 1, 2002 of the amount of condenser water Tenant shall thereafter need for its supplemental condenser water requirements. Prior to the date that Tenant advises Landlord of the amount of air conditioning required, Landlord shall reserve Tenant's Share of the condenser water. If Tenant fails to advise Landlord of the amount of condenser water to reserve for Tenant by the dates set forth in the preceding sentence, Tenant shall be deemed to reserve the Tenant's Share thereof. Tenant shall pay Landlord's actual cost (not to include depreciation or amortization of equipment) from time to time for the amount of condenser water reserved, whether or not actually used by Tenant, which cost is currently $254.00 per ton per year. Landlord agrees to reasonably substantiate such costs to Tenant with bills, invoices and other pertinent documentation. Landlord, upon request of Tenant, will consider in good faith increasing Tenant's Share with respect to the 500 tons of condenser water in the Building based on the current and anticipated needs of Landlord and other tenants at the Building. Should Landlord, after good faith consideration, advise Tenant that it is unable to increase Tenant's Share with respect to such condenser water, Landlord shall, at Tenant's request, consider in good faith after consideration of the amount of current and future riser space and roof space and other relevant factors, allowing Tenant to install, at Tenant's sole cost and expense, a cooling tower on the roof of the Building for Tenant's additional air conditioning needs, subject to such reasonable requirements and reimbursement and indemnity obligations as Landlord may impose with respect thereto.

          (v)  Landlord shall provide non-exclusive passenger elevator service to each floor of the Premises twenty-four (24) hours per day, seven (7) days per week, it being agreed that Landlord may reasonably reduce the number of elevator cars in operation at times other than Business Hours.

          (vi)  Landlord will, through vertical plumbing risers in the Building, supply Tenant with (i) an adequate quantity of warm and cool water for (a) lavatory, cleaning and drinking purposes, and (b) pantry purposes, provided that there is no more than (4) pantries per floor of the Premises consuming not more than (3) gallons per minute per pantry, and such pantry consists of no more than a sink, a unit for brewing and dispensing coffee, an icemaker, a dishwasher, a microwave, vending machines and a refrigerator, and that the same are used by Tenant for standard pantry purposes in keeping with a First-Class Office Building, and (ii) a quantity of water for Tenant's sprinklers in the Premises which complies with Laws. Landlord will also supply Tenant with make-up water for Tenant's supplemental HVAC, and, if Tenant's use of such make-up water exceeds the amount typically used by tenants leasing similar amounts of space in other First Class Office Buildings, Landlord shall have the right to install a meter at Tenant's expense to measure Tenant's use of make-up water and charge Tenant Landlord's cost for providing such water.

          (vii) Landlord shall provide electrical capacity equal to 6 watts, demand load, exclusive of the HVAC system serving the Premises, per usable square foot contained in the Premises; such electrical capacity shall be available at the electrical closet on each floor of the Building on which the Premises is located (it being understood that Tenant shall be responsible for distributing such electrical capacity from the electrical closet to the Premises). In no event shall Tenant's consumption of electricity exceed the capacity of existing feeders to the Building or the risers or wiring serving the Premises (which shall not be less than 6 watts, demand load, exclusive of the HVAC system serving the Premises, per usable square foot), nor shall Tenant be entitled to any unallocated power available in the Building unless, in Landlord's judgment (taking into account the then existing and future reasonably anticipated needs of other then existing and future tenants, including Landlord, and other needs of the Building), the same is available and reasonably necessary for Tenant's use. If such additional capacity is not available, Landlord shall, if reasonably feasible, extend or install, at Tenant's sole cost and expense (which expense shall equal Landlord's actual out-of-pocket costs), additional risers.

          (viii) From and after the date that Tenant first occupies any portion of the Premises for the conduct of Tenant's business, cleaning services shall be provided in accordance with the standards set forth on Exhibit G attached hereto. Landlord shall not be required to perform any (A) extra cleaning work in the Premises required because of (w) carelessness, indifference, misuse or neglect on the part of Tenant, its subtenants or their respective employees or visitors, (x) interior glass partitions or an unusual quantity of interior glass surfaces, (y) non-building standard materials or finishes installed in the Premises and/or (z) the use of the Premises other than during Business Hours on Business Days and/or (B) removal from the Premises and the Building of any refuse of Tenant (x) in excess of that ordinarily accumulated in business office occupancy, including, without limitation, kitchen refuse and/or (y) at times other than Landlord's standard cleaning times, which times shall be consistent with the times during which offices are customarily cleaned. Notwithstanding the foregoing, Landlord shall not be required to clean any portions of the Premises used for preparation, serving or consumption of food or beverages, training rooms, data processing or reproducing operations, private lavatories or toilets or other special purposes requiring greater or more difficult cleaning work than office areas, and Tenant shall retain Landlord's cleaning staff or Landlord's cleaning contractor, as applicable, to perform such cleaning at Tenant's expense. Landlord agrees that the rate charged to Tenant for any additional cleaning services shall be at Landlord's standard cleaning rates. Landlord's cleaning staff or Landlord's cleaning contractor, as applicable, shall have access to the Premises after 5:00 p.m. and before 8:00 a.m. and shall have the right to use, without charge therefor, all light, power and water in the Premises reasonably required to clean the Premises. Subject to the terms and conditions of the Overlease, Tenant shall have the right to provide cleaning services to the Premises so long as (A) the vendors of such cleaning services do not present any labor or union concerns to Landlord as determined by Landlord in its sole discretion, (B) Tenant contracts directly with such vendors and agrees to be responsible for all costs associated therewith, and (C) the cleaning services include at a minimum the items shown on Exhibit G attached hereto. The amounts payable by Tenant in respect of Operating Expenses shall be reduced by any amounts actually saved by Landlord as a result of Tenant's provision of cleaning services.

          (ix)  Freight elevator service and the use of the loading dock shall be provided to the Premises on an equitable basis from 8:00 a.m. to 5:00 p.m. Monday through Friday, free of charge, and on a reserved basis at all other times upon the payment of Landlord's actual cost for the use of the freight elevator and loading dock, including, without limitation, the cost of an operator for the elevator. Notwithstanding the foregoing, Tenant shall be entitled to twenty five (25) hours of free overtime freight elevator service during its initial move-in.

          (x)  Landlord shall not discriminate against Tenant with respect to the use of the Building escalators.

          (b)  Landlord may stop or interrupt any Landlord Services, electricity, or other service and may stop or interrupt the use of any Building facilities and systems at such times as may be necessary and for as long as may reasonably be required by reason of accidents, strikes, or the making of repairs, alterations or improvements, or inability to secure a proper supply of fuel, gas, steam, water, electricity, labor or supplies, or by reason of any other cause (other than lack of funds) beyond the reasonable control of Landlord ("Force Majeure"). Landlord shall use reasonable diligence (which shall not include incurring overtime charges unless (x) the stoppage or interruption is the result of Landlord's negligence or (y) the stoppage or interruption is for non-emergency repairs, causes a material disruption to Tenant's business and did not occur as a result of work that benefited the Premises or (z) Tenant requests the same in which event Landlord shall employ contractors or labor at so-called overtime or other premium pay rates and incur any other overtime costs or expenses in making any repairs, and Tenant, if Tenant has requested such service shall pay to Landlord, as additional rent, within thirty (30) days after demand, an amount equal to the difference between the overtime or other premium pay rates and the regular pay rates for such labor together with any other overtime costs or expenses so incurred) to make such repairs as may be required to machinery or equipment within the Project to provide restoration of any Landlord Services and, where the cessation or interruption of such Landlord Services has occurred due to circumstances or conditions beyond the Project boundaries, to cause the same to be restored by diligent application or request to the provider. Landlord shall have no liability to Tenant by reason of any stoppage or interruption of any Landlord Service, electricity or other service or the use of any Building facilities and systems for any reason unless any such stoppage or interruption was caused by Landlord's own gross negligence or continues as a result of Landlord's failure to use reasonable diligence to repair as required in the foregoing sentence.

          (c)  Without limiting any of Landlord's other rights and remedies, if Tenant shall be in material monetary default beyond any applicable notice and/or grace period, Landlord shall not be obligated to furnish to the Premises any service outside of Business Hours on Business Days, and Landlord shall have no liability to Tenant by reason of any failure to provide, or discontinuance of, any such service during the continuance of any such default. For purposes hereof, material monetary default shall mean default in the payment of Fixed Rent, recurring Additional Charges and non-recurring Additional Charges in an amount in excess of $50,000, unless such amounts are in good faith dispute or have been submitted to arbitration in accordance with the terms hereof.

          (d)  "Business Hours" means 8:00 a.m. to 6:00 p.m., Monday through Friday. "Business Days" means all days except Saturdays, Sundays and holidays, which shall include (but shall not be limited to) days which are either (i) observed by both the federal and the state governments as legal holidays or (ii) designated as a holiday by the applicable building service union employee service contract or operating engineers contract; provided, that the holidays covered under subsections (i) and (ii) above shall not be duplicative and provided, further, that Lincoln's Birthday shall be deemed to be a Business Day. Notwithstanding the foregoing, and subject to the terms and conditions of this Lease, Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week.

          (e)  "Rules and Regulations" means the rules and regulations attached hereto as Exhibit C, as the same may be modified or amended from time to time in Landlord's reasonable discretion, provided that Tenant shall have been given reasonable notice of such modifications or amendments. If there is any conflict between the provisions of the Rules and Regulations and the provisions of this Lease, the provisions of this Lease will control. Landlord shall not discriminate against Tenant in the promulgation and enforcement of the Rules and Regulations.

          (f)    Tenant's right to use the fire stairwells for convenience stairs purposes under Section 2.01 above shall be subject to such restrictions and guidelines as Landlord may reasonably require, including without limitation: (i) Tenant shall use such fire stairwells for the purposes of ingress and egress between adjacent floors of the Premises by Tenant and its employees, agents and invitees, and for no other use; (ii) Landlord shall have the right to make at Tenant's sole cost and expense such alterations of and accommodations to security or other alarm systems in the Building as may be necessary to prevent any employees, agents and invitees of Tenant from activating such alarm systems solely as a result of their use of such fire stairwells for the use permitted hereunder or to address the security concerns of other subtenants of Landlord; (iii) Tenant shall not be permitted to alter any portion of such fire stairwells except such decorative alterations as may be permitted under Applicable Law; and (iv) Tenant shall make, or shall permit Landlord to make, each at Tenant's sole cost and expense, such alterations of and accommodations to any doors leading to the Premises from such fire stairwells as may be necessary to prevent the Premises from being accessible to unauthorized persons, and Tenant shall indemnify Landlord from any claims based on any unauthorized persons accessing the Premises from such fire stairwells, or any other claim based on access to the fire stairwells by an employee, agent or invitee of Tenant.

        Section 4.02.    Auditorium and Cafeteria.     (a) Tenant shall have the right to utilize the Auditorium up to four (4) times per year on a scheduled basis, subject to the provisions of this Section 4.02.

        (b)  If Tenant desires to use the Auditorium, Tenant shall give notice to Landlord prior to November 1st of each calendar year of the dates on which Tenant desires to use the Auditorium during the subsequent calendar year. Landlord shall grant to Tenant the use of the Auditorium on such requested dates provided the same have not been previously reserved. In addition, Tenant shall have the right to request the use of the Auditorium on other dates upon such prior notice as may be practicable. Landlord shall reasonably consider such requests in light of the anticipated use of the Auditorium for other purposes.

        (c)  Landlord shall charge Tenant for use of the Auditorium $5,000 per day. The Auditorium may be reserved in full day or half day increments (and the charges therefor adjusted accordingly). Additionally, if Tenant utilizes a portion of the Auditorium at the same time another tenant utilizes another portion of the Auditorium, the charges therefor will be appropriately apportioned. The foregoing charge shall be "all-inclusive" and shall cover the costs of Landlord's supplying a customary number of employees to operate the media equipment, cleaning, air conditioning and all other services within the customary scope of operation of the Auditorium. To the extent Tenant may request supplemental services outside of such scope, Tenant shall billed at Landlord's actual cost therefor, without regard to whether Tenant is obligated to pay the $5000 charge.

        (d)  All media equipment in the Auditorium shall be operated by Landlord's employees or agents, provided that Tenant's employees shall have the right to be present during the operation of the media equipment to ensure the confidentiality of all of Tenant's presentations and confidential information, and Landlord's employees or agents shall reasonably cooperate with Landlord's employees to ensure such confidentiality.

        (e)  The Cafeteria shall be operated only by Landlord and Landlord's agents. For so long as Landlord maintains the Cafeteria in the Building, Tenant, its employees based at the Building and their business guests will have the right to use the Cafeteria on the same basis as Landlord, and Landlord agrees not to discriminate against Tenant in the use and enjoyment of, or access to, the Cafeteria. In the event Landlord does not charge its employees for use of the Cafeteria, Landlord shall charge Tenant's employees the standard menu prices for Cafeteria food and products. Landlord agrees to make available for purchase by Tenant's business visitors and employees "charge up" cards on the same basis as Landlord makes such cards available to Landlord's employees and visitors by installing one or more "cash to card" machines outside the Cafeteria. Notwithstanding anything to the contrary in this Section 4.02(e), in no event shall the Cafeteria be made available to any construction workers performing work at the Building on behalf of Tenant or employees of Tenant not occupying portions of the Premises. Landlord may establish from time to time reasonable rules and regulations for the operation of the Cafeteria.

        (f)    If Landlord utilizes the Concourse Space (as defined in the Overlease) as a conference center and makes this space available to other tenants in the Building for such use, Tenant shall have the right, on a similar basis with other tenants, to such use of the Concourse Space.

        Section 4.03.    Telecommunications.    Subject to Landlord's reasonable prior approval and, to the extent required by the Overlease, the written approval of Overlandlord, Tenant shall have the right to install, maintain and operate, at Tenant's sole cost and expense, communications equipment (e.g., a satellite dish) in a location on the roof of the Building, which location shall be mutually agreed upon by Landlord and Tenant but shall not comprise more than twenty (20) square feet of roof space. Such communications equipment shall weigh no more than twenty (20) pounds. There shall be no charge for such roof space. Landlord shall provide Tenant with sufficient asbestos free shaft space within the Building which is reasonably required to satisfy Tenant's telecommunication needs (including (a) shaft space for one 2-inch conduit from the telecom "point of entry" room in the Building to the Premises and from the Premises to the roof for its telecommunications requirements and (b) space in a single shaft for four 4-inch conduits from such "point of entry room" to the Premises), but only to the extent such needs are not based on telecommunications use in excess of that which is customary for commercial tenants of First-Class Office Buildings (as defined in the Overlease) using their premises for general administrative office use.

        Section 4.04.    Security.    Landlord will furnish security for the common areas of the Building, the procedures for which and type of security systems and personnel involved shall be determined by Landlord, it being understood and agreed that Landlord shall have no obligation to provide any security services or systems to the Premises or to any area or system that is exclusively used by, or is exclusively available to, Tenant other than the 12 existing tap-in points to the Building's main vertical sprinkler riser and existing class "E" life-safety system on each floor of the Premises, to which 12 tap-in points Tenant shall be entitled at Tenant's expense to connect its sprinkler systems and life-safety systems in accordance with the terms of this Lease. Tenant, at Tenant's expense, shall be allowed to interface its electronic security and life safety systems with the Building's systems so that Tenant will be able to trigger the Building's (i) security alarms through its security system (if the existing security system, as modified, is capable of handling the same), and (ii) life safety system alarms through its life safety system (if the existing life safety system, as modified, is capable of handling the same) provided that Tenant's system (and the interfacing of the same with the Building's systems) are compatible with, and do not materially adversely affect, the Building's system. Landlord shall provide to Tenant employee access cards for the employees of Tenant located at the Building, the number of which Tenant estimates to be 500, it being understood that no employee shall be permitted access to the Building without a valid and proper access card. The cost of up to the first 500 access cards issued prior to the later of December 31, 2002 and the Possession Date shall be borne by Landlord. Tenant shall reimburse Landlord for its actual cost of supplying any future access cards or any replacement cards.

ARTICLE 5

Leasehold Improvements; Tenant Covenants

        Section 5.01.    Initial Improvements.    (a) Except to the extent expressly provided for herein, including all work necessary to satisfy the Delivery Condition, the costs of which shall be borne by Landlord, all improvements, alterations and betterments (an "Alteration") shall be performed by Tenant at Tenant's expense in accordance with the terms of this Article 5.

        (b)  Tenant may improve the Premises for Tenant's initial occupancy in accordance with detailed specifications and working drawings to be prepared by Tenant's engineer and architect. The detailed specifications and working drawings are herein after referred to as "Tenant's Plans", and the work shown by the Tenant's Plans is hereinafter referred to as "Tenant's Initial Improvements".

        (c)  Tenant shall proceed forthwith to cause Tenant's Plans to be prepared by an architect licensed as such in the State of New York. Tenant's Plans, including structural and mechanical drawings and specifications, shall be prepared at Tenant's sole cost and expense. Tenant shall submit five (5) sets of Tenant's Plans, and two (2) CAD discs which shall contain such Tenant's Plans in CAD format to Landlord for Landlord for Landlord's approval. Landlord agrees to review Tenant's Plans and to approve the same or make written exceptions thereto within fifteen (15) Business Days from the date of the submission of the plans, provided that Landlord shall have twenty (20) Business Days to approve or disapprove any structural alterations proposed by Tenant. Landlord agrees not to unreasonably withhold or delay its approval of Tenant's Plans, and failure by Landlord to provide the written exceptions within the applicable period aforesaid shall be deemed approval of Tenant's Plans. If Landlord disapproves Tenant's Plans, Tenant shall revise them and re-submit them to Landlord for approval. Any disapproval given by Landlord shall be accompanied by a statement in reasonable detail of the reasons for such disapproval, itemizing those portions of the plans so disapproved. Landlord shall advise Tenant within ten (10) Business Days following receipt of Tenant's revised plans of Landlord's approval or disapproval of the revised plans or portions thereof, and shall set forth its reasons for any such further disapproval in writing and in reasonable detail. If Landlord fails to approve or disapprove such revised plans within such ten (10) Business Day period, Landlord shall be deemed to have approved such revised plans or such portions thereof; provided, that no earlier than five (5) Business Days prior to the expiration of such ten (10) Business Day period, Tenant shall send a second notice to Landlord with the phrase "FAILURE TO APPROVE OR DISAPPROVE TENANT'S PLANS, AS REVISED, SHALL RESULT IN THE DEEMED APPROVAL OF TENANT'S PLANS, AS REVISED" in bold lettering at the top of such notice. Any dispute regarding the reasonableness of Landlord's withholding of its consent to Tenant's Plans shall be submitted to expedited arbitration pursuant to Section 9.19 hereof. Upon approval by Landlord of Tenant's Plans, Tenant shall submit the same to the New York City Department of Buildings for approval and for issuance of a building permit to perform the Improvements. Landlord agrees, at Tenant's cost and expense, to cooperate with Tenant and Tenant's architect and engineer in providing information needed for the preparation of Tenant's Plans, the application for a building permit and all other permits required for the Improvements and to promptly execute all documents required to be signed by Landlord.

        (d)  Tenant agrees to hire a reputable general contractor, construction manager or subcontractors, materialmen engineers and architects (hereinafter "Contractor(s)") to be approved by Landlord such approval not to be unreasonably withheld or delayed (other than with respect to Contractors performing connections to any Building systems which Contractors shall be those designated by Landlord provided such Contractors shall perform such work at market prices), to perform Tenant's Initial Improvements in a good and workmanlike manner in accordance with (x) the approved Tenant's Plans and any material amendments or additions thereto approved by Tenant and Landlord and all municipal authorities having jurisdiction; provided that Landlord shall not unreasonably withhold or delay its approval of any such material amendments or additions (it being agreed that Landlord's approval shall not be required for any amendments, additions, change orders or modifications to Tenant's Plans costing less than $100,000 each (or $300,000 in the aggregate for all changes made to Tenant's Plans) or that consist solely of cosmetic or decorative changes not visible from the outside of the Building unless the same (i) affects the usage or the proper functioning of any of the Building systems or (ii) materially changes the scope of Tenant's Initial Improvements) and further provided, that, with respect to any subsequent amendments, additions, change orders or modifications after Landlord's approval of Tenant's Plans, Landlord shall approve or disapprove of such changes within ten (10) business days of the receipt of such changes (to the extent such approval of Landlord is required pursuant to this Section 5.01(d)) from Tenant and (y) all provisions of Laws and any and all permits and other requirements specified by any ordinance, law or public regulation. Tenant shall cause the Contractor(s) to obtain and maintain throughout the work, Workers' Compensation Insurance and New York State Disability Insurance in the amounts required under any applicable Laws and comprehensive general liability insurance, including contractual liability coverage, in an amount of not less than $2 million combined single limit for bodily injury or death for any one occurrence, and for property damage, plus a $10 million umbrella policy; provided, however, that any subcontractor or materialman shall only be required to carry such liability insurance as is being carried by prudent subcontractors or materialmen within such trade at the time such subcontractor or materialman is being employed by Tenant or its Contractors. The liability coverage shall name Landlord and Overlandlord as additional insured parties, and Tenant shall deliver to Landlord proper certificates of insurance confirming the coverages described above prior to commencement of Tenant's Initial Improvements. If Tenant acts as its own General Contractor or Construction Manager, Tenant shall obtain and maintain such insurance. All Contractor(s) shall be members of a union affiliated with the building trades in the City of New York that has jurisdiction over the Building and Tenant's Initial Improvements. Tenant shall pay Landlord, within thirty (30) days after being billed therefor, the actual out of pocket fees and disbursements paid by Landlord to architects, engineers and other technical advisors, other than the regular staff of Landlord for reviewing Tenant's Plans, provided such fees are commercially reasonable.

        (e)  Landlord shall pay to Tenant pursuant to Section 5.01(f) hereof Construction Costs and Soft Costs (as hereinafter defined) for the Premises in an amount (the "Construction Allowance") which shall not exceed $3,683,925 provided that payments in respect of Soft Costs shall not in the aggregate exceed twenty percent (20.0%) of the Construction Allowance. Tenant shall pay from its own funds, and Landlord shall have no obligation with respect to, (y) any and all costs which are not Construction Costs or Soft Costs and/or (z) any and all Construction Costs in excess of the Construction Allowance or Soft Costs in excess of the limitation described in the foregoing sentence. As used in this Lease, the term "Construction Costs" means amounts actually incurred and paid by Tenant and Tenant's contractors, subcontractors and vendors in connection with Tenant's Initial Improvements solely for the documented, bona fide cost of (i) construction supplies and materials which are physically installed in and made a part of the Premises, including, without limitation, the documented, bona fide costs of carpeting, wall coverings, partitions, any electric meter or submeter, and permit fees, and (ii) labor actually performed within the Premises. The term "Soft Costs" means amounts actually incurred and paid by Tenant in connection with Tenant's Initial Improvements solely for the documented, bona fide cost of accounting, legal, architectural, engineering and other professional or consulting services. In addition to the foregoing, and subject to this Section 5.01 (other than Section 5.01(f) relating to the Construction Allowance), if Tenant installs a system of variable air volume fan-powered boxes in the Premises in connection with the installation of Tenant's Initial Improvements then Landlord shall pay to Tenant an amount equal to $50,000.

        (f)    Upon written request from Tenant (a "Tenant Request") made no more frequently than monthly and provided that no Event of Default shall have occurred and be continuing under this Lease on the date of such Tenant Request, Landlord shall pay to Tenant and amount (the "Draw Amount") equal to the lesser of (i) the amount requested in such Tenant Request as has been incurred by Tenant in respect of Construction Costs and Soft Costs, subject to the limitations on reimbursement set forth in Section 5.01(e) above, and (ii) the Construction Allowance less the aggregate amount paid by Landlord to Tenant pursuant to all prior Tenant Requests, any such Draw Amount to be paid upon Landlord's receipt of the following written documentation reasonably satisfactory to Landlord (the "Advice"):

          (i)    a written Tenant Request identifying the Draw Amount requested;

          (ii)  copies of paid invoices and bills incurred by Tenant in connection with Tenant's Initial Improvements totaling the Draw Amount payable pursuant to the applicable Tenant Request;

          (iii)  a copy of each AIA Form G702 ("Application and Certificate for Payment") delivered to Tenant by Tenant's architect in connection with the applicable Tenant Request, each completed in full and signed by Tenant's contractor and architect (in each case with a complete copy of the related AIA Form G703 attached, if any);

          (iv)  notarized lien waivers in proper form for recording and otherwise in form and substance reasonably satisfactory to Landlord, signed by an officer of the general contractor, certifying that such contractor waives all liens and rights of lien against all work, services and materials the cost of which was included in the Draw Amount paid by Landlord pursuant to the prior Tenant Request; and

          (v)  with respect to the Tenant Request that requests payment of the last dollar of the Construction Allowance, (i) a notarized certificate signed by a duly authorized officer of Tenant having responsibility for real estate matters certifying that Tenant's Initial Improvements are substantially complete and all invoices therefor have been paid in full.

        Section 5.02.    Alterations Generally.    (a) Tenant shall make no Material Alterations without Landlord's and, to the extent required pursuant to the terms of the Overlease, Overlandlord's prior written approval. "Material Alteration" means an Alteration that (i) is not limited to the interior of the Premises or which affects the exterior (including the appearance) of the Building, (ii) is structural and which in Landlord's sole judgment adversely affects the structural integrity or the strength of the Building either during construction or upon completion, (iii) affects the usage or the proper functioning of any of the base building systems provided by Landlord, (iv) requires the consent of any Superior Mortgagee or Superior Lessor, or (v) requires any governmental permits. In no event shall Tenant have any right to install interior stairwells or a kitchen or other food preparation facility (other than pantries). Alterations shall not include (and Landlord's approval shall not be required for) decorations, painting, wall papering, carpeting or the installation or removal of Tenant's Property or any other movable equipment, furniture, furnishings and other personal property that is not affixed to the Premises. Tenant shall be permitted to make improvements, changes or alterations ("Minor Alterations") in or to the Premises which are not Material Alterations provided that prior to commencing performance of such Minor Alterations Tenant shall submit to Landlord Alteration Plans therefor for Landlord's review and approval, provided, however, that Landlord's approval shall not be required for Minor Alterations which (x) do not constitute a part of Tenant's Initial Alterations, (y) cost less than $200,000 in the aggregate within a single twelve (12) month period and (z) do not require the consent of Overlandlord or have been consented to by Overlandlord. The performance of any Alteration shall not be done in a manner which would violate Landlord's union contracts affecting the Project, or create any work stoppage, picketing, labor disruption, disharmony or dispute or any interference with the business of Landlord or any tenant or occupant of the Building. Tenant shall immediately stop the performance of any Alteration if Landlord notifies Tenant that continuing such Alteration would violate Landlord's union contracts affecting the Project, or create any work stoppage, picketing, labor disruption, disharmony or dispute or any interference with the business of Landlord or any tenant or occupant of the Building. Tenant shall have the right to perform Alterations 24 hours per day, 7 days a week so long as any activity that creates a disturbance, such as core drilling, shall be performed before or after Business Hours. No fee for supervision shall be charged by Landlord with respect to any Alteration or Tenant's Initial Improvements.

        (b)  Landlord and Tenant agree that the following provisions of this Section 5.02(b) shall apply only to Alterations which do not constitute a part of Tenant's Initial Alterations ("Subsequent Alterations"), as to which Section 5.01 hereof shall govern. Tenant, in connection with any Alteration, shall comply with the Rules and Regulations applicable thereto Except as otherwise provided herein, Tenant shall not proceed with any Alteration unless and until Landlord approves Tenant's plans and specifications ("Alteration Plans") therefor in writing. Landlord's approval for non-structural alterations or alterations that do not adversely impact the proper functioning of Building systems shall not be unreasonably withheld or delayed. Landlord shall have thirty (30) days from the submission of Tenant's Alteration Plans to approve or disapprove of such plans. If Landlord fails to approve or disapprove

Tenant's Alteration Plans during such period, the same shall be deemed approved. If Landlord disapproves of Tenant's Alteration Plans, such disapproval shall be accompanied by a statement in reasonable detail of the reasons for such disapproval, itemizing those portions of the plans so disapproved. Landlord shall advise Tenant within thirty (30) days following the receipt of Tenant's revised plans of Landlord's approval or disapproval of the revised Alteration Plans or portions thereof and shall set forth its reasons for any such further disapproval in writing. If Landlord fails to approve or disapprove such revised Alteration Plans within thirty (30) days following the receipt thereof, Landlord shall be deemed to have approved such revised Alteration Plans; provided, that no earlier than ten (10) days prior to the expiration of such thirty (30) day period, Tenant shall send a second notice to Landlord with the phrase "FAILURE TO APPROVE OR DISAPPROVE ALTERATION PLANS, AS REVISED, WITHIN TEN (10) DAYS AFTER THE DATE HEREOF SHALL RESULT IN THE DEEMED APPROVAL OF ALTERATION PLANS, AS REVISED" in bold lettering at the top of such notice. Any dispute regarding the reasonableness of Landlord's withholding of its approval to Tenant's Alteration Plans may be submitted to expedited arbitration by either party pursuant to Section 9.19 of this Lease. Any review or approval by Landlord of Tenant's Alteration Plans is solely for Landlord's benefit, and without any representation or warranty to Tenant with respect to the adequacy, correctness or efficiency thereof, its compliance with Laws or otherwise. Landlord agrees that it shall reasonably cooperate with Tenant's efforts to obtain any required approvals from the City of New York Landmarks Preservation Commission in connection with any Alteration so long as (x) such Alteration shall have been approved by Landlord to the extent required under the terms of this Lease and (y) Landlord shall not incur any expense or liability in connection with such cooperation.

        (c)  Tenant shall pay to Landlord within thirty (30) days of receipt of Landlord's invoice therefor Landlord's reasonable, actual out-of-pocket costs and expenses paid to architects, engineers and other technical advisors by Landlord or any Superior Lessor or Superior Mortgagee for reviewing Tenant's Alteration Plans and inspecting Alterations. Landlord shall not be entitled to charge Tenant any supervisory fee in connection with its review or consent of the proposed Alteration.

        (d)  Upon the completion of any Alteration in accordance with the terms of this Section 5.02 Tenant shall submit to Landlord (x) proof evidencing the payment in full for said Alteration, (y) written unconditional lien waivers of mechanics' liens and other liens on the Project from all contractors performing said Alteration and (z) all submissions required pursuant to Laws.

        (e)  Tenant shall obtain (and furnish copies to Landlord of) all necessary governmental permits and certificates for the commencement and prosecution of Alterations and for final approval thereof upon completion, and shall cause Alterations to be performed in compliance therewith, and in compliance with all Laws and with the Alteration Plans approved (or deemed approved) by Landlord. Alterations shall be diligently performed in a good and workmanlike manner, using new materials and equipment at least equal in quality and class to the then standards for the Building reasonably established by Landlord. Alterations shall be performed by contractors first approved by Landlord (which approval shall not be unreasonably withheld or delayed); provided, that any Alterations which involve performing connections to any Building system shall be performed only by the contractor(s) designated by Landlord, which contractors shall perform such work at market prices.

        (f)    Throughout the performance of Subsequent Alterations, Tenant shall carry, or shall cause its contractors to carry, worker's compensation insurance in statutory limits, "all risk" Builders Risk coverage and general liability insurance, with completed operation endorsement, for any occurrence in or about the Project, under which Landlord and its agent and any Superior Lessor and Superior Mortgagee whose name and address have been furnished to Tenant shall be named as parties insured, in such limits as Landlord may reasonably require, with insurers reasonably satisfactory to Landlord. Tenant shall furnish Landlord with evidence that such insurance is in effect at or before the commencement of the Subsequent Alterations and, on request, at reasonable intervals thereafter during the continuance of the Subsequent Alterations.

        (g)  Should any mechanics' or other liens be filed against any portion of the Project by reason of the acts or omissions of, or because of a claim against, Tenant or anyone claiming under or through Tenant, Tenant shall cause the same to be canceled or discharged of record by bond or otherwise within twenty (20) days after notice from Landlord. If Tenant shall fail to cancel or discharge said lien or liens within said twenty (20) day period, Landlord may cancel or discharge the same and, upon Landlord's demand, Tenant shall reimburse Landlord for all costs incurred in canceling or discharging such liens, together with interest thereon at the Interest Rate from the date incurred by Landlord to the date of payment by Tenant, such reimbursement to be made within twenty (20) days after receipt by Tenant of a written statement from Landlord as to the amount of such costs. Tenant shall indemnify and hold Landlord harmless from and against all costs (including, without limitation, reasonable attorneys' fees and disbursements and costs of suit), losses, liabilities or causes of action arising out of or relating to any Alteration, including, without limitation, any mechanics' or other liens asserted in connection with such Alteration.

        (h)  Tenant shall deliver to Landlord, within 60 days after the completion of an Alteration, five (5) sets of "as-built" drawings thereof and two (2) CAD discs which shall contain such "as-built" drawings in CAD format, both of which shall have been prepared by Tenant's architect. During the Term, Tenant shall keep records of Material Alterations including plans and specifications, copies of contracts, invoices, evidence of payment and all other records customarily maintained in the real estate business relating to Alterations and the cost thereof and shall, within 30 days after demand by Landlord, furnish to Landlord copies of such records.

        (i)    All Alterations to and Fixtures installed by Tenant in the Premises shall be fully paid for by Tenant in cash and shall not be subject to conditional bills of sale, chattel mortgages, or other title retention agreements.

        (j)    Tenant, at its sole cost and expense, shall have the right to have an uninterruptible power system ("UPS") installed within the Premises provided that (i) Tenant shall use experienced and qualified contractors (each subject to Landlord's reasonable approval) to install, maintain, replace or remove the UPS, (ii) any such installation, maintenance, replacement, removal or use shall be reasonably approved by Landlord, (iii) Tenant shall be responsible for all costs incurred in connection therewith, (iv) Tenant's installation of UPS shall not have an adverse effect on the Building or be in violation of applicable Laws, and (v) Tenant shall be responsible for reinforcing the floor, if required, and for restoring the Premises to their original condition upon expiration or termination of the Lease.

        (k)  Tenant shall have the right to install no more than twenty (20) square feet of louvered windows on the 24th Street side of the Building in a location reasonably designated by Landlord after consultation with Tenant, which location shall already accommodate window installation without demolition to the outer wall of the Building, for the purpose of providing Tenant with fresh air intake, provided Tenant has otherwise complied with all terms of this Lease applicable to such Alteration.

        Section 5.03.    Landlord's and Tenant's Property.    (a) All fixtures, equipment, improvements and appurtenances attached to or built into the Premises, whether or not at the expense of Tenant (collectively, "Fixtures"), shall be and remain a part of the Premises and shall not be removed by Tenant except at Tenant's expense in connection with a renovation of the Premises for continued occupancy by Tenant. All Fixtures constituting Improvements and Betterments shall be the property of Tenant during the Term and, upon expiration or earlier termination of this Lease, shall become the property of Landlord. All Fixtures other than Improvements and Betterments shall, upon installation, be the property of Landlord "Improvements and Betterments" means (i) all Fixtures, if any, installed at the expense of Tenant, whether installed by Tenant or by Landlord (i.e., excluding any Fixtures paid for by Landlord directly or by way of an allowance) and (ii) all carpeting in the Premises.

        (b)  All movable partitions, business and trade fixtures, machinery and equipment, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Premises (collectively, "Tenant's Property") shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term; provided, that if any Tenant's Property is removed, Tenant shall repair any damage to the Premises or to the Building resulting from the installation and/or removal thereof.

        (c)  At or before the Expiration Date or any earlier termination of this Lease, Tenant, at Tenant's expense, shall remove Tenant's Property from the Premises (except such items thereof as Landlord shall have expressly permitted to remain, which shall become the property of Landlord), and Tenant shall repair any damage to the Premises or the Building resulting from any installation and/or removal of Tenant's Property. Any items of Tenant's Property which remain in the Premises after the Expiration Date or any earlier termination of this Lease, may, at the option of Landlord, be deemed to have been abandoned, and may be retained by Landlord as its property or disposed of by Landlord, without accountability, in such manner as Landlord shall determine, at Tenant's expense.

        (d)  Landlord shall advise Tenant at the time it approves any Tenant's Alteration Plans whether Landlord will require Tenant, notwithstanding Section 5.03(a), to remove all or any Fixtures, Improvements and Betterments, including without being limited to, kitchens, vaults, safes, raised flooring and interior stairwells; provided, however, that Tenant shall not be required to remove any improvements that are solely decorative work or constitute a standard office installation. If Landlord shall have so advised Tenant, then Tenant, at Tenant's expense, prior to the Expiration Date or, in the case of an earlier termination of this Lease, within 30 days after the giving of such notice by Landlord, shall remove the same from the Premises and shall repair and restore and Premises to a condition sufficient to receive the installation of new improvements without any additional demolition or preparation by Landlord.

        Section 5.04.    Access and Changes to Building.    (a) Subject to the terms of Sections 5.04(d) and 5.05(c) below, Landlord reserves the right, at any time, to make changes in or to the Project as Landlord may deem necessary or desirable, and Landlord shall have no liability to Tenant therefor, provided that after such change access to the Premises is reasonably equivalent to that which existed prior to such change, it being agreed that the "reasonably equivalent" standard shall not apply if such changes are made in order to comply with Laws and cannot be completed in a reasonably equivalent manner at a reasonably equivalent cost, does not affect the nature of the Project and does not eliminate any of the specific benefits granted to Tenant under this Lease. Landlord may install and maintain pipes, fans, ducts, wires and conduits within or through the walls, floors or ceilings of the Premises; provided, that if there are no dropped ceilings in any of the floors of the Premises, such pipes, fans ducts, wires and conduits shall be installed in a manner consistent with any other exposed elements. In exercising its rights under this Section 5.04, Landlord shall use reasonable efforts to (1) minimize any interference with Tenant's use of the Premises for the ordinary conduct of Tenant's business and (2) to not reduce the size of the Premises except to a de minimis extent. In the event that the floor space in any floor in the Premises is reduced and the change which caused such reduction did not benefit Tenant, the Fixed Rent and Additional Charges for such floor shall be proportionately reduced. Tenant shall not have any easement or other right in or to the use of any door or any passage or any concourse or any plaza connecting the Building with any subway or any other building or to any public conveniences, and the use of such doors, passages, concourses, plazas and conveniences may, without notice to Tenant, be regulated or discontinued at any time by Landlord.

        (b)  Except for the space within the inside surfaces of all walls, hung ceilings, floors, windows and doors bounding the Premises, all of the Building, including, without limitation, exterior Building walls, core corridor walls and doors and any core corridor entrance, any terraces or roofs adjacent to the Premises, and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, and the use or occupancy thereof, as well as access thereto through the Premises, are reserved to Landlord and are not part of the Premises. Landlord reserves the right to name the Building to change the name or address of the Building at any time and from time to time.

        (c)  Landlord shall have no liability to Tenant if at any time any windows of the Premises are either temporarily darkened or obstructed by reason of any repairs, improvements, maintenance and/or cleaning in or about the Building (or permanently darkened or obstructed if required by Law) or covered by any translucent material for the purposes of energy conservation, or if any part of the Building, other than the Premises, is temporarily or permanently closed or inoperable; provided, that if the same adversely affects Tenant's use and occupancy of the Premises, Landlord shall only have the right to do so if required by Law. If at any time the windows of the Premises are temporarily closed, darkened or bricked-up, Landlord shall perform such repairs, maintenance, alterations or improvements with reasonable diligence as are reasonably required to restore the same and, unless such condition has been imposed pursuant to Law, Landlord shall use reasonable efforts to minimize the period of time during which such windows are temporarily closed, darkened or bricked up.

        (d)  Landlord and persons authorized by Landlord shall have the right, at reasonable times and upon reasonable advance notice to Tenant (except in an emergency), to enter the Premises (together with any necessary materials and/or equipment), to inspect or perform such work as Landlord may reasonably deem necessary or to allow Overlandlord to exhibit the Premises to prospective purchasers or others and, during the last 20 months of the Term, to exhibit to prospective tenants, or for any other purpose as Landlord may deem necessary or desirable. Landlord shall use reasonable efforts not to interfere with Tenant's use and occupancy of the Premises in connection with the exercise of Landlord's rights under this Section 5.04(d). To the extent that Tenant has designated portions of the Premises as "secured areas," except in case of emergency, Landlord shall not enter into such areas unless accompanied by an employee of Tenant. Landlord shall have no liability to Tenant by reason of any such entry. Landlord shall not be required to make any improvements or repairs of any kind or character to the Premises during the Term, except as otherwise set forth in this Lease. Any work performed or installations made pursuant to this Section shall be made with reasonable diligence, and Landlord shall use due diligence to repair any damage to the Premises or Tenant's property as a result of such work or installations.

        Section 5.05.    Repairs.    (a) Tenant shall keep the Premises (including, without limitation, all Fixtures) in good condition and, upon expiration or earlier termination of the Term, shall, subject to the terms and conditions of Section 5.03(d) herein, surrender the same to Landlord in the same condition as when first occupied, reasonable wear and tear expected. Tenant's obligation shall include, without limitation, the obligation to repair all damage caused by Tenant, its agents, employees, invitees and licensees to the equipment and other installations in the Premises or anywhere in the Building. Any maintenance, repair or replacement to the windows (including, without limitation, any solar film attached thereto), the Building systems, the Building's structural components or any areas outside the Premises and which is Tenant's obligation to perform shall be performed by Landlord at Tenant's expense (which expense shall be equal to Landlord's actual out-of-pocket costs, which shall be commercially reasonable). Tenant shall not commit or allow to be committed any waste or damage to any portion of the Premises or the Building.

        (b)  Landlord shall at all times operate and maintain the Building in accordance with the standards that are customarily followed in the operation and maintenance of First-Class Office Buildings (as defined in the Overlease) (the "Standard").

        (c)  Landlord shall use reasonable efforts to minimize interference with Tenant's use and occupancy of the Premises in making any repairs, alterations, additions or improvements to the Building or in the cleaning and maintenance thereof; provided, however, that Landlord shall have no obligation to employ contractors or labor at so-called overtime or other premium pay rates or to incur any other overtime costs or expenses whatsoever, expect that Landlord, at its expense, shall employ contractors or labor at so-called overtime or other premium pay rates if necessary to (i) meet the Standard or (ii) make any repair required to be made by Landlord hereunder to remedy any condition that either (x) results in a denial of access to the Premises and/or (y) except in the case of a fire or other casualty, precludes Tenant from conducting its business from more than thirty percent (30%) of the Premises. In all other cases, at Tenant's request, Landlord shall employ contractors or labor at so-called overtime or other premium pay rates and incur any other overtime costs or expenses in making any repairs, alterations, additions or improvements to the extent it is practicable to do so, and Tenant shall pay to Landlord, as additional rent, within twenty (20) days after demand, an amount equal to the difference between the overtime or other premium pay and straight time pay.

        Section 5.06.    Compliance with Laws/Compliance Language.    (a) Tenant shall comply with all laws, ordinances, rules, orders and regulations (present, future, ordinary, extraordinary, foreseen or unforeseen) of any governmental, public or quasi-public authority and of the New York Board of Underwriters, the New York Fire Insurance Rating Organization and any other entity performing similar functions, at any time duly in force (collectively "Laws"), attributable to any work, installation, occupancy, particular use or particular manner of use (as opposed to mere "office" use) by Tenant of the Premises or any part thereof. Nothing contained in the Section 5.06 shall require Tenant to make any structural changes unless the same are necessitated by reason of Tenant's particular manner of use of the Premises or the particular use by Tenant of the Premises for purposes other than normal and customary ordinary office purposes. Tenant shall procure and maintain all licenses and permits required for its business. Nothing contained herein shall be deemed or be construed as a submission by Tenant to the application to itself of any such Laws.

        (b)  Except to the extent the same is Tenant's responsibility pursuant to Section 5.06(a) above or elsewhere in this Lease, Landlord shall comply with all Laws applicable to the common areas of the Building generally made available to tenants of the Building, but only with respect to Laws the violation of which has created or is likely to create conditions in such common areas that reasonable people would agree are imminent threats to human life, health and safety, and, with respect to all other laws, only to the extent Landlord's non-compliance therewith shall materially and adversely affect Tenant's use of the Premises, in all cases subject to Landlord's right to contest the applicability or legality of such Laws.

        (c)  Tenant, at its sole cost and expense and after reasonable, written notice to Landlord, may contest by appropriate proceedings prosecuted diligently and in good faith, the legality or applicability of any Laws affecting the Premises and with which it is obligated to comply pursuant to Subsection (a) above, provided that (a) Landlord shall not be subject to imprisonment or to prosecution for a crime, nor shall the Project or any part there of be subject to being condemned or vacated, nor shall the certificate of occupancy for the Premises or the Building be suspended or threatened to be suspended by reason of non-compliance or by reason of such contest; (b) such non-compliance or contest shall not constitute or result in a violation (either with the giving of notice or the passage of time or both) of the terms of any Superior Mortgage or Superior Lease; (c) Tenant shall indemnify Landlord against the cost of such compliance and liability resulting from or incurred in connection with such contest or non-compliance, and (d) Tenant shall keep Landlord regularly advised as to the status of such proceedings. Landlord agrees that it shall reasonably cooperate with Tenant's efforts to contest the validity or applicability to the Premises of any Laws; provided that (i) the provisions of clauses (a) through (d) of this Section shall be complied with and (ii) Landlord shall not incur any expense or liability in connection therewith.

        (d)  Tenant shall not use or dispose of any Hazardous Materials in the Premises. "Hazardous Materials," as used herein, shall mean any flammables, explosives, radioactive materials, hazardous wastes, hazardous and toxic substances or related materials, as defined by any Federal, state or local environmental law, ordinance, rule or regulation, including, without limitation, the Comprehensive Environmental Response Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, and in the regulations adopted and publications promulgated pursuant to each of the foregoing, except that the term "Hazardous Materials" shall not include any such materials in amounts typically found in office buildings of a similar age and character as the Buildings, including asbestos and asbestos containing materials. Landlord shall also deliver to Tenant an ACP-5 certificate covering the Premises. Landlord represents and warrants to Tenant that, to its knowledge after due investigation, on the date hereof the Premises are not in violation of the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA"). Landlord shall maintain the lobby area of the Building and all publicly accessible elevators serving the Premises in conformance with CERCLA with respect to Hazardous Material. Landlord shall enforce the obligations of Overlandlord with respect to asbestos removal in the Premises pursuant to Section 28.10 of the Overlease.

        (e)  Landlord represents and warrants the Premises currently comply with Title III of the Americans With Disabilities Act (42 U.S.C. § 12101 et seq.—hereinafter the "ADA"). If any Alterations made to the Premises after the Commencement Date of the Lease by Tenant or Tenant's representatives or Tenant's use of the Premises necessitate Alterations to the Premises to make the Premises ADA compliant, all costs and expenses associated with such ADA compliance shall be borne by Tenant.

        Section 5.07.    Tenant Advertising.    Tenant shall not use, and shall cause each of its Affiliates not to use, the name or likeness of the Building or the Project in any advertising (by whatever medium) without Landlord's consent, but shall be permitted to use the address of the Building for such purposes.

        Section 5.08.    Right to Perform Tenant Covenants.    If Tenant fails to perform any of its obligations under this Lease, Landlord, any Superior Lessor or any Superior Mortgagee (each, a "Curing Party") may perform the same at the expense of Tenant (a) immediately and without notice in the case of emergency or in case such failure unreasonably interferes with the use of space by any other tenant in the Building or adversely affects the efficient operation of the Building or may result in a violation of any Law or in a cancellation of any insurance policy maintained by Landlord and (b) in any other case if such failure continues beyond any applicable grace period. If a Curing Party performs any of Tenant's obligations under this Lease, Tenant shall pay to Landlord (as Additional Charges) the costs thereof, together with interest at the Interest Rate from the date incurred by the Curing Party until paid by Tenant, within twenty (20) days after receipt by Tenant of a statement as to the amounts of such costs. If the Curing Party effects such cure by bonding any lien which Tenant is required to bond or otherwise discharge, Tenant shall obtain and substitute a bond for the Curing Party's bond and shall reimburse the Curing Party for the cost of the Curing Party's bond. "Interest Rate" means the lesser of (i) the Base Rate plus 2% per annum or (ii) the maximum rate permitted by law.

ARTICLE 6

Assignment and Subletting

        Section 6.01.    Assignment; Etc.    (a) Subject to Section 6.02, and except as otherwise provided in this Article, neither this Lease not the term and estate hereby granted, nor any part hereof or thereof, shall be assigned, mortgaged, pledged, encumbered or otherwise transferred voluntarily, involuntarily, by operation of law or otherwise, and neither the Premises, nor any part thereof, shall be subleased, be licensed, be used or occupied by any person or entity other than Tenant or be encumbered in any manner by reason of any act or omission on the part of Tenant, and no rents or other sums receivable by Tenant under any sublease of all or any part of the Premises shall be assigned or otherwise encumbered, without the prior consent of Landlord. The dissolution or direct or indirect transfer of control (as defined in Section 6.01(c) below) of Tenant or any subtenant of Tenant, including any Affiliate subtenants of Tenant permitted under Section 6.01(c) below (however accomplished including, by way of example, the admission of new partners or members or withdrawal of existing partners or members, or transfers of interests in distributions of profits or losses of Tenant, issuance of additional stock, redemption of stock, stock voting agreement, or changes in classes of stock), shall be deemed an assignment of this Lease regardless of whether the transfer is made by one or more transactions occurring over a twenty-four (24) month period (provided that if any such transactions made subsequent to such twenty-four (24) month period are made pursuant to a plan designed to effect such transfer over an extended period of time, the same shall be deemed to have been made during the twenty-four (24) month period), or whether one or more persons or entities hold the controlling interest prior to the transfer or afterwards. Except as provided in Section 6.02(d) herein, no assignment or other transfer of this Lease and the term and estate hereby granted, and no subletting of all or any portion of the Premises shall relieve Tenant of its liability under this Lease or of the obligation to obtain Landlord's prior consent to any further assignment, other transfer or subletting. Any attempt to assign this Lease or sublet all or any portion of the Premises in violation of this Article 6 shall be null and void. If Tenant shall become a publicly held entity, the sale or transfer of shares of Tenant shall not require the consent of Landlord, shall be permitted under this Lease and shall not be deemed a transfer or an assignment hereunder if such transfer or sale is effected through the "over-the-counter market" or through any recognized stock exchange.

        (b)  Notwithstanding Section 6.01(a), without the consent of Landlord and without being subject to Sections 6.02, 6.03 or 6.05 of this Lease but subject to the requirements of the Overlease, this Lease may be assigned to (i) an entity with which Tenant is merged, (ii) an entity which succeeds to Tenant, or (iii) a purchaser of all or substantially all of Tenant's assets, stock or interests (such entity or purchaser being referred to herein as a "Successor Entity"); provided that (A) Landlord shall have received a notice of such assignment from Tenant, (B) the assignee assumes by written instrument satisfactory to Landlord all of Tenant's obligations under this Lease, (C) such assignment is for a valid business purpose and not to avoid any obligations under this Lease, and (D) the assignee is a reputable entity of good character and shall have, immediately after giving effect to such assignment, an aggregate net worth reasonably acceptable to Landlord.

        (c)  Notwithstanding Section 6.01(a), without the consent of Landlord and without Tenant being subject to the requirements of Section 6.02, 6.03 or 6.05 of this Lease, Tenant may, subject to the requirements of the Overlease, assign this Lease or sublet all or any part of the Premises to an Affiliate of Tenant; provided, that (x) Tenant remains an Affiliate of such Affiliate during the term of the sublease or assignment, as applicable, and, if Tenant ceases to be affiliated with such Affiliate at any time, then such Affiliate's leasing or subleasing of the Premises shall be subject to Landlord's consent as provided in Section 6.01(a), (y) Landlord shall have received a notice of such assignment or sublease from Tenant; and (z) in the case of any such assignment, (A) the assignment is for a valid business purpose and not to avoid any obligations under this Lease, and (B) the assignee assumes by written instrument satisfactory to Landlord all of Tenant's obligations under this Lease. "Affiliate" means, as to any designated person or entity, any other person or entity which controls or is controlled by, such designated person or entity. "Control" (and with correlative meaning, "controlled by" and "under common control with") means ownership and control by Tenant, directly or indirectly, of 51% or more of the stock, partnership interests or other beneficial ownership interests of the entity in question and the power to direct the management and affairs of such entity. In addition to the foregoing, service providers with whom Tenant has an ongoing business relationship and personnel employed by joint ventures to which Tenant is a party shall have the right to use and occupy the Premises without notice to or consent by Landlord, provided that at no time during the Term or the Renewal Term shall (i) more than 5% of the Premises in the aggregate be so occupied or (ii) any demising walls be built in the Premises to accommodate any such occupancy.

        Section 6.02.    Landlord's Option Right.     (a) If Tenant desires to assign this Lease or sublet all or a portion of the Premises (other than in accordance with Sections 6.01(b) or 6.01(c)), Tenant shall give to Landlord notice ("Tenant's Offer Notice") thereof, specifying (i) in the case of a proposed subletting, the location of the space to be sublet and the proposed terms of the subletting of such space, (ii) (A) in the case of a proposed assignment, Tenant's good faith offer of the consideration Tenant desires to receive or pay for such assignment or (B) in the case of a proposed subletting, Tenant's good faith offer of the fixed annual rent which Tenant desires to receive for such proposed subletting (assuming that a subtenant will pay for Taxes, expense escalations and electricity as described in Article 3 herein in the same manner, and utilizing the same base year or base amount, as Tenant pays for such amounts under this Lease) and (iii) the proposed assignment or sublease commencement date.

        (b)  Tenant's Offer Notice shall be deemed an offer from Tenant to Landlord whereby Landlord or any Affiliate of Landlord may, at Landlord's option, (i) sublease such space from Tenant or (ii) have this Lease assigned to it or terminate this Lease, provided that if the proposed transaction is (x) an assignment or (y) a sublease of all or substantially all of the Premises for all or substantially all of the remainder of the Term or (z) a sublease of a portion of the Premises which, when aggregated with other subleases then in effect, covers all or substantially all of the Premises for all or substantially all of the remainder of the Term, Landlord's option shall be limited to having this Lease assigned to it or to terminating this Lease (any such space being referred to as the "Recapture Space"); provided further that at any time Landlord exercises its option to recapture hereunder, Landlord intends in good faith to occupy such Recapture Space or make such Recapture Space available to an Affiliate of Landlord for its use and occupancy. Landlord may exercise its rights under this Section 6.02(b) by notice to Tenant within 45 days after a Tenant's Offer Notice, together with all information required pursuant to Section 6.02(a), has been given by Tenant to Landlord.

        (c)  If Landlord exercises its option under Section 6.02(b)(ii) to terminate this Lease, then this Lease shall terminate on the proposed assignment or sublease commencement date specified in the applicable Tenant's Offer Notice, all Rent shall be paid and apportioned to such date and the date of such termination shall be deemed the Expiration Date for all purposes of this Lease. Landlord shall agree in connection with any such termination of this Lease not to disturb any subtenant of Tenant and to recognize such subtenant as a tenant of Landlord so long as such subtenant agrees to enter into a nondisturbance agreement with Landlord substantially in the form attached hereto as Exhibit E (other than Section 2(b) thereof).

        (d)  If Landlord exercises its option under Section 6.02(b)(ii) to have this Lease assigned to it (or its designee), then Tenant shall assign this Lease to Landlord (or Landlord's designee) by an assignment in form and substance reasonably satisfactory to Landlord, effective on the proposed assignment or sublease commencement date specified in the applicable Tenant's Offer Notice. If Landlord exercises its option to take an assignment of this Lease as it relates to the Recapture Space, Tenant shall be released from Tenant's obligations under this Lease arising from and after the date of such assignment. Tenant shall not be entitled to consideration or payment from Landlord (or Landlord's designee) in connection with any such assignment. If the Tenant's Offer Notice provides that Tenant will pay any consideration or grant any concessions in connection with the proposed assignment, then Tenant shall pay such consideration and/or grant any such concessions to Landlord (or Landlord's designee) on the date Tenant assigns this Lease to Landlord (or Landlord's designee).

        (e)  [INTENTIONALLY OMITTED]

        (f)    If Landlord exercises its option under Section 6.02(b)(i) to sublet the Premises, such sublease to Landlord or its designee (as subtenant) shall be in form and substance reasonably satisfactory to Landlord at the lower of (i) the rental rate per rentable square foot of Fixed Rent and Additional Charges then payable pursuant to this Lease or (ii) the rental set forth in the applicable Tenant's Offer Notice with respect to such sublet space, and shall be for the term set forth in the applicable Tenant's Offer Notice, and:

          (A)  shall be subject to all of the terms and conditions of this Lease except such as are irrelevant or inapplicable, and except as otherwise expressly set forth to the contrary in this Section 6.02(f);

          (B)  shall be upon the same terms and conditions as those contained in the applicable Tenant's Offer Notice and otherwise on the terms and conditions of this Lease, except such as are irrelevant or inapplicable and except as otherwise expressly set forth to the contrary in this Section 6.02(f);

          (C)  shall permit the sublessee, without Tenant's consent, freely to assign such sublease or any interest therein or to sublet all or any part of the space covered by such sublease and to make any and all alterations and improvements in the space covered by such sublease, provided that Tenant shall not be responsible for removing such alterations or improvements at the expiration of the Term, unless the Offer Notice reasonably restricts the making of any such alterations or improvements in which event Landlord or its designee (as subtenant) shall also be reasonably restricted in the making of any such alterations or improvements;

          (D)  shall provide that any assignee or further subtenant of Landlord or its designee may, at the election of Landlord, make alterations, decorations and installations in such space or any part thereof, any or all of which may be removed, in whole or in part, by such assignee or subtenant, at its option, prior to or upon the expiration or other termination of such sublease, provided that such assignee or subtenant, at its expense, shall repair any damage caused by such removal, unless the Offer Notice reasonably restricts the making of any such alterations or improvements in which event Landlord shall impose the same restrictions on any assignee or further subtenant of Landlord or its designee; and

          (E)  shall provide that (1) the parties to such sublease expressly negate any intention that any estate created under such sublease be merged with any other estate by held by either of said parties, (2) any assignment or subletting by Landlord or its designee (as the subtenant) may be for any purpose or purposes that Landlord shall deem appropriate, (3) Landlord, at Tenant's expense, may make such alterations as may be required or deemed necessary by Landlord to demise separately the subleased space and to comply with any Laws relating to such demise, unless the Offer Notice reasonably restricts the making of any alterations or improvements in which event Landlord shall only make alterations or improvements to demise separately such subleased space if Landlord shall restore, or shall cause to be restored, the subleased space to the same condition in which such subleased space was delivered from Tenant to Landlord, and (4) at the expiration of the term of such sublease, Tenant shall accept the space covered by such sublease in its then existing condition, subject to the obligations of the sublessee to make such repairs thereto as may be necessary to preserve such space in good order and condition. In the event the term of the sublease is less than 2 years and there is more than 1 year remaining on the Term or Renewal Term under this Lease, Landlord at the termination of such sublease shall restore the subleased premises to Tenant's configuration as of the commencement date of such sublease.

        (g)  In the case of any proposed sublease requiring Landlord's consent under this Article 6, Tenant shall not sublet any space to a third party at a rental which is less (on a per rentable square foot basis) than 90% of the rental (on a per rentable square foot basis) specified in Tenant's Offer Notice with respect to such space, without complying once again with all of the provisions of this Section 6.02 (as affected by the last sentence of this Section) and re-offering such space to Landlord at such lower rental. In the case of a proposed assignment, Tenant shall not assign this Lease to a third party where Tenant pays consideration greater than 10% more or grants a greater concession to such third party for such assignment than the consideration offered to be paid or concession offered to be granted to Landlord in Tenant's Offer Notice without complying once again with all of the provisions of this Section 6.02 and re-offering to assign this Lease to Landlord and paying such consideration or grant such concession to Landlord. Subject to the following sentence, Landlord shall be required to exercise its option to recapture any space re-offered by Tenant pursuant to this Section 6.02(g) within 10 days after the date of any such re-offer, and Tenant shall not be required to provide Landlord with the reminder notice described below in Section 6.02(h) in connection with Landlord's review of such re-offer. If any re-offer space has not been subleased or assigned by Tenant before the one (1) year anniversary of the first Tenant's Offer Notice for such space and Tenant wishes to continue to market such space, Landlord shall be entitled, without regard to the amount of sublease rental or assignment consideration sought by Tenant, to the full 45-day option period described above in Section 6.02(b), and Tenant shall be obligated to deliver the reminder notice described in Section 6.02(h), in each case in connection with the first re-offer made by Tenant to Landlord of such space in each year such space has been on the market after the first year (each such re-offer, an "Annual Re-Offer"), provided that no re-offer shall reduce Landlord's 45-day review period (or waive the right of Landlord to receive a reminder notice) in respect of any Annual Re-Offer or the original Tenant's Offer Notice for the related space.

        (h)  If Landlord fails to respond to Tenant's Offer Notice within 45 days after the receipt of such Tenant's Offer Notice, together with all information required pursuant to Section 6.02(a), has been given by Tenant to Landlord, Landlord shall be deemed to have declined Tenant's offer; provided, that no earlier than 15 days prior to the expiration of such 45-day period, Tenant shall send a second notice to Landlord with the phrase "FAILURE TO RESPOND ON OR BEFORE THE 15TH DAY AFTER THE GIVING OF THIS NOTICE SHALL BE DEEMED TO BE A WAIVER OF LANDLORD'S OPTION RIGHT UNDER SECTION 6.02 OF THE LEASE" in bold lettering at the top of such notice.

        Section 6.03.    Assignment and Subletting Procedures.    (a) If Tenant delivers to Landlord a Tenant's Offer Notice with respect to any proposed assignment of this Lease or subletting of all of the Premises and Landlord does not timely exercise any of its options under Section 6.02, and Tenant thereafter desires to assign this Lease or sublet the Premises as specified in Tenant's Offer Notice, Tenant shall notify Landlord (a "Transfer Notice") of such desire, which notice shall be accompanied by (i) a statement of the material terms and conditions of the proposed subletting or assignment, as the case may be, the effective date of which shall be at least 30 days after the giving of the Transfer Notice, (ii) a statement setting forth in reasonable detail the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Premises, (iii) current financial information with respect to the proposed assignee or subtenant, including, without limitation, its most recent financial statement or other evidence of proposed entity's creditworthiness and (iv) such other information as Landlord may reasonably request (provided such request is made within fifteen (15) days of Landlord's receipt of the Transfer Notice), and Landlord's consent to the proposed assignment or sublease shall not be unreasonably withheld, provided that:

          (A)  Such Transfer Notice shall be delivered to Landlord within six months after the delivery to Landlord of the applicable Tenant's Offer Notice.

          (B)  In Landlord's reasonable judgment the proposed assignee or subtenant will use the Premises in a manner that (x) is in keeping with the Standard and (y) is limited to the use expressly permitted under this Lease.

          (C)  The proposed assignee or subtenant is, in Landlord's judgment, a reputable person or entity of good character and, in Landlord's reasonable judgment, has sufficient financial capability considering the responsibility involved.

          (D)  Neither the proposed assignee or sublessee, nor any Affiliate of such assignee or sublessee, is then an occupant of any part of the Building; provided that Landlord has comparable space in the Building that is available for rent or that will become available for rent before or within three (3) months after the proposed commencement date for such proposed assignment or sublease.

          (E)  The proposed assignee or sublessee is not a person with whom Landlord is then negotiating or has within the prior 3 months negotiated to lease space in the Building; provided that Landlord has comparable space in the Building that is available for rent or that will become available for rent before or within three (3) months after the proposed commencement date for such proposed assignment or sublease.

          (F)  The form of the proposed sublease shall be reasonably satisfactory to Landlord and shall comply with the applicable provisions of this Article 6.

          (G)  There shall at no time be more than 4 subtenants (excluding Affiliates) in the portion of the Premises located in the South Building or more than 1 subtenant (excluding Affiliates) in each floor of the Premises located in the Tower.

          (H)  Tenant shall reimburse Landlord within twenty (20) days of demand for any reasonable out-of-pocket costs that may be incurred by Landlord in connection with said assignment or sublease, including, without limitation, the costs of making investigations as to the acceptability of the proposed assignee or subtenant, and reasonable legal costs incurred in connection with the granting of any requested consent.

          (I)  The subletting or assignment complies with all of the terms and provisions of the Overlease.

        (b)  If Landlord's consent to a proposed assignment or sublease is required under this Article 6 and Landlord so consents (or is deemed to have consented) and Tenant thereafter fails to execute and deliver the assignment or sublease to which Landlord consented within 30 days (or if such request is made pursuant to subsection (d) below, within 45 days) after the giving of such consent, then Tenant shall again comply with this Article 6 before assigning this Lease or subletting all or part of the Premises.

        (c)  If Landlord fails to respond to a Transfer Notice within 15 days (or if such request is made pursuant to subsection (d) below, within 45 days) after such Transfer Notice, together with all information required pursuant to Section 6.03(a) has been given by Tenant to Landlord, Landlord shall be deemed to have consented to such proposed assignment or subletting; provided, that no earlier than 5 Business Days prior to the expiration of such 15 day period (or if such request is made pursuant to subsection (d) below, within 45 days), Tenant shall send a second notice to Landlord with the phrase "FAILURE TO RESPOND WITHIN FIVE (5) DAYS AFTER THE DATE HEREOF SHALL BE DEEMED CONSENT TO THE ASSIGNMENT OR SUBLETTING PROPOSED IN TENANT'S TRANSFER NOTICE" in bold lettering at the top of such notice.

        (d)  If Tenant delivers to Landlord a Transfer Notice, together with all information required under Section 6.03(a) above, at the same time that Tenant delivers Tenant's Offer Notice, together with all information required under Section 6.02(a) above, then Landlord shall either (i) exercise its options under Section 6.02 or (ii)  approve or deny Tenant's request to assign this Lease or sublet the Premises under the provisions of Section 6.03 within 45 days after Tenant's Offer Notice, together with all information required pursuant to Section 6.02(a), and the Transfer Notice, together with all information required pursuant to Section 6.03(a), have been given by Tenant to Landlord. If Landlord fails to respond within 45 days after receiving Tenant's Offer Notice, together with all information required pursuant to Section 6.02(a) and the Transfer Notice, together with all information required pursuant to Section 6.03(b), Landlord shall be deemed to have consented to such proposed assignment or subletting; provided, that no earlier than 15 days prior to the expiration of such 45-day period, Tenant shall send a second notice to Landlord with the phrase "FAILURE TO RESPOND WITHIN 15 DAYS AFTER THE DATE OF THIS NOTICE SHALL BE DEEMED TO BE A WAIVER OF LANDLORD'S OPTION RIGHT UNDER SECTION 6.02 OF THE LEASE AND CONSENT TO THE ASSIGNMENT OR SUBLETTING PROPOSED IN TENANT'S TRANSFER NOTICE (SUCH TENANT'S OFFER NOTICE AND TRANSFER NOTICE HAVING BEEN DELIVERED SIMULTANEOUSLY)" in bold lettering at the top of such notice.

        Section 6.04.    General Provisions.    (a)  If this Lease is assigned, whether or not in violation of this Lease, Landlord may collect rent from the assignee. If the Premises or any part thereof are sublet or occupied by anybody other than Tenant, whether or not in violation of this Lease, Landlord may, after default by Tenant, and expiration of Tenant's time to cure such default, collect rent from the subtenant or occupant. In either event, Landlord may apply the net amount collected against Rent, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of Section 6.01(a), or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance of Tenant's obligations under this Lease.

        (b)  No assignment or transfer shall be effective until the assignee delivers to Landlord (i) evidence that the assignee, as Tenant hereunder, has complied with the requirements of Section 8.02 and 8.03, and (ii) an agreement in form and substance reasonably satisfactory to Landlord whereby the assignee assumes Tenant's obligations under this Lease.

        (c)  Notwithstanding any assignment or transfer, whether or not in violation of this Lease, and notwithstanding the acceptance of any Rent by Landlord from an assignee, transferee, or any other party, other than with respect to any assignment or sublease to Landlord or its designee pursuant to Section 6.02, the original named Tenant and each successor Tenant shall remain fully liable for the payment of the Rent and the performance of all of Tenant's other obligations under this Lease. The joint and several liability of Tenant and any immediate or remote successor in interest of Tenant shall not be discharged, released or impaired in any respect by any agreement made by Landlord extending the time to perform, or otherwise modifying, any of the obligations of Tenant under this Lease, or by any waiver or failure of Landlord to enforce any of the obligations of Tenant under this Lease.

        (d)  Each subletting by tenant shall be subject to the following:

          (i)    No subletting shall be for a term (including any renewal or extension options contained in the sublease) ending later than one day prior to the Expiration Date.

          (ii)  No sublease shall be valid, and no subtenant shall take possession of the Premises or any part thereof, until there has been delivered to Landlord, both (A) an executed counterpart of such sublease, and (B) a valid certificate of insurance on Acord Form 27 evidencing that (x) Landlord and Overlandlord are additional insureds under the insurance policies required to be maintained by occupants of the Premises pursuant to Section 8.02, and (y) there is in full force and effect, the insurance otherwise required by Section 8.02.

          (iii)  Each sublease shall provide that it is subject and subordinate to this Lease, and that in the event of termination, reentry or dispossess by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord's option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be liable for, subject to or bound by any item of the type that a Successor Landlord is not so liable for, subject to or bound by in the case of an attornment by Tenant to a Successor Landlord under Section 7.01(a).

        (e)  Each sublease shall provide that the subtenant may not assign its rights thereunder or further sublet the space demised under the sublease, in whole or in part, without Landlord's consent, which shall not be unreasonably withheld and shall be granted or denied in accordance with the standards applicable to an assignment or subletting by Tenant which requires Landlord's consent provided that any sublease requiring Landlord's consent hereunder may only be further sublet one time without complying with all of the terms and conditions of this Article 6, including, without limitation, Section 6.02 and Section 6.05, which for purposes of this Section 6.04(e) shall be deemed to the appropriately modified to take into account that the transaction in question is an assignment of the sublease or a further subletting of the space demised under the sublease, as the case may be.

        (f)    Tenant shall not publicly advertise the availability of the Premises or any portion thereof as sublet space or by way of an assignment of this Lease with the rental rate or any description thereof.

        Section 6.05.    Assignment and Sublease Profits.    (a). If the aggregate of the amounts payable as Fixed Rent and as Additional Charges on account of Taxes and electricity by a subtenant under a sublease of the Premises and the amount of any Other Sublease Consideration payable to Tenant by such subtenant, whether received in a lump-sum payment or otherwise, shall be in excess of Tenant's Basic Cost therefor at that time then, promptly after the collection thereof, Tenant shall pay to Landlord in monthly installments as and when collected, as Additional Charges, 50% of such excess. Tenant shall deliver to Landlord within 60 days after the end of each calendar year and within 60 days after the expiration or earlier termination of this Lease a statement specifying each sublease in effect during such calendar year or partial calendar year, the rentable area demised thereby, the term thereof and a computation in reasonable detail showing the calculation of the amounts paid and payable by the subtenant to Tenant, and by Tenant to Landlord, with respect to such sublease for the period covered by such statement. "Tenant's Basic Cost" for sublet space at any time means the sum of (i) the portion of the Fixed Rent and Tax Payments which is attributable to the sublet space, plus (ii) the amount payable by Tenant on account of electricity in respect of the sublet space, plus (iii) the amount of any costs reasonably incurred by Tenant in making changes in the layout and finish of the sublet space for the subtenant, plus (iv) the unamortized cost of Tenant's leasehold improvements remaining in the subleased premises determined on the basis of Tenant's federal income tax returns, plus (v) the amount of any reasonable brokerage commissions and reasonable legal fees (including those of Tenant's in-house counsel) paid by Tenant in connection with the sublease. "Other Sublease Consideration" means all sums paid for the furnishing of services by Tenant and the sale or rental of Tenant's fixtures, leasehold improvements, equipment, furniture or other personal property.

        (b)  Upon any assignment of this Lease, Tenant shall pay to Landlord 50% of the Assignment Consideration received by Tenant for such assignment, after deducting therefrom customary and reasonable closing expenses which shall include commissions and legal fees (including those of Tenant's in-house counsel). "Assignment Consideration" means an amount equal to all sums and other considerations paid to Tenant by the assignee for or by reason of such assignment (including, without limitation, sums paid for the furnishing of services in or with respect to the Premises by Tenant and the sale or rental of Tenant's fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property, less, in the case of a sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant's federal income tax returns).

        Section 6.06.    Assignor Cure Rights.    If this Lease shall have been assigned by Tenant (other than to an Affiliate of Tenant), Landlord shall give the initially named Tenant (the "Tenant Assignor"), a copy of each notice of default given by Landlord to the then current tenant (the "Tenant Assignee") under this Lease. Landlord shall not have any right to terminate this Lease, or otherwise to exercise any of Landlord's rights and remedies hereunder, after a default by such Tenant Assignee, unless and until (A) Landlord shall have made a demand on the Tenant Assignee to cure the default in question, (B) the Tenant Assignor receives a copy of the default notice in question, and (C) the Tenant Assignor has an opportunity to remedy such default within the time periods set forth in this Lease (such time periods, with respect to the Tenant Assignor; being deemed to run from the date that Landlord gives such Tenant Assignor a copy of the default notice in question); provided, that this sentence shall not be applicable if the Tenant Assignee under this Lease is an Affiliate of the Tenant Assignor. Landlord shall accept timely performance by the Tenant Assignor of any term, covenant, provision or agreement contained in this Lease on the Tenant Assignee's part to be observed and performed with the same force and effect as if performed by the Tenant Assignee (but only if such Tenant Assignee is not an Affiliate of the Tenant Assignor). If the Tenant Assignor shall cure the default by such Tenant Assignee, or if the default shall be incurable (such as bankruptcy), and Landlord or the Tenant Assignee seeks to terminate this Lease, then the Tenant Assignor shall have the right to enter into a new lease with Landlord upon all of the then executory terms of this Lease and to resume actual possession of the Premises for the unexpired balance of the Term; provided, that this sentence shall not be applicable if the Tenant Assignee under this Lease is an Affiliate of the Tenant Assignor. If Tenant cures the default of any Tenant Assignee, Landlord will allow Tenant to exercise Landlord's possessory and any other remedies against the Tenant Assignee in Landlord's name provided Tenant indemnifies Landlord against all loss, cost and expense in connection therewith.

        Section 6.07.    Landlord Non-Disturbance.    If Tenant shall so request at the same time it requests Landlord's approval of a sublease, Landlord agrees that it shall enter into a non-disturbance and attornment agreement with permitted sublessees of at least on entire floor in the Building provided that (x) such sublease shall be for the balance of the term of this Lease and (y) if the rent such subtenant is paying at the time of attornment is less than that required pursuant to the terms of this Lease, such subtenant shall agree to pay Fixed Rent and Additional Charges in accordance with the terms of this Lease and provided, further, that in determining whether or not Landlord shall consent to such a sublease, it shall be reasonable for Landlord to take into account that under certain circumstances Landlord may have to have such subtenant as its direct tenant.

        Section 6.08.    Subletting by Tenant within the Building.    Tenant shall have the right to sub-sublease space in the Building from other subtenants of Landlord notwithstanding any terms and provisions to the contrary contained in any such tenant's sublease so long as (a) Tenant notifies Landlord in writing of its space requirements (including the term and the necessary amount of space) prior to contacting any subtenants of Landlord and (b) Landlord cannot offer Tenant reasonably comparable space in the Building. Any sub-subleasing by Tenant from other subtenants of Landlord in the Building shall be subject to the terms of the Overlease and the other terms of such subtenant's sublease.

ARTICLE 7

Subordination; Default; Indemnity

        Section 7.01.    Subordination.    (a) Subject to the provisions of this Article 7, this Lease is subject and subordinate to each mortgage (a "Superior Mortgage") and each underlying lease including, without limitation, the Overlease (a "Superior Lease") which may now or hereafter affect all or any portion of the Project or any interest therein; provided that the Superior Mortgagee, under such Superior Mortgage or Superior Lessor under such Superior Lease shall have executed and delivered a non-disturbance and attornment agreement substantially to the effect that so long as Tenant is not in default hereunder beyond any applicable notice and grace periods, (i) this Lease will not be terminated or cut off nor shall Tenant's possession hereunder be disturbed by enforcement of any rights given to such Superior Mortgagee or Superior Lessor pursuant to such Superior Mortgage or Superior Lease, and (ii) such Superior Mortgagee or Superior Lessor shall recognize Tenant as the tenant under this Lease. The lessor under a Superior Lease is called a "Superior Lessor" and the mortgagee under a Superior Mortgage is called a "Superior Mortgagee". Tenant shall execute, acknowledge and deliver any instrument reasonably requested by Landlord, a Superior Lessor or Superior Mortgagee to evidence such subordination, but no such instrument shall be necessary to make such subordination effective if a non-disturbance and attornment agreement shall have been delivered. Notwithstanding anything contained in this Section 7.01 to the contrary, if any Superior Mortgagee or Superior Lessee executes and delivers a non-disturbance and attornment agreement either (i) in the form attached hereto as Exhibit E or (ii) in a form which is not in any material respect less favorable to Tenant as the non-disturbance and attornment agreement executed and delivered contemporaneously herewith by Tenant and the existing Superior Mortgagee or Superior Lessor, as applicable, and Tenant either fails or refuses to execute and deliver such agreement within 30 days after delivery of such agreement to Tenant, then this Lease shall automatically and without further act be deemed to be subject and subordinate to such Superior Mortgage or Superior Lease and such non-disturbance and attornment agreement shall then be deemed to be in effect with respect to such Superior Mortgage or Superior Lease. Tenant acknowledges and agrees that simultaneously herewith Tenant and the existing Superior Mortgagee and the existing Superior Lessor have executed and exchanged non-disturbance and attornment agreements which satisfy the requirements of this Section 7.01. Tenant shall execute any amendment of this Lease requested by a Superior Mortgagee or a Superior Lessor; provided (i) such amendment shall not result in a material increase in Tenant's obligations under this Lease or a material reduction in the benefits available to Tenant, (ii) such amendment shall not diminish the rights, privileges, interest or estate or Tenant or alter the Term, the Premises or the services to be provided to Tenant by Landlord hereunder (except, in either case, to a de minimis extent) and (iii) Landlord shall be liable for Tenant's reasonable legal fees incurred in connection therewith. In the event of the enforcement by a Superior Mortgagee of the remedies provided for by law or by such Superior Mortgage, or in the event of the termination or expiration of a Superior Lease, Tenant, upon request of such Superior Mortgagee, Superior Lessor or any person succeeding to the interest of such mortgagee or lessor (each, a "Successor Landlord"), shall, subject to the terms of this Article 7 and the delivery of a subordination, non-disturbance and attornment agreement in accordance with this Section automatically become the tenant of such Successor Landlord without change in the terms or provisions of this Lease (it being understood that Tenant shall, if requested, enter into a new lease on terms identical to those in this Lease); provided, that any Successor Landlord shall not be (i) liable for any act, omission or default of any prior landlord (including, without limitation, Landlord) other than to cure defaults of a continuing nature as though such defaults had first occurred on the date such Successor Landlord became landlord under this Lease; (ii) liable for the return of any monies paid to or on deposit with any prior landlord (including, without limitation, Landlord), except to the extent such monies or deposits are delivered to such Successor Landlord; (iii) subject to any offset, claims or defense that Tenant might have against any prior landlord (including, without limitation; Landlord); (iv) bound by any Rent which Tenant might have paid for more than thirty (30) days in advance of the date upon which such payment was due to any prior landlord (including, without limitation Landlord) unless actually received by such Successor Landlord or expressly approved in writing by it or received by it; (v) bound by any covenant to perform or complete any construction in connection with the Project or the Premises or to pay any sums to Tenant in connection therewith; or (vi) bound by any waiver or forbearance under, or any amendment, modification, abridgement, cancellation or surrender of, this Lease made without the consent of the Superior Landlord at the time in question. Nothing contained herein shall be deemed to relieve any Successor Landlord of any liability arising by reason of its acts or omissions from or after the date that such Successor Landlord shall become the landlord under this Lease, and such Successor Landlord shall be obligated to perform Landlord's obligations under this Lease arising from and after becoming landlord, in accordance with the provisions of this Lease. Upon request by such Successor Landlord, Tenant shall, subject to the terms of this Article 7 and the delivery of a subordination, non-disturbance and attornment agreement in accordance with this Section execute and deliver an instrument or instruments, reasonably requested by such Successor Landlord, confirming the attornment provided for herein, but no such instrument shall be necessary to make such attornment effective. It is hereby acknowledged and agreed that the foregoing provisions are not intended to relieve any Successor Landlord from its obligations under this Lease from and after the date it becomes Landlord under this Lease.

        (b)  Tenant shall give each Superior Mortgagee and each Superior Lessor a copy of any notice of default served upon Landlord, provided that Tenant has been notified of the address of such mortgagee or lessor. If Landlord fails to cure any default as to which Tenant is obligated to give notice pursuant to the preceding sentence within the time provided for in this Lease, then each such mortgagee or lessor shall have an additional 30 days after receipt of such notice within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if, within such 30 days, any such mortgagee or lessor has commenced and is diligently pursuing the remedies necessary to cure such default (including, without limitation, commencement of foreclosure proceedings or eviction proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated and Tenant shall not exercise any other rights or remedies under this Lease or otherwise seek a termination of this Lease while such remedies are being so diligently pursued; provided that this provision shall not prohibit Tenant from enforcing its rights against Landlord and, if Landlord's default is such that Tenant must terminate this Lease or be deemed to have waived its right to terminate (e.g., constructive eviction), then Tenant may terminate this Lease provided, however, that it enters into a new lease with Superior Mortgagee or Superior Lessor, as the case may be, on all of the then executory terms of this Lease. Nothing herein shall be deemed to imply that Tenant has any right to terminate this Lease or any other right or remedy, except as may be otherwise expressly provided for in this Lease.

        Section 7.02.    Estoppel Certificate.    Each party shall, at any time and from time to time, but in any event no more than two (2) times in any twelve month period, within 10 days after request by the other party, execute and deliver to the requesting party (or to such person or entity as the requesting party may designate) a statement certifying that (a) this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (b) the Premises Possession Date, Expiration Date and the dates to which the Fixed Rent and Additional Charges have been paid and stating whether or not, to the best knowledge of such party, the other party is in default in performance of any of its obligations under this Lease, and, if so, specifying each such default of which such party has knowledge, (c) it being intended that all such statements shall be deemed a representation and warranty to be relied upon by the party to whom such statement is addressed. Tenant also shall include or confirm in any such statement such other information concerning this Lease as Landlord may reasonably request. Any statement delivered pursuant to this Section 7.02 shall reflect the state of facts existing only as of the date it is given by such party.

        Section 7.03.    Default.    (a) This Lease and the term and estate hereby granted are subject to the limitation that:

          (i)    if Tenant defaults in the payment of any Fixed Rent, and such default continues for 5 days after Landlord gives to Tenant a notice specifying such default, or if Tenant defaults in the payment of any Additional Charges, and such default continues for 10 days after Landlord gives to Tenant a notice specifying such default, or

          (ii)  if Tenant defaults in the keeping, observance or performance of any covenant or agreement (other than a default of the character referred to in Section 7.03 (a)(i), (iii), (iv) or (v)), and if such default continues and is not cured within 30 days after Landlord gives to Tenant a notice specifying the same, or, in the case of a default which for causes beyond Tenant's reasonable control cannot with due diligence be cured within such period of 30 days, if Tenant shall not immediately upon the receipt of such notice, (x) advise Landlord of Tenant's intention duly to institute all steps necessary to cure such default and (y) institute and thereafter diligently prosecute to completion all steps necessary to cure the same,

          (iii)  if this Lease or the estate hereby granted would, by operation of law or otherwise, devolve upon or pass to any person or entity other than Tenant, except as expressly permitted by Article 6, or

          (iv)  if there shall be a failure of Tenant to comply with any of the material terms and provisions of that certain Overlandlord Consent entered into by and among Landlord, Overlandlord and Tenant in connection with this Lease beyond applicable notice and cure periods relating thereto, if any.

        Section 7.04.    Re-entry by Landlord.    If this Lease shall terminate as in Section 7.03 provided, Landlord or Landlord's agents and servants may immediately or at any time thereafter re-enter into or upon the Premises, or any part thereof, either by summary dispossess proceedings or by any suitable action or proceeding at law, without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any persons therefrom, to the end that Landlord may have, hold and enjoy the Premises. The words "re-enter" and "re-entering" as used in this Lease are not restricted to their technical legal meanings. Upon such termination or re-entry, Tenant shall pay to Landlord any Rent then due and owing (in addition to any damages payable under Section 7.05).

        Section 7.05.    Damages.    (a) If this Lease is terminated under Section 7.03 Tenant shall pay to Landlord as damages, at the election of Landlord, either:

          (b)  a sum which, at the time of such termination, represents the value (discounted to present value using Base Rate) of the excess, if any, of (1) the aggregate of the Rent which, had this Lease not terminated, would have been payable hereunder by Tenant for the period commencing on the day following the date of such termination to and including the Expiration Date over (2) the aggregate fair rental value of the Premises for the same period (for the purposes of this clause (a) the amount of Additional Charges which would have been payable by Tenant under Sections 3.04 and 3.05 shall, for each calendar year ending after such termination, be deemed to be an amount equal to the amount of such Additional Charges payable by Tenant for the calendar year immediately preceding the calendar year in which such termination shall occur), or

          (c)  sums equal to the Rent that would have been payable by Tenant through and including the Expiration Date had this Lease not terminated, payable upon the due dates therefor specified in this Lease; provided, that if Landlord shall relet all or any part of the Premises for all or any part of the period commencing on the day following the date of such termination or re-entry to and including the Expiration Date, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the expenses incurred or paid by Landlord in terminating this Lease and of re-entering the Premises and of securing possession thereof, as well as the expenses of reletting, including, without limitation, altering and preparing the Premises for new tenants, brokers' commissions, legal fees and all other expenses properly chargeable against the Premises and the rental therefrom in connection with such reletting, it being understood that any such reletting may be for a period equal to or shorter or longer than said period; provided, further, that (i) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord under this Lease, (ii) in no event shall Tenant be entitled, in any suit for the collection of damages pursuant to this Section 7.05(b) , to a credit in respect of any net rents from a reletting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit, (iii) if the Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot rentable area basis shall be made of the rent received from such reletting and of the expenses of reletting and (iv) Landlord shall have no obligation to so relet the Premises and Tenant hereby waives any right Tenant may have, at law or in equity, to require Landlord to so relet the Premises.

        Suit or suits for the recovery of any damages payable hereunder by Tenant, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall require Landlord to postpone suit until the date when the Term would have expired but for such termination or re-entry.

        Section 7.06.    Other Remedies.    Nothing contained in this Lease shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant. Anything in this Lease to the contrary notwithstanding, during the continuation of any monetary or other materials default by Tenant, Tenant shall not be entitled to exercise any rights or options, or to receive any funds or proceeds being held, under or pursuant to this Lease.

        Section 7.07.    Right to Injunction.    In the event of a breach or threatened breach by Tenant of any of its obligations under this Lease, including, but not limited to, holding over after the Expiration Date or the date of any earlier termination of this Lease, Landlord subject to applicable law shall also have the right of injunction and, in the case of a threatened holdover, the right to bring a summary proceeding for possession of the Premises on the Expiration Date or the date of any earlier termination of this Lease. The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord may lawfully be entitled, and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not herein provided for.

        Section 7.08.    Certain Waivers; Waiver of Trial by Jury.    (a) Tenant waives and surrenders all right and privilege that Tenant might have under or by reason of any present or future law to redeem the Premises or to have a continuance of this Lease after Tenant is dispossessed or ejected therefrom by Landlord, by process of law or under the terms of this Lease or after any termination of this Lease. Tenant also waives the provisions of any law relating to notice and/or delay in levy of execution in case of any eviction or dispossession for non-payment of rent, and the provisions of any successor or other law of like import.

        (b)  Landlord and Tenant each waive trial by jury in any action in connection with the Lease.

        Section 7.09.    No Waiver.    Failure by either party to declare any default immediately upon its occurrence or delay in taking any action in connection with such default shall not waive such default but such party shall have the right to declare any such default at any time thereafter. Any amounts paid by Tenant to Landlord may be applied by Landlord, in Landlord's discretion, to any items then owing by Tenant to Landlord under this Lease. Receipt by either party of a partial payment shall not be deemed to be an accord and satisfaction (notwithstanding any endorsement or statement on any check or any letter accompanying any check or payment) not shall such receipt constitute a waiver by such party of the other party's obligation to make full payment. No act or thing done by Landlord or its agents shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord and by each Superior Lessor and Superior Mortgagee whose lease or mortgage provides that any such surrender may not be accepted without its consent.

        Section 7.10.    Holding Over.    If Tenant holds over without the consent of Landlord after expiration or termination of this Lease, Tenant shall (a) pay as holdover rental for each month of the holdover tenancy an amount equal to the greater of (x) 150% of the Rent which Tenant was obligated to pay for the month immediately preceding the end of the Term, and (y) the fair market value rental value of the Premises, and (b) be liable to Landlord for and indemnify Landlord against (i) any payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Premises (a "New Tenant") by reason of the late delivery of space to the New Tenant as a result of Tenant's holding over or in order to induce such New Tenant not to terminate its lease by reason of the holding over by Tenant, (ii) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding over by Tenant, (iii) any claim for damages by any New Tenant and (iv) all of Landlord's costs, liabilities and losses under the Overlease arising from Tenant's holdover after the expiration of the Renewal Term. No holding over by Tenant after the Term shall operate to extend the Term. Notwithstanding the foregoing, the acceptance of any rent paid by Tenant pursuant to this Section 7.10 shall not preclude Landlord from commencing and prosecuting a holdover or summary eviction proceeding.

        Section 7.11.    Intentionally Omitted.

        Section 7.12.    Nonliability and Indemnification.    (a) Neither Landlord, any Superior Lessor or any Superior Mortgagee, nor any partner, director, officer, shareholder, principal, agent, servant or employee of Landlord, any Superior Lessor or any Superior Mortgagee (whether disclosed or undisclosed), shall be liable to Tenant for (i) any loss, injury or damage to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss, nor shall the aforesaid parties be liable for any loss of or damage to property of Tenant or of others entrusted to employees of Landlord; provided, that, except to the extent of the release of liability and waiver of subrogation provided in Section 8.03 hereof, the foregoing shall not be deemed to relieve Landlord of any liability to the extent resulting from the willful misconduct or negligence of Landlord, its agents, servants or employees in the operation or maintenance of the Premises or the Building, (ii) any loss, injury or damage described in clause (i) above caused by other tenants or persons in, upon or about the Building, or caused by operations in construction of any private, public or quasi-public work, or (iii) even if negligent, consequential damages arising out of any loss of use of the Premises or any equipment, facilities or other Tenant's Property therein; provided, that, this clause (iii) shall not operate as a waiver by Tenant to its right to join Landlord in any action based on Landlord's negligence.

        (b)  Tenant shall indemnify and hold harmless Landlord, all Superior Lessors and all Superior Mortgagees and each of their respective members, partners, directors, officers, shareholders, principals, agents and employees (each, an "Indemnified Party"), from and against any and all claims to the extent arising from or in connection with (i) and conduct, management, use, occupancy or manner of use and/or occupancy of the Premises or of any business therein, or any work or thing done, or any condition created, or any other act or omission of Tenant or any person claiming through or under Tenant or any of their respective members, partners, directors, officers, agents, employees or contractors, in or about the Premises or any other part of the Building and (ii) any brokerage commission or similar compensation claimed to be due by reason of any proposed subletting or assignment by Tenant; together with all costs, expenses, liabilities, losses, damages, penalties and demands of every kind or nature incurred in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorney's fees and the expenses of defense and of enforcing this indemnity; provided, that the foregoing indemnity shall not apply to the extent such claim results from the negligence (other than negligence to which the release of liability and waiver of subrogation provided in Section 8.03 below applies) or willful misconduct of the Indemnified Party. If any action or proceeding is brought against any Indemnified Party by reason of any such claim, Tenant, upon notice from such Indemnified Party shall resist and defend such action or proceeding (by counsel, including Tenant's in-house counsel, reasonably satisfactory to such Indemnified Party).

        (c)  In the event of any claim, action or proceeding which may give rise to liability under the indemnity contained in this Section 7.12 or other provisions of this Lease, (a) the indemnified party shall give the indemnifying party prompt notice of such claim or action, (b) the indemnifying party may defend against such claim or action with counsel selected by it, subject to the reasonable approval of indemnified party, which approval shall not be unreasonably withheld or delayed, (c) the indemnified party shall reasonably cooperate with the indemnifying party and its counsel in the defense of such claim or action and, (d) the indemnified party shall not settle such claim or action without indemnifying party's prior written consent, which consent shall not be unreasonably withheld or delayed.

        Section 7.13.    Protest of Landlord Charges.    Except as otherwise set forth herein, Tenant shall have one hundred eighty (180) days from receipt (i) of a bill or other request from Landlord for payment of any charge, other than the Fixed Rent, payable by Tenant under this Lease or (ii) a refund or credit under the terms of this Lease within which to protest the correctness of such charge or credit, provided, however, if, in connection with a disputed payment, Tenant shall pay such disputed amount to Landlord under protest prior to the expiration of such 180 day period, such 180 day period shall be extended to 210 days. If Tenant fails to make such protest, which shall be made in the manner herein set forth for the giving of notices, within the 180 days or 210 day period, as applicable, the charge set forth in such bill or other request or the applicable refund or credit shall be deemed to have been accepted by Tenant and shall no longer be contestable by Tenant, time being of the essence.

ARTICLE 8

Insurance; Casualty; Condemnation

        Section 8.01.    Compliance with Insurance Standards.    (a) Tenant shall not violate, or permit the violation of, any condition imposed by any insurance policy that would customarily cover a First Class Office Building and shall not do, or permit anything to be done, or keep or permit anything to be kept in the Premises, which would subject Landlord, any Superior Lessor or any Superior Mortgagee to any liability or responsibility for personal injury or death or property damage, or which would increase any insurance rate in respect of the Project over the rate which would otherwise then be in effect or which would result in insurance companies of good standing refusing to insure the Project in amounts reasonably satisfactory to Landlord, or which would result in the cancellation of, or the assertion of any defense by the insurer in whole or in part to claims under, any policy of insurance in respect of the Project. Landlord hereby agrees that the uses permitted under Section 2.05 do not violate its insurance policies.

        (b)  If, by reason of any failure of Tenant to comply with this Lease, the premiums on Landlord's insurance on the Project shall be higher than they otherwise would be, Tenant shall reimburse Landlord, within twenty (20) days of demand, for that part of such premiums attributable to such failure on the part of Tenant. A schedule or "make up" of rates for the Project or the Premises, as the case may be, issued by the New York Fire Insurance Rating Organization or other similar body making rates for insurance for the Project or the Premises, as the case may be, shall be conclusive evidence of the facts therein stated and of the several items and charges in the insurance rate then applicable to the Project or the Premises, as the case may be.

        Section 8.02.    Tenant's Insurance.    (a) Tenant shall maintain at all times during the Term (i) "all risk" property insurance covering all present and future Tenant's Property, Fixtures and Tenant's Improvements and Betterments to a limit of not less than the full replacement cost thereof, and (ii) commercial general liability insurance, including a contractual liability endorsement, and personal injury liability coverage, in respect of the Premises and the conduct or operation of business therein, with Landlord and each Superior Lessor and Superior Mortgagee whose name and address shall have been furnished to Tenant, as additional insureds for claims arising from Tenant's alleged acts or omissions, with limits of $10,000,000 combined single limit for bodily injury and property damage liability in any one occurrence and (iii) boiler and machinery insurance, if there is a boiler, supplementary air conditioner or pressure object or similar equipment in the Premises, with limits of not less than the full replacement cost thereof, and (iv) when Alterations are in process, the insurance specified in Section 5.02(f) hereof. Subject to Section 8.03 hereof, the limits of such insurance shall not limit the liability of Tenant. Tenant shall deliver to Landlord and any other additional insureds, at least 10 days prior to the Commencement Date, valid certificates of insurance in form reasonably acceptable to Landlord issued by the insurance company or its authorized representative that evidence Tenant's compliance with this Lease to Landlord's reasonable satisfaction (the "Certificates"). Tenant shall delivery to Landlord within five (5) days of Landlord's request therefore copies of all of the Declaration pages of the insurance policies required under this Lease. Tenant shall procure and pay for renewals of such insurance (as evidenced by valid Certificates or copies of Declaration pages, as applicable) from time to time before the expiration thereof, and, subject to the last sentence of this Section 8.02(a), Tenant shall deliver to Landlord and any other additional insureds a Certificate thereof at least 15 days before the expiration of any existing policy. All such policies shall be issued by companies of recognized responsibility and rated by Best's Insurance Reports or any successor publication of comparable standing as A-/VIII or better or the then equivalent of such rating, and, subject to the last sentence of this Section 8.02(a), all Certificates evidencing such policies shall contain a provision whereby the same cannot be canceled, allowed to lapse or materially modified unless Landlord and any additional insureds are given at least 10 days' prior written notice of such cancellation, lapse or modification. Landlord may from time to time require that the amount of the insurance to be maintained by Tenant under this Section 8.02 be increased, so that the amount thereof adequately protects Landlord's interest but such increase shall not be in excess of to that amount of insurance which in Landlord's reasonable judgment is then being customarily required by prudent landlords of non-institutional first class office buildings in New York City. Any insurance policy with respect to the insurance required to be maintained by Tenant hereunder may be carried under a blanket policy covering the Premises and other locations of Tenant, if any, provided that the coverage afforded under such blanket policy allocable to the Premises shall not be less than the coverage which would have been afforded had such insurance not been covered under a blanket policy. So long as Tenant provides evidence reasonably satisfactory to Landlord, including Certificates and copies the Declaration pages of insurance policies if requested by Landlord, that Tenant is insured as required in this Lease under blanket insurance policies issued in favor of Marsh & McLennan Companies, Inc. at the time in question, Tenant shall only be required to use best efforts to (x) comply with the covenants contained in this Section 8.02(a) to provide Landlord with evidence of the renewal of insurance policies prior to the cancellation thereof, and, if Tenant fails to so comply despite its best efforts, Tenant shall in any event comply with such covenant within fifteen (15) days after the date such policies were to expire and (y) obtain Certificates containing provisions requiring the applicable insurance company to provide prior notice of cancellation, lapse or material modification of the related insurance policy, and, if Tenant fails to obtain such Certificates containing such provisions despite its best efforts, Tenant shall in any event provide Landlord with copies of any cancellation notices immediately upon Tenant's receipt thereof and shall not modify any insurance policy required hereunder in a manner materially adverse to Landlord without prior notice to Landlord.

        (b)  To the extent not maintained by Overlandlord, Landlord agrees that Landlord shall maintain at all times during the Term such (i) "all-risk" property insurance, including boiler and machinery, protecting against (x) "all risk" of physical loss or damage to the Building and the fixtures, appurtenances and equipment therein, including but not limited to, fire, windstorm, sprinkler leakage, drains and seepage, flood, earthquake, lightening, vandalism, malicious mischief and other perils customarily covered by "all risk" property insurance, in amounts not less than the full replacement value thereof, as appraised from time to time by appraisers and/or engineers approved by Overlandlord and by the issuer of such property insurance policy (but not more frequently than once in every twenty-four (24) months) and (y) rental value or business interruption coverage written on a "rented or vacant" basis against "all risk" of physical loss or damage to the Building and the fixtures, appurtenances and equipment therein including but not limited to, fire, windstorm, sprinkler leakage, drains and seepage, flood, earthquake, lightening, vandalism, malicious mischief and other perils customarily covered by "all risk" property insurance. Such property insurance shall be written on a loss sustained basis. (ii) commercial general liability insurance and (iii) any other form of insurance, and in such amounts, as is carried by prudent owners of similar properties.

        Section 8.03.    Subrogation Waiver.    (a) The parties hereto shall procure an appropriate clause in, or endorsement on, any "all risk" property insurance covering the Premises and the Building and personal property, fixtures and equipment located thereon or therein, and any boiler and machinery insurance, pursuant to which the insurance companies waive subrogation or consent to a waiver of right of recovery and, having obtained such clauses or endorsements of waiver of subrogation or consent to a waiver of right of recovery, will not make any claim against or seek to recover from the other for any loss or damage to its property or the property of others; provided, however, that the release, discharge, exoneration and covenant not to sue herein contained shall be limited by and be coextensive with the terms and provisions of the waiver of subrogation clause or endorsements or clauses or endorsements consenting to a waiver of right of recovery. If the payment of an additional premium is required for the inclusion of such additional premiums and the other party at its own election may, but shall not be obligated to, pay the same. If such other party shall not elect to pay such additional premium, the first party shall not be required to obtain such waiver of subrogation provision. If either party shall be unable to obtain the inclusion of such clause even with the payment of an additional premium, then such party shall attempt to name the other party as an additional insured (but not a loss payee) under the policy. If the payment of an additional premium is required for naming the other party as an additional insured (but not a loss payee), each party shall advise the other of the amount of any such additional premium and the other party at its own election may, but shall not be obligated to, pay the same. If such other party shall not elect to pay such additional premium or if it shall not be possible to have the other party named as an additional insured (but not a loss payee), even with the payment of an additional premium, then (in either event) such party shall so notify the first party and the first party shall not have the obligation to name the other party as an additional insured.

        (b)  Landlord hereby waives any and all right of recovery, claims, actions or causes of action which it might otherwise have against Tenant, its servants, agents, and employees, for loss or damage occurring to the Building and the fixtures, appurtenances and equipment therein, to the extent the same is covered by either of Landlord's insurance (or would have been covered but for the failure of Landlord to maintain the insurance required to be maintained by Landlord pursuant to the terms of this Lease) or Overlandlord's insurance, as applicable, notwithstanding that such loss or damage may result from the negligence or fault of Tenant, its servants, agents or employees consistent with the release, discharge and exoneration contained herein. Tenant hereby waives any and all right of recovery, claims, actions or causes of action which it might otherwise have against Landlord, its servants, agents, employees, permitted occupants and invitees for loss or damage occurring to the Building and the fixtures appurtenances and equipment therein, to the extent the same is covered by Tenant's insurance (or would have been covered but for the failure of Tenant to maintain the insurance required to be maintained by Tenant pursuant to the terms of this Lease) notwithstanding that such loss or damage may result from the negligence or fault of Landlord, its servants, agents or employees consistent with the release, discharge and exoneration contained herein.

        Section 8.04.    Condemnation.    (a) If there shall be a total taking of the Land and/or the Building in condemnation proceedings or by any right of eminent domain, this Lease and the term and estate hereby granted with respect to the Premises shall terminate as of the date of taking of possession by the countermining authority and all Rent shall be prorated and paid as of such termination date. If there shall be a taking of any material (in Landlord's reasonable judgment) portion of the Land and/or Building (whether or not the Premises or any portion thereof are affected by such taking), then Landlord may terminate this Lease and the term and estate granted hereby by giving notice to Tenant within 60 days after notice of the proposed taking of possession by the condemning authority, provided that no such notice of termination shall take effect until such time as Landlord and Tenant shall have been dispossessed from the Premises by the condemning authority. If there shall be a taking of the Premises of such scope (but in no event less than 25% thereof) that the untaken part of the Premises would in Tenant's reasonable judgment be no longer suited for the purposes set forth in Article 2 of this Lease, or Tenant no longer has reasonable means of access to such Premises then Tenant may terminate this Lease and the term and estate granted hereby by giving notice to Landlord within 60 days after notice of the proposed taking of possession by the condemning authority provided that no such notice of termination shall take effect until such time as Landlord and Tenant shall have been dispossessed from the Premises by the condemning authority. If either Landlord or Tenant shall give a termination notice as aforesaid, then this Lease and the term and estate granted hereby shall terminate as of the date of such notice and all Rent shall be prorated and paid as of such termination date. In the event of a taking of the Premises which does not result in the termination of this Lease (i) the term and estate hereby granted with respect to the taken part of the Premises shall terminate as of the date of taking of possession by the condemning authority and all Rent shall be appropriately abated for the period from such date to the Expiration Data and (ii) Landlord shall with reasonable diligence restore the remaining portion of the Premises (exclusive of Tenant's Property) as nearly as practicable to its condition prior to such taking.

        (b)  In the event of any taking of all or a part of the Building, Landlord shall be entitled to receive the entire award in the condemnation proceeding, including, without limitation, any award made for the value of the estate vested by this Lease in Tenant or any value attributable to the unexpired portion of the Term, and Tenant hereby assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof, and Tenant shall be entitled to receive no part of such award; provided, that nothing shall preclude Tenant from intervening in any such condemnation proceeding to claim or receive from the condemning authority any compensation to which Tenant may otherwise lawfully be entitled in such case in respect of Tenant's Property, Tenant's Alterations, Betterments or Improvements or moving expenses, provided the same does not include any value of the estate vested by this Lease in Tenant or of the unexpired portion of the Term and does not reduce the award available to Landlord or materially delay the payment thereof.

        (c)  If all or any part of the Premises shall be taken for a limited period, Tenant shall be entitled, except as hereinafter set forth, to that portion of the award for such taking which represents compensation for the use and occupancy of the Premises, for the taking of Tenant's Property, Tenant's Alterations (except to the extent such Alterations constitute property which is, or at the expiration of the Term, becomes Landlord's property) or for moving expenses, and Landlord shall be entitled to that portion which represents reimbursement for the cost of restoration of the Premises. This Lease shall remain unaffected by such taking and Tenant shall continue responsible for all of its obligations under this Lease to the extent such obligations are not affected by such taking and shall continue to pay in full all Rent when due. If the period of temporary use of occupancy shall extend beyond the Expiration Date, that part of the award which represents compensation for the use and occupancy of the Premises shall be apportioned between Landlord and Tenant as of the Expiration Date. Any award for temporary use and occupancy for a period beyond the date to which the Rent has been paid shall be paid to, held and applied by Landlord as a trust fund for payment of the Rent thereafter becoming due.

        (d)  In the event of any taking which does not result in termination of this Lease, (i) Landlord, whether or not any award shall be sufficient therefor, shall proceed with reasonable diligence to repair the remaining parts of the Building and the Premises (other than those parts of the Premises which constitute Tenant's Property) to substantially their former condition to the extent that the same may be feasible (subject to reasonable changes which Landlord deems desirable) and so as to constitute a complete and rentable Building and Premises and (ii) Tenant, whether or not any award shall be sufficient therefor, shall proceed with reasonable diligence to repair the remaining parts of the Premises which constitute Tenant's Property, to substantially their former condition to the extent that the same may be feasible, subject to reasonable changes which shall be deemed Alternations.

        Section 8.05.    Casualty.    (a) If the Building or the Premises shall be partially or totally damaged or destroyed by fire or other casualty (each, a "Casualty") and if this Lease is not terminated as provided below, then (i) Landlord shall repair and restore the Building, including the exterior and public portions thereof (including, without limitation, the Building lobbies, exterior walls, elevator shafts), Building systems servicing the Premises, and the Premises (excluding Tenant's Improvements and Betterments, Fixtures and Tenant's Property) with reasonable dispatch to substantially the condition as existed prior to the damage to the extent permitted by applicable Law (but Landlord shall not be required to perform the same on an overtime or premium pay basis) after notice to Landlord of the Casualty and the collection of the insurance proceeds attributable to such Casualty provided, however, in the event that Landlord fails to maintain the insurance customarily carried by prudent Landlords of similar type buildings, the collection of insurance proceeds shall not be a condition to Landlord performing such restoration and (ii) Tenant shall repair and restore in accordance with Section 5.02 all Tenant's Property, Fixtures and Improvements and Betterments with reasonable dispatch after the Casualty, including any tenant build-out existing in the Premises on the date of delivery thereof by Landlord (collectively, "Tenant Casualty Repair Obligations"). Landlord agrees that, if and to the extent, Landlord, any Superior Mortgagee or any Superior Lessor receives insurance proceeds in respect of Tenant Casualty Repair Obligations Landlord shall notify Tenant thereof and upon request of Tenant, make such proceeds available to Tenant so that Tenant may perform its Tenant Casualty Repair Obligations. In the event Landlord has received proceeds in respect of Tenant Casualty Repair Obligations and Landlord does not make such proceeds available to Tenant, Landlord shall be obligated, at Landlord's cost and expense, to perform the Tenant Casualty Repair Obligations with reasonable dispatch after the Casualty. In the event any Superior Mortgagee or any Superior Lessor has received proceeds in respect of Tenant Casualty Repair Obligations and such Superior Mortgagee or Superior Lessor shall refuse to release such proceeds to Tenant, Landlord shall be obligated, at Landlord's cost and expense, to perform or cause to be performed the Tenant Casualty Repair Obligations.

        (b)  If all or part of the Premises shall be rendered untenantable by reason of a Casualty, the Fixed Rent and the Additional Charges under Sections 3.04 and 3.05 shall be abated in the proportion that the untenantable area of the Premises bears to the total area of the Premises, for the period from the date of the Casualty to the earlier of (i) the date the Premises is made tenantable (provided, that if the Premises would have been tenantable at an earlier date but for Tenant having failed to cooperate with Landlord in effecting repairs or restoration or collecting insurance proceeds or (ii) the date Tenant or any subtenant reoccupies a portion of the Premises (in which case the Fixed Rent and the Additional Charges allocable to such reoccupied portion shall be payable by Tenant from the date of such occupancy). Landlord's determination of substantial completion of the restoration of the Premises (excluding Tenant's Improvement, Betterments, Fixtures and Tenant's Property the repair of which shall be Tenant's obligation), shall be controlling unless Tenant disputes same by notice to Landlord within 30 days after such determination by Landlord, and pending resolution of such dispute, Tenant shall pay Rent in accordance with Landlord's determination. Notwithstanding the foregoing, if by reason of any failure by Tenant to cooperate, any subtenant or any of their respective partners, directors, officers, servants, employees, agents or contractors, Landlord, any Superior Lessor or any Superior Mortgage shall be unable to collect all of the insurance proceeds (including, without limitation, rent insurance proceeds) applicable to the Casualty, then, without prejudice to any other remedies which may be available against Tenant, there shall be no abatement of Rent. Nothing contained in this Section 8.05 shall relieve Tenant from any liability that may exist as a result of any Casualty. Prior to the substantial completion of Landlord's repair obligations act forth in this Section, Landlord shall provide Tenant and Tenant's contractors, subcontractors and materialmen access to the Premises to perform such repairs that Tenant is required or desire to make hereunder as a result of the Casualty (but not to occupy the same for the conduct of business); provided that any such access shall be subject to all of the applicable provisions of the Lease, and, shall not interfere with the conduct of Landlord's work and in the Premises or in any other damaged portion of the Building.

        (c)  If any reason of a Casualty (i) the Building shall be totally damaged or destroyed, (ii) the Building shall be so damaged or destroyed (whether or not the Premises are damaged or destroyed) that repair or restoration shall require more than 270 days or the expenditure of more than 25% percent of the full insurable value of the Building (which, for purposes of this Section 8.05(c), shall mean replacement cost less the cost of footings, foundations and other structures below the street and first floors of the Building) immediately prior to the Casualty or (iii) more than 50% of the Premises shall be damaged or destroyed (as estimated in any such case by a reputable contractor, architect or engineer designated by Landlord), then in any such case Landlord may terminate this Lease by notice given to Tenant within 180 days after the Casualty.

        (d)  Within ninety (90) days after notice to Landlord of any Casualty, Landlord shall deliver to Tenant a statement prepared by a reputable contractor selected by Landlord setting forth such contractor's estimate as to the time required for Landlord to substantially complete the repairs required to be performed by it hereunder (the "Repair Estimate Notice"). If the estimated time period exceeds eighteen (18) months from the date of such Casualty, Tenant may elect to terminate this Lease by notice to Landlord not later than thirty (30) days following receipt of such statement. If Landlord fails to deliver a Repair Estimate Notice to Tenant within eighty (80) days after the notice described in the first sentence of this Section 8.05(d), Tenant shall deliver a second notice to Landlord with the phrase "FAILURE TO RESPOND WITHIN TEN (10) DAYS AFTER THE DATE HEREOF SHALL BE DEEMED A REPAIR ESTIMATE NOTICE PURSUANT TO WHICH TENANT MAY ELECT TO TERMINATE THE LEASE" in bold lettering at the top of such notice. If Landlord fails to deliver a Repair Estimate Notice to Tenant within ten (10) days after such second notice, Landlord shall be deemed to have delivered a Repair Estimate Notice to Tenant stating that the estimated time period exceeds eighteen (18) months, and Tenant may elect to terminate this Lease by notice to Landlord not later than fifteen (15) days after such deemed delivery by Landlord. If Tenant makes any election to terminate this Lease under this Section 8.05(d), the Term shall expire upon the 30th day after notice of such election is given by Tenant.

        (e)  If Landlord shall have delivered a notice to Tenant pursuant to Section 8.05(d) and no right to terminate this Lease shall have accrued to Tenant by reason thereof, but Landlord shall have failed to substantially complete the repairs by the date which is six (6) months after the date set forth in the Repair Estimate Notice (the "Required Substantial Completion Date"), as the same may be extended by reason of Unavoidable Delays (but not in excess of one hundred twenty (120) days), Tenant may elect to terminate this Lease by notice to Landlord given not later than thirty (30) days after the Required Substantial Completion Date and if Tenant makes such election, the Term shall expire on the thirtieth (30th) day after notice of such election is given by Tenant.

        (f)    Notwithstanding anything to the contrary contained in this Section 8.05, if more than twenty-five percent (25%) of the replacement cost of Tenant's Initial Improvements shall be damaged during the last eighteen (18) months of the Term (as the same maybe renewed or extended), Tenant may elect by notice, given within sixty (60) days after the occurrence of such damage, to terminate this Lease and, if either party makes such election, the Term shall expire upon the sixtieth (60th) day after notice of such election is given by such party.

        (g)  Landlord shall not carry any insurance on Tenant's Property, Fixtures or on Tenant's Improvements and Betterments and shall not be obligated to repair or replace Tenant's Property, Fixtures or Improvements and Betterments. Tenant shall look solely to its insurance for recovery of any damage to or loss of Tenant's Property, Fixtures or Tenant's Improvements and Betterments. Tenant shall notify Landlord promptly of any Casualty in the Premises.

        (h)  This Section 8.05 shall be deemed an express agreement governing any damage or destruction of the Premises by fire or other casualty, and Section 227 of the New York Real Property Law providing for such a contingency in the absence of an express agreement, and any other law of like import now or hereafter in force, shall have no application.

ARTICLE 9

Miscellaneous Provisions

        Section 9.01.    Notice.    All notices, demands, consents, approvals, advices, waivers or other communications which may or are required to be given by either party to the other under this Lease shall be in writing and shall be deemed to have been given one Business Day after deposit in the United States mail, certified or registered, postage prepaid, (return receipt requested) or, rendered if delivered by hand (against a signed receipt) or nationally recognized, overnight courier service (against a signed receipt), and addressed to the party to be notified at the address for such party specified in the first paragraph of this Lease or to such other place as the party to be notified may from time to time designate by at least 5 days' notice to the notifying party. In the case of each notice to Landlord, such notice shall be sent to the attention of: Managing Director, Corporate Services, with a copy to Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022, Attention: Chris M. Smith, Esq. and, in the case of each notice to Tenant at the Premises to the attention of Chief Financial Officer with a copy of any default notice to General Counsel, Marsh & McLennan Companies, 1166 Avenue of the Americas, New York, New York 10036. Any such bill, statement, consent, notice, demand, request or other communication shall be deemed to have been rendered or given on the date when it shall have been delivered (or upon refusal to accept delivery). Notices from Tenant may be given by Tenant's attorney. Notices from Landlord may be given by Landlord's managing agent, if any, or by Landlord's attorney.

        Section 9.02.    Building Rules.    Tenant shall comply with, and Tenant shall cause its licensees, employees, contractors, agents and invitees to comply with, the rules of the Building set forth in the Rules and Regulations, as the same may be reasonably modified or supplemented by Landlord from time to time for the safety, care and cleanliness of the Premises and the Building and for preservation of good order therein. Landlord shall not be obligated to enforce the rules of the Building against Tenant or any other tenant of the Building or any other party, and Landlord shall have no liability to Tenant by reason of the violation by any tenant or other party of the rules of the Building; provided, that Landlord shall not enforce the rules of the Building in a manner which discriminates against Tenant. If any rule of the Building shall conflict with any provision of this Lease, such provision of this Lease shall govern.

        Section 9.03.    Severability.    If any term or provision of this Lease, or the application thereof to any person or circumstances shall to any extent to invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.

        Section 9.04.    Certain Definitions.    "Landlord shall have no liability to Tenant" or words of similar import mean that Tenant is not entitled to terminate this Lease, or to claim actual or constructive eviction, partial, or total, or to receive any abatement or diminution of Rent, or to be relieved in any manner or any of its other obligations under this Lease, or to be compensated for loss or injury suffered or to enforce any other right or kind of liability whatsoever against Landlord under or with respect to this Lease or with respect to Tenant's use or occupancy of the Premises.

        Section 9.05.    Quiet Enjoyment.    Tenant shall and may peaceably and quietly have, hold and enjoy the Premises, subject to the other terms of this Lease and to Superior Lease and Superior Mortgages, provided that Tenant is not in default of its obligations hereunder beyond any applicable notice and cure periods.

        Section 9.06.    Limitation of Liability.     (a) Except with respect to Tenant's right to receive the Construction Allowance from Landlord in accordance with the terms set forth herein, as to which Tenant does not waive or limit any rights it may have to enforce Landlord's obligations in connection therewith, Tenant shall look solely to Landlord's interest the Project, the proceeds of any sale thereof (provided a claim shall have been made within one (1) year of such sale), casualty proceeds and any condemnation award for the recovery of any judgment against Landlord, and no other property or assets of Landlord or Landlord's members, partners, officers, directors, shareholders or principals, direct or indirect, disclosed or undisclosed, shall be subject levy, execution attachment or other enforcement procedure for the satisfaction of any judgment or Tenant's remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder, or Tenant's use and occupancy of the Premises, or any other liability of Landlord to Tenant other than as may relate to matters unconnected to Tennant's occupancy of the Premises.

        (b)  In the event of a transfer of title to the land and Building of which the Premises is a part, or in the event of a lease of the Building of which the Premises is a part, or of the land and Building, upon notification to Tenant of such transfer or lease and Tenant's receipt of a copy of transferee's written assumption of the covenants and obligations contained in this Lease, the said transferor landlord name herein shall be and hereby is entirely freed and relieved of all future covenants, obligations and liabilities of Landlord hereunder, and it shall be deemed and construed without further agreement between the parties of their successors in interest, or between the parties and the transferee of title to or lessee of said land and Building, that the transferee or lessee has assumed and agreed to carry out all of the covenants and obligations of Landlord thereunder.

        Section 9.07.    Counterclaims.    If landlord commences and any summary proceeding or action of nonpayment of Rent or to recover possessions of the Premises, Tenant shall not interpose any counterclaim of any nature or description in any such proceeding or action, unless Tenant's failure to interpose such counterclaim in such proceeding or action would result in the waiver of Tenant's right to bring such claim in a separate proceeding under applicable law.

        Section 9.08.    Survival.    All obligations and liabilities of landlord or Tenant to the other which accrued before the expiration or other termination of this Lease and all such obligations and liabilities which by their nature or under the circumstances can only be, or by the provisions of this Lease may be, performed after such expiration or other termination, shall survive the expiration or other termination of this Lease. Without limiting the generality of the foregoing, the rights and obligations of the parties with respect to any indemnity under this Lease, and with respect to Tax Payments and any other amounts payable under this Lease, shall survive the expiration or other termination of this Lease.

        Section 9.09.    Certain Remedies.    If Tenant requests Landlord's consent and Landlord fails or refuses to give such consent, Tenant shall not be entitled to any damages for any such failure or refusal by Landlord (other than for a failure or refusal in bad faith or in an arbitrary or capricious manner where the Lease provides that such consent may not be refused unreasonably), it being intended that the Tenant's sole remedies shall be an action for specific performance or injunction or for arbitration as provided for in Section 9.19 herein, and that such remedy shall be available only in those cases where this Lease provides that Landlord shall not unreasonably withhold its consent. No dispute relating to this Lease or the relationship of Landlord and Tenant under this Lease shall be resolved by arbitration unless this Lease expressly provides for such dispute to be resolved by arbitration.

        Section 9.10.    No Offer.    The submission by Landlord of this Lease in draft form shall be solely for Tenant's consideration and not for acceptance and execution. Such submission shall have no binding force or effect and shall confer no rights nor impose any obligations, including brokerage obligations, and either party unless and until both Landlord and Tenant shall have executed a lease and duplicate originals thereof shall have been delivered to the respective parties.

        Section 9.11.    Captions; Construction.    The table of contents, captions headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. Each covenant, agreement, obligation or other provision of this Lease on Tenant's part to be performed, shall be deemed and construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease.

        Section 9.12.    Amendments.    This Lease may not be altered, changed or amended, nor any of its provisions waived, except by an instrument in writing signed by the party to be charged.

        Section 9.13.    Broker.    Each party represents to the other that such party has dealt with no broker other than Insignia/ESG and MMC Realty, Inc. (collectively, the "Broker") in connection with this Lease or the Building, and each party shall indemnify and hold the other harmless from and against all loss, cost, liability and expense (including, without limitation, reasonable attorneys' fees and disbursements) arising out of any claim for a commission or other compensation by any broker other than Broker who has dealt with the indemnifying party in connection with this Lease or the Building. Landlord shall pay Broker a commission in accordance with the terms and conditions of a separate agreement between Landlord and Broker.

        Section 9.14.    Merger.    Tenant acknowledges that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease. This Lease embodies the entire understanding between the parties with respect to the subject matter hereof, and all prior agreements, understanding and statements, oral or written, with respect thereto are merged in this Lease.

        Section 9.15.    Successors.    This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns, and shall be binding upon and inure to the benefit of Tenant, its successors, and Tenant's permitted assigns.

        Section 9.16.    Applicable Law.    This Lease shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any principles of conflicts of laws.

        Section 9.17.    No Development Rights.    Tenant acknowledges that it has no rights to any development rights, air rights or comparable rights appurtenant to the Project, and Tenant consents, without further consideration, to any utilization of such rights by Landlord. Tenant shall promptly execute and deliver any instruments which may be requested by Landlord, including instruments merging zoning lots, evidencing such acknowledgment and consent. The provisions of this Section 9.17 shall be construed as an express waiver by Tenant of any interest Tenant may have as a "party in interest" (as such term is defined in Section 12-10 Zoning Lot of the Zoning Resolution of the City of New York) in the Project.

        Section 9.18.    Surrender.    Upon the expiration or earlier termination of this Lease, Tenant shall quit and surrender to Landlord the Premises, vacant, broom clean, in good order and condition, ordinary wear and tear, casualty, condemnation and damage for which Tenant is not responsible under the terms of this Lease excepted, provided, however, that the foregoing shall not obligate Tenant to restore the Premises to any greater condition than was delivered to Tenant by Landlord. Tenant expressly waives, for itself and for any person claiming through or under Tenant, any rights which Tenant or any such person may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any successor law of like import then in force in connection with any holdover summary proceedings which Landlord may institute to enforce the foregoing provisions of this

Section 9.18. Tenant acknowledges that possession of the Premises must be surrendered to Landlord on the Expiration Date.

        Section 9.19.    Arbitration.    If expressly permitted under this lease, Landlord or Tenant (the "Electing Party") may elect to resolve a dispute by arbitration pursuant to the provisions of this Section. Such Electing Party shall deliver to the other party a written notice specifying the nature of the dispute, the reasons therfor and such Electing Party's determination of the item in dispute. If the other party shall not agree with the Electing Party's determination of the item in dispute, then either party shall have the right to submit such dispute to arbitration pursuant to this Section 9.19 by notice to the other party. The parties hereby agree that all such disputes submitted to arbitration shall be resolved by an arbitrator mutually agreed to by the parties, and if the parties cannot agree on an arbitrator, either party may apply to the American Arbitration Association for the appointment of a single arbitrator (the "Arbitrator") and may request without objection from the other party that the Arbitrator be selected within five (5) days of such party's request. The Arbitrator shall, as promptly as possible, determine the matter which is the subject of the arbitration and the decision of the Arbitrator shall be conclusive and binding on all parties and judgment upon the award may be entered in any court having jurisdiction. Any party may request without objection from the other party that the Arbitrator issues a decision within five (5) days after the conclusion of the related arbitration hearings. The arbitration shall be conducted in the City and County of New York and, to the extent applicable and consistent with this Section 9.19, shall be in accordance with the Commercial Arbitration Rules then obtaining of the American Arbitration Association or any successor body of similar function. The expenses of arbitration shall be shared equally by the parties but each party shall be responsible for the fees and disbursements of its own attorneys and the expenses of its own proof. The Arbitrator shall be a licensed professional appropriate to the dispute, having at least ten (10) years' continuous experience in the real estate industry including the management of multi-tenant, commercial office buildings in Manhattan similar in type to the Project and shall be selected from the then current National Panel of Real Estate Industry Arbitrators, if such panel is in existence at the time of such application. At the option of either party, any arbitration under this Lease shall be governed by the Expedited Procedures provisions of the Commerical Arbitration Rules of the American Arbitration Association (the "AAA Rules") (presently Section E-1 through E-10 of the AAA Rules.)

        Section 9.20.    Signage.    Tenant shall be permitted to install, at its sole cost and expense, signs identifying Tenant in the elevator lobby of the Premises, subject to Landlord's reasonable approval as to design and materials. Landlord, at Landlord's option, shall on both Madison and Park Avenues either (i) install in the Building lobby a sign of appropriate size and suitable design identifying Tenant as an occupant of the Building, (ii) maintain a Building directory in which Tenant shall be allocated an appropriate number of listings, or (iii) provide some other reasonable and appropriate means of indicating in the lobby that Tenant is an occupant of the Building and Tenant's location therein.

        Section 9.21.    Attorneys' Fees.    Each party shall reimburse the other party, within twenty (20) days following written demand, for all reasonable costs and expenses (including reasonable attorneys' fees, disbursements and court costs) incurred by such other party in connection with enforcing such other party's obligations hereunder or in protecting such other party's rights hereunder, whether incurred in connection with an action or proceeding, commenced by Landlord, by Tenant, by a third party or otherwise, if such other party is successful in such proceeding.

        Section 9.22.    Counterparts.    This Lease may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Lease to produce or account for more than one such counterpart.

        Section 9.23.    Invoices.    Wherever in the Lease it is provided that either party shall render a bill or invoice to the other, the party giving such bill or invoice shall include evidence of the amounts set forth in the bill or invoice.

        Section 9.24.    Other Agreements.    Landlord represents and warrants that it has provided Tenant with true and complete copies of the Overlease, that certain Declaration. Establishing One Madison Avenue Condominium by Metropolitan Life Insurance Company dated December 28, 2001 (the "Declaration"), those certain By-Laws of One Madison Avenue Condominium New York New York 10010 (the "By-laws") and that certain Tax Agreement dated January 3, 2002 among Overlandlord, the City of New York and the New York City Industrial Development Agency (the "Tax Agreement"), and in each case any amendments thereto, and Tenant acknowledges in each case receiving and reviewing copies thereof. Landlord represents and warrants that that certain Shared Services Agreement between Landlord and Overlandlord dated as of February 22, 2001, shall not impose any obligations or burdens on Tenant that are greater to a material extent than those already, set forth herein or diminish any rights of Tenant hereunder to a material extent. Landlord shall not violate the terms of the Overlease so as to materially and adversely affect Tenant's rights under this Lease, in all cases subject to Landlord's right to contest any claim or allegation by Overlandlord that Landlord has failed to so comply. Notwithstanding anything contained in the Declaration or By-laws or in any amendment to the Declaration or By-laws made after the date hereof, Landlord agrees that the rights and obligations of Tenant under this Lease shall not be affected in a materially adverse manner by the Declaration or By-laws or any such amendment thereto.

ARTICLE 10

Sublease Provisions

        Section 10.01.    Sublease Provisions.    (a) Notwithstanding the title of this document as a "Lease", the parties acknowledge that this Lease is a sublease. This Lease is subject to, and Tenant accepts this Lease subject to, all of the terms, covenants, provisions, conditions and agreements contained in the Overlease and the matters to which the Overlease is subject and subordinate. This Lease shall also be subject to, and Tenant accepts this Lease also subject to, any future amendments or supplements to the Overlease hereafter made between Overlandlord and Landlord, provided that any such future amendment or supplement to the Overlease, except as herein expressly recognized, contemplated or agreed, does not in any material respect increase Tenant's obligations or decrease Tenant's rights from, out of or under this Lease or prohibit Landlord from meeting its obligations hereunder. Except to the extent provided in the Subordination and Non-Disturbance Agreement between Tenant and Overlandlord, in the event of termination, re-entry or dispossess by Overlandlord under the Overlease, Overlandlord may, at its option, take over all of the right, title and interest of Landlord, as sublessor, under this Lease, and Tenant shall, at Overlandlord's option, attorn to Overlandlord pursuant to the then executory provisions of this Lease, except that Overlandlord shall not (i) be liable for any previous act or omission of Landlord under this Lease (including, without limitation, Landlord) other than to cure defaults of a continuing nature as though such defaults had first occurred on the date Overlandlord became landlord under this Lease, (ii) be subject to any offset, not expressly provided in this Lease, which theretofore accrued to Tenant against Landlord, or (iii) be bound by any previous modification of this Lease made without Overlandlord's consent or by any previous prepayment of more than one month's rent; In the event of any conflict between the terms of any Subordination and Non-Disturbance. Agreement entered into between Tenant and Overlandlord and the provisions of this Lease, including the foregoing sentence, the terms and provisions of the Subordination and Non-Disturbance Agreement shall govern.

        (b)  The term "Landlord", as used in this Lease, shall mean only the owner from time to time of the interest of the tenant under the Overlease. In the event of any transfer or assignment of such interest, the transferor or assignor shall be relieved and freed of all covenants, obligations and liability of Landlord under this Lease accruing after such transfer or assignment, and it shall be deemed, without further agreement, that the transferee or assignee has assumed and agreed to perform and observe all obligations of Landlord under this Lease subsequent to the effective date of the transfer or assignment; provided, that, Tenant receives a copy of transferee's or assignee's written assumption of the covenants and obligations contained in this Lease.

        (c)  Whenever Landlord has agreed that a required consent or approval shall not be withheld or delayed or unreasonably withheld or delayed, Landlord may withhold its consent or approval and/or it shall be deemed reasonable for Landlord to withhold or delay its consent or approval if Overlandlord, to the extent its consent is required pursuant to the terms of the Overlease, shall have delayed or refused to give any consent or approval which may be requested of it. Landlord shall promptly forward to Overlandlord such requests as Tenant may submit for approval or consent from Overlandlord. In the event a matter hereunder requires the consent of Overlandlord pursuant to the terms hereof or the Overlease and the time period for obtaining Ovedandlord's consent to a particular matter under the Overlease exceeds the time period set forth in the Lease with respect to such matter, such time period in the Lease shall be extended to the date set forth in the Overlease, plus an additional five (5) Business Days. If Landlord is willing to grant its consent to Tenant to a particular matter and Overlandlord is not willing to grant such consent, Landlord shall use good faith efforts to intermediate with Overlandlord to obtain such consent (without the obligation to spend sums of money, grant any concessions to Overlandlord under the Overlease or undertake any other significant monetary or non-monetary measures) and Tenant shall have the right to take whatever action may available at law or under the Overlease to obtain such consent in its own name, and for that purpose and only to such extent, all of the rights of Landlord under the Overlease hereby are conferred upon and assigned to Tenant and Tenant is subrogated hereby to such rights to the extent that the same shall apply to the matter for which consent is sought. If any such action against Overlandlord in Tenant's name shall be barred by reason of lack of privity, nonassignability or otherwise, Tenant may take such action in Landlord's name provided Tenant has obtained the prior written consent of Landlord, which consent shall not be unreasonably withheld, provided, and Tenant hereby agrees, that Tenant shall indemnify and hold Landlord harmless from and against all liability, loss, damage or expense, including, without being limited to, reasonable attorneys' fees and expenses, which Landlord shall suffer or incur by reason of such action. Landlord agrees to cooperate with Tenant in any reasonable manner requested by Tenant in connection with an action or proceeding by Tenant against Overlandlord to enforce Landlord's rights under the Overlease in respect of such consent; provided, however, that Tenant shall have agreed in writing to reimburse Landlord for any out-of-pocket expenses incurred by Landlord in connection with such cooperation.

        (d)  Tenant covenants and agrees not to do or cause to be done or suffer or permit any act or thing to be done or suffered which would or might (i) constitute or cause a default under the Overlease, (ii) cause the Overlease or the rights of Landlord as tenant thereunder to be cancelled, terminated or forfeited, (iii) cause Landlord to become liable for any damages, costs, claims or penalties, or (iv) adversely affect or reduce any of Landlord's rights or benefits under the Overlease. Without limiting the generality of foregoing, Tenant acknowledges that Landlord is obligated pursuant to the terms of the Overlease, including, without limitation, Section 27.26 thereof, to reasonably cooperate with Overlandlord in connection with the conversion of the Building ownership to a synthetic condominium in connection with a transaction entered into with the New York City Industrial Development Agency. Tenant agrees that it shall reasonably cooperate with Landlord to the extent necessary for Landlord to fulfill its obligations under the Overlease in connection with the foregoing condominium conversion, provided that Tenant's rights and obligations under the Lease shall not be adversely affected thereby, except to a de minimis extent.

        (e)  Landlord covenants and agrees to perform and observe all of the terms, covenants, provisions, conditions and agreements of the Overlease (including any and all rules and regulations which shall be in effect from time to time during the term of this Lease) in such manner so as to prevent the Overlease from being terminated and so as to not adversely affect or reduce the rights and benefits of Tenant under the Lease, it being understood that the foregoing relates solely to Landlord's compliance with the Overlease in accordance with its terms and shall not be deemed or construed to obligate Landlord to seek to amend or contest, or otherwise act in any manner in contradiction to the express terms of the Overlease, or to commence any action against Overlandlord. Landlord represents that the Overlease is in full force and effect and that, to the best of Landlord's knowledge, Landlord is not in default with respect to any material obligation of Landlord under the Overlease. Provided that Tenant is not then in default under the terms of this Lease beyond any applicable notice and cure periods, Landlord agrees that it will not agree to a termination of the Overlease unless in connection therewith Overlandlord accepts this Lease as a direct lease between Overlandlord and Tenant Unless the parties have otherwise entered into a Subordination and Non-Disturbance Agreement, the terms of which will, govern, if Landlord desires to terminate the Overlease, Tenant agrees to attorn to Qverlandlord in connection with any such termination and to execute an attomment agreement in such form as may reasonably be requested by Landlord or Overlandlord Landlord further covenants and agrees that if and so long as Tenant pays the Fixed Rent and Additional Charges and performs and observes all of the agreements, terms, conditions, covenants and provisions hereof, (i) Tenant shall quietly hold and enjoy the Premises, subject; however, to the terms of this Lease and the Overlease and to the matters to which the Overlease is subject and subordinate, and (ii) Landlord shall not do or suffer or permit anything to be done or suffered which would cause the Overlease to be cancelled, terminated or forfeited, except as provided in the casualty and condemnation sections contained therein.

        (f)    Tenant acknowledges and agrees that if any services, repairs, restorations, or access to and from the Premises are to be provided by Overlandlord, Landlord shall have, no obligation during the term of this Lease to provide any such, services, repairs, restorations, equipment and access, and Tenant agrees to look solely to Overlandlord for the furnishing of such services, repairs, restorations, equipment and access. Landlord shall in no event be liable to Tenant nor shall the obligations of Tenant hereunder be impaired or the performance thereof excused because of any failure or delay on Overlandlord's part in furnishing services, repairs, restorations, equipment and access; provided, however, that if Landlord's rent is actually abated pursuant to the Overlease in respect of the Premises with respect to a service or condition that Overlandlord is required to provide or maintain, then Fixed Rent payable hereunder by Tenant shall also be abated during the same period that Landlord's rent is so abated. If Overlandlord shall default in any of its obligations to Landlord with respect to the Premises, Tenant shall be entitled to Participate with Landlord in the enforcement of Landlord's rights against Overlandlord, but Landlord shall have no obligation to bring any action or proceeding or to take any steps to enforce Landlord's rights against Overlandlord. If, after written request from Tenant, Landlord shall fail or refuse to take appropriate action for the enforcement of Landlord's rights; against Overlandlord in respect of the Premises within a reasonable period of time considering the nature of Overlandlord's default, Tenant shall have the right to take such action in its own name, and for that purpose and only to such extent, all of the rights of Landlord under the Overlease hereby are conferred upon and assigned to Tenant and Tenant is subrogated hereby to such rights to the extent that the same shall apply to the Premises. If any such action against Overlandlord in Tenant's name shall be barred by reason of lack of privity, nonassignability or otherwise, Tenant may take such action in Landlord's name provided Tenant has obtained the prior written consent of Landlord, which consent shall not be unreasonably withheld, provided, and Tenant hereby agrees, that Tenant shall indemnify and hold Landlord harmless from and against all liability, loss, damage or expense, including, without being limited to, reasonable attorneys' fees and expenses, which Landlord shall suffer or incur by reason of such action. Landlord agrees to cooperate with Tenant in any reasonable manner requested by Tenant in connection with an action or proceeding by Tenant against Overlandlord to enforce Landlord's rights under the Overlease in respect of the Premises; provided, however, that Tenant shall have agreed in writing to reimburse Landlord for any out-of-pocket expenses incurred by Landlord in connection with such cooperation.

        (g)  This Lease is subject to and conditioned upon Landlord's obtaining the prior written consent of Overlandlord hereto as provided in Article 14 of the Overlease. Promptly following execution and delivery hereof, Landlord will submit this Lease to Overlandlord for such consent. Tenant agrees that it shall cooperate in good faith with Landlord and shall comply with any reasonable request made of Tenant by Landlord or Overlandlord in connection with the procurement of such consent including, without being limited to, the execution and delivery of a written form of Consent to Sublease. However, in no event shall Landlord to obligated to make any payment to Overlandlord in order to obtain the consent of Overlandlord to this Lease or any provision hereof. In the event that Overlandlord has not executed the form of Overlandlord Consent attached hereto as Exhibit F (or such other form of consent as may be reasonably acceptable to Tenant) within thirty (30) days after the date hereof, then either party hereto shall have the right to terminate this Lease on five (5) Business Days prior written notice to the other, in which event this Lease shall terminate and the parties hereto shall be fully discharged and released from all obligations hereunder. In the event that Overlandlord has not executed the Subordination and Non-Disturbance Agreement substantially in the form attached hereto as Exhibit F within thirty (30) days after the date hereof, the Tenant shall have the right, upon five (5) Business Days prior written notice to Landlord to terminate this Lease, in which event this Lease shall terminate and the parties hereto shall be fully discharged and released from all obligations hereunder.

ARTICLE 11

Representatives and Warranties

        Section 11.01.    Landlord's Rcpresentations and Warranties.    (a) Landlord hereby represents and warrants to Tenant that, as of the date hereof:

        (b)  This Lease has been duly authorized by all necessary action on the part of Landlord.

        (c)  The person executing this Lease on behalf of Landlord has all necessary licenses, authorization, permits and approvals, and full power and authority, to execute and deliver this Lease on behalf of Landlord and perform any action in connection therewith.

        (d)  The execution, delivery and performance of this Lease by Landlord, and the consummation of the transaction contemplated hereby, will not result in any violation of, or be in conflict with or constitute a default under (i) any term or provision of the articles or certificate:of incorporation, by-laws and/or any other similar document of Landlord, (ii) any term or condition of any contract, mortgage, loan agreement, lease, or other agreement or instrument to which Landlord is a party or by which it is bound, or (iii) any term or condition of any judgment, decree, order, law, statute, rule, regulation, ordinance, franchise, certificate, permit or the like applicable to Landlord or by which Landlord or its properties or assets are bound or affected.

        (e)  Except for the consent of Overlandlord, no consent, approval or authorization is required in connection with the execution, delivery and performance hereof by Landlord from any governmental entity or agency, or any party pursuant to any contract, mortgage, credit agreement, lease or other agreement or instrument to which Landlord is a party or by which it is bound.

        (f)    Landlord knows of no outstanding claims, actions, suits, or proceedings affecting Landlord that, if adversely determined, would have a material adverse effect upon the operation of the Project.

        Section 11.02.    Tenant's Representations, Warranties and Acknowledgements.    (a) Tenant hereby represents and warrants to Landlord that, as of the date hereof:

        (b)  This Lease has been duly authorized by necessary action on the part of Tenant.

        (c)  The person executing this Lease on behalf of Tenant has all necessary licenses, authorization, permits and approvals, and full power and authority, to execute and deliver this Lease on behalf of Tenant and perform any action in connection therewith.

        (d)  The execution, delivery arid performance of this Lease by Tenant, and the consummation of the transaction contemplated hereby, will not result in any violation of, or be in conflict with or constitute a default under (i) any term or provision of the articles or certificate of incorporation, by-laws and/or any other similar document of Tenant, (ii) any term or condition of any contract, mortgage, loan agreement, lease, or other agreement or instrument to which Tenant is a party or by which it is bound, or (iii) any term or condition of any judgment, decree, order, law, statute, rule, regulation, ordinance, franchise, certificate, permit or the like applicable to Tenant or by which Tenant or its properties or assets are bound or affected.

        (e)  No consent, approval or authorization is required in connection with the execution, delivery and performance hereof by Tenant from any governmental entity or agency, or any party pursuant to any contract, mortgage, credit agreement, lease or other agreement or instrument to which Tenant is a party or by which it is bound.

        (f)    Tenant knows of no outstanding claims, actions, suits, or proceedings affecting Tenant that, if adversely determined, would have a material adverse effect upon the financial condition of Tenant or upon the operation of the Premises.

ARTICLE 12

FIRST OFFER SPACE

        Section 12.01.    Definitions.    "First Offer Space" means any space in the Building that becomes available to sublease by Landlord during the First Offer Period and that Landlord intends to sublease to parties that are not Affiliates of Landlord.

        "First Offer Period" means the period commencing on the Commencement Date and ending on the 5th anniversary of the Rent Commencement Date and, if the Lease is renewed, the period commencing on the date Landlord receives Tenant's. Notice to Renew and) ending on, the date that is five years prior to the Expiration Date of such Renewal Term

        Section 12.02.    First Offer Space.    Landlord, shall, prior to advertising the availability for, lease of any First Offer Space in the general leasing market, deliver to Tenant from time to time during the First Offer Period a written notice (a "Landlord Offer Notice") offering to sublease such First Offer Space to Tenant on a commencement date described therein and expiring on the Expiration Date. If Tenant shall deliver to Landlord a written acceptance, of the offer contained in any Landlord Offer Notice (any such acceptance, a "Tenant Acceptance Notice") within ten (10) Business Days after Tenant's receipt thereof, then Landlord and Tenant shall promptly enter into an amendment to this Lease adding such First Offer Space to the definition of "Premises" contained herein at the Fair Market Rent therefor as determined in accordance with Section 12.03 below and with such other amendments to this Lease as Landlord may reasonably require; including without limitation, an increase in the Tenant's Share to reflect such First Offer Space. If Tenant shall fail to Deliver, a Tenant Acceptance Notice within such ten (10) Business Day period, then Tenant's rights, under this Article 12 with respect to the First Offer Space described in the corresponding Landlord Offer Notice shall be deemed to have been waived and relinquished, and Landlord shall at all times thereafter be entitled to offer, show, market and lease such First Offer Space to others at such rental and upon such terms as Landlord in its sole discretion may desire.

        Section 12.03.    Fair Market Rent.    (a)  For the purposes of this Article, "Fair Market Rent" shall mean the rental rate then being charged by landlords (including Landlord) in Manhattan on new leases for a ten (10) year term of space of similar quality and size as the Premises, assuming that Landlord has had sufficient time to locate a suitable unaffiliated third-party tenant in the market place, and adjusting upward or downward for all relevant factors, including without limitation, age, extent and quality of tenant improvements, length of term, amenities, location and/or floor height, the time value of money, Tenant's credit rating, and allowances or concessions that have been granted such as leasehold improvements, moving allowances, rent abatements and lease assumptions. Landlord and Tenant shall meet and; shall cooperate in good faith to reach a mutually acceptable determination of Fair Market Rent. In the event that Landlord and Tenant shall be unable to agree on the determination of Fair Market Rent by the date that is four (4) months prior to the commencement date of the applicable First Offer Space, either party shall have the right at any time thereafter to submit the determination of Fair Market Rent to arbitration in accordance with the procedures set forth in Section 12.03(c) below.

        (b)  If the parties have submitted the determination of Fair Market Rent to arbitration in accordance with the provisions hereof and such arbitration shall not be concluded prior to the commencement date of the applicable First Offer Space, Tenant shall nevertheless pay all Fixed Rent and Additional Charges to Landlord with respect thereto from and after the commencement date of the applicable First Offer Space, which shall include Fixed-Rent as specified in Landlord's Determination (defined in Section 12.03(c)(ii)(3) below) or, if no such Determination has been rendered, the Fixed Rent and the Additional Charges then currently payable with respect to the original Premises (such payment amounts, as applicable, being referred to herein as the "Provisional Rent"). If the applicable Fair Market Rent as determined by arbitration is greater than the Provisional Rent, then such adjustment 35 shall be needed to correct the amount previously paid by Tenant on such underpaid amount computed from the date of such underpayment to the date of'payment shall be made in a payment by Tenant to Landlord within thirty (30) days after the arbitration determination. If the applicable Fair Market Rent is less than the Provisional Rent, then Tenant shall be entitled to a rent credit against the next installment of Fixed Rent sufficient to correct any amounts previously overpaid by Tenant, computed from the date of such overpayment to the date of the rent credit.

        (c)  (i) If either party hereto desires to invoke the arbitration procedure referenced above the-party invoking the arbitration procedure shall give: a notice (the "Arbitration Notice") to the other party stating that the party sending the Arbitration Notice desires to meet within 10 days to attempt to agree on a single arbitrator (the "Arbitrator") to determine the Fair Market Rent; The Arbitrator appointed shall be competent, qualified by training and experience in New York; disinterested and independent, shall hold an MAI designation and have a minimum of 10 years experience in appraising first class office buildings (and rentals thereof) located in Manhattan, If the parties hereto have not agreed on the Arbitrator within 10 days after the giving of the Arbitration Notice, then either party hereto, on behalf of both, may apply to the New York, City office of the American Arbitration Association or any organization which is the successor thereof (the "AAA") for appointment of-the Arbitrator, or, if the AAA shall not. Then exist or shall fail, refuse or be unable to act such that the Arbitrator is not appointed by the AAA within 30 days after application therefore, then either party may apply to the presiding Justice of the Appellate Division of the Supreme Court of the State of New York, First Department (the "Court") for the appointment of the Arbitrator and the other party shall not raise any question as to the Court's full power and jurisdiction to entertain the application and make the appointment The date on which the Arbitrator is appointed by the agreement of the parties, by appointment by the AAA or by appointment by such court, is referred to herein as the "Appointment Date". If any Arbitrator appointed hereunder shall be unwilling or unable, for any reason, to serve, or continue to serve, a replacement Arbitrator shall be appointed in the same manner as the original Arbitrator.

          (ii)  The arbitration shall be conducted in accordance with the then prevailing rules of the AAA, modified as follows:

            (1)  To "the extent that the New York State Civil Practice and Law Rules (the "CPLR"), or any successor statute, imposes requirements different from those of the AAA in order for the decision of the Arbitrator to be enforceable in the courts of the State of New York, such requirements shall be complied with in the arbitration.

            (2)  Before hearing any testimony or receiving any evidence, the Arbitrator shall be sworn by an officer authorized to administer an oath to hear and decide the controversy faithfully and fairly and a written copy thereof shall be delivered to Landlord and Tenant.

            (3)  Within 20 days after the Appointment Date, the parties hereto shall deliver to the Arbitrator two copies of their respective written determinations of the Fair Market Rent (each, a "Determination"), together with such affidavits, appraisals, reports and/other written evidence relating thereto as the submitting party deems appropriate. After the submission of any Determination, the submitting party may not make any additions to or deletions from, or otherwise change, such Determination or the affidavits, appraisals, reports and other written evidence delivered therewith. If either party fails to so deliver its Determination within such time period, such party shall be deemed to have irrevocably waived its right to deliver a Determination and the Arbitrator, without holding, a hearing, shall accept: the Determination of the submitting party as the Fair Market Rent. If each party submits a Determination with respect to the Fair Market Rent within the 20-day period described above, the Arbitrator shall, promptly after its receipt of the second Determination, deliver a copy of each party's Determination to the other party.

            (4)  Not less than 15 days nor more than 30 days after the earlier to occur of (A) the expiration of the 20-day period provided for in clause 3 of this subsection or (B) the Arbitrator's receipt of both of the Determinations from the parties (such earlier date is referred to herein as the "Submission Date"), and upon not less, than 10 days notice to the parties, the Arbitrator shall hold one or more hearings with respect to the determination of the Fair Market Rent. The hearings, shall be held in the Borough of Manhattan at such location and time as shall be specified by the Arbitrator. Each of the parties shall be entitled to present all-relevant evidence and to cross-examine witnesses, at the hearings. The Arbitrator shall have the authority to adjourn any hearing to such later date as the Arbitrator shall specify, provided that in all events all hearings with respect to the determination of the Fair Market Rent shall be concluded not later than 60 days after the Submission Date.

            (5)  The Arbitrator shall be instructed, and shall be empowered only, to select as the Fair Market Rent one of the Determinations which the Arbitrator believes is the more accurate determination of such Fair Market Rent, Without limiting the generality of the foregoing, in rendering his or her decision, the Arbitrator shall not add to subtract from or otherwise modify the provisions of this Lease or either of the Determinations.

            (6)  The Arbitrator shall render his or her determination as to the selection of a Determination in a signed and acknowledged written instrument, original counterparts of which shall be sent simultaneously to the parties hereto, within 10 days after the earlier to occur of (A) his or her determination of the Fair Market Rent pursuant to clause (3) of this subsection or (B) the conclusion of the hearing(s) required by clause (4) of this subsection.

          (iii)  This Section 12.03(d) shall constitute a written agreement to submit any dispute regarding the determination of the Fair Market Rent to arbitration.

          (iv)  The arbitration decision, determined as provided in this Section, shall be conclusive and binding on the parties, shall constitute an "award" by the Arbitrator within the meaning of the

  AAA rules and applicable law and judgment may be entered thereon in any court of competent jurisdiction.

          (v)  Each party shall pay its own fees and expenses relating to the arbitration (including, without limitation, the fees and expenses of its counsel and of experts and witnesses retained or called by it). Each party shall pay one-half of the fees and expenses, of the AAA and of the Arbitrator.

        Section 12.04.    Miscellaneous.    This Article 12 is subject and subordinate in all respects to the terms and conditions contained in the Overlease and Section 2.01 (b) of that certain Lease dated October 30, 2001 between Landlord and The Port Authority of New York and New Jersey, which provision Tenant acknowledges having reviewed. Notwithstanding anything to the contrary contained: in this Article 12, Landlord shall have no obligation to deliver a Landlord Offer Notice, and Tenant shall have no right to receive a Landlord Offer Notice or deliver a Tenant Acceptance on any date on which Tenant (a) is in default under this Lease beyond any applicable notice and cure period or (b) occupies less than sixty-five percent (65.0%) of the rentable area of the Premises (as set forth in Section 2.01 above). At any time when. Tenant (i) is so in default under this Lease or (ii) occupies less than sixty-five percent (65%) of the rentable area of the portion of the Premises located in the South Building, (x) Landlord may, by notice to Tenant, cease any negotiations with Tenant for the leasing of any First Offer Space and on and after the date of such notice. Tenant shall have no rights and Landlord shall have no obligations under this Article 12 with respect to such First Offer Space, and (y) Landlord may withdraw a Landlord Offer Notice by notice to Tenant, and from the date of such notice Tenant shall have no rights and Landlord shall have no obligations under this Article 12 with respect to such, withdrawn Landlord Offer Notice. Tenant's rights contained in this Article 12 shall be personal to and benefit Tenant (including any Affiliates of Tenant) only and shall not be transferable to any successor or assign of Tenant.

        Section 12.05.    Article 12 is Part of Lease.    The termination of this Lease shall also terminate and render void all rights of Tenant under this Article 12. Tenant's rights, under this Article 12 may not be severed from this Lease or separately sold, separately assigned or separately transferred.

[The remainder of this page has been left blank intentionally.]

        IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first written above:

Landlord:	CREDIT SUISSE FIRST BOSTON (USA), INC.
	By:	/s/ ANDREW B. FEDERBUSCH Name: ANDREW B. FEDERBUSCH Title: MANAGING DIRECTOR
Tenant:	MARSH INC.
	By:	/s/ PHILIP PETRONIS Name: PHILIP PETRONIS Title: MANAGING DIRECTOR
Tenant's Federal Tax L.D. No.:

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  Exhibit 10.16
Table of Contents
INDEX OF DEFINED TERMS
W I T N E S S E T H
ARTICLE 1 Definitions
ARTICLE 2 Premises; Term; Use
ARTICLE 3 Rent
ARTICLE 4 Landlord Services
ARTICLE 5 Leasehold Improvements; Tenant Covenants
ARTICLE 6 Assignment and Subletting
ARTICLE 7 Subordination; Default; Indemnity
ARTICLE 8 Insurance; Casualty; Condemnation
ARTICLE 9 Miscellaneous Provisions
ARTICLE 10 Sublease Provisions
ARTICLE 11 Representatives and Warranties
ARTICLE 12 FIRST OFFER SPACE